UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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MORGAN STANLEY
(Name of Registrant as Specified In Its Charter)

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Notice of 2025 Annual Meeting and Proxy Statement

April 4, 2025
Dear Fellow Shareholders,
I cordially invite you to attend Morgan Stanley’s 2025 annual meeting of shareholders on Thursday, May 15, 2025, which will be conducted virtually. I hope that you will be able to attend, and if not, I encourage you to vote by proxy. Your vote is very important.

2024 was one of the best years in Morgan Stanley’s history, with the Firm delivering growth across businesses and regions with consistent performance. Throughout the year, the Firm continued to execute on its strategy of helping clients raise, manage and allocate capital.

Morgan Stanley reported record annual net revenues of $61.8 billion and net income of $13.4 billion. The Firm delivered a return on tangible common equity of 18.8% and diluted earnings per share of $7.95. The year as a whole was characterized by consistent and durable earnings, strong capital accretion and improved momentum across all our businesses. These results mark significant progress toward our objectives.

The Wealth Management and Investment Management businesses together held $7.9 trillion in client assets at the end of 2024, on track to achieving our goal of $10 trillion. These businesses are diversified and scaled, positioning us well for long-term growth. Our Wealth Management business is an industry standard in gathering assets. Fee-based flows reached $123 billion in 2024, surpassing $100 billion for the fourth consecutive year. With united leadership across our Banking and Markets franchises, our Integrated Investment Bank capitalized on an improved capital markets backdrop to deliver strong results. Morgan Stanley possesses one of the premier institutional franchises, offering global market access, leading trading and risk management capabilities. With differentiated M&A and new issue strategic advice across the Integrated Investment Bank, we are well prepared for the cycle that lies ahead.

The Integrated Firm brings together our world-class Wealth Management and Investment Management franchises with our leading Institutional Securities franchise. Our ability to deliver the Integrated Firm to our clients is supported by four pillars: strategy, culture, financial strength and growth. Consistent execution across these pillars will lay the foundation for the Firm’s continued success. A key driver of success in delivering the Integrated Firm will be the breadth and depth of our talent, alongside a strong culture and a set of values that guide our employees. We will continue to invest in our talent and in our culture, as defined by the tenets of Rigor, Humility and Partnership, to drive durable and consistent long-term results.

Morgan Stanley is well-positioned to continue to capitalize on the growth opportunities in our core businesses. We are in the early innings of a classic corporate finance upcycle. This environment will provide increased opportunities to work with our clients – whether to provide exceptional advice, deliver access to global markets, risk manage their portfolios, or grow their wealth. The Integrated Firm will work with our clients to deliver their strategic and financial objectives. In short, we are much excited about the business opportunities which lie ahead.

I would like to thank the Board of Directors for their support and guidance and recognize our excellent Independent Lead Director Tom Glocer. The Board is actively engaged throughout the year, and the Operating Committee is grateful to all of our Directors for helping position Morgan Stanley for long-term success.

Steve Luzco stepped down from our Board at the end of last year after more than five years of service. I want to thank Steve for his dedicated service and many contributions to the Board. Standing for election at the Annual Meeting will be Douglas Peterson. Doug has 40 years of experience in the financial services industry and brings an international and financial markets perspective. As the former Chief Executive Officer of S&P Global, Doug has extensive leadership and strategy experience, a distinguished global reputation, and will be an excellent addition to our Board.

MORGAN STANLEY 2025 PROXY STATEMENT 1

At the end of last year, James Gorman officially stepped down from his role as Executive Chairman. His visionary leadership transformed Morgan Stanley into a leading diversified financial institution. On behalf of the Firm, I would like to thank James for his many contributions. We wish him great success in his next chapters.

Please also read my Letter to Shareholders where I discuss our achievements and opportunities for the future in greater detail. I look forward to hearing from you at the Annual Meeting next month.
Thank you for your continued support of Morgan Stanley.
Very truly yours, TED PICK Chairman of the Board and Chief Executive Officer

2 MORGAN STANLEY 2025 PROXY STATEMENT

MORGAN STANLEY 2025 PROXY STATEMENT 3

1585 Broadway
New York, NY 10036
Notice of 2025 Annual Meeting
of Shareholders

TIME AND DATE
8:00 a.m. (EDT) on May 15, 2025

LOCATION
In furtherance of Morgan Stanley’s commitment to reduce our carbon footprint and facilitate shareholder participation regardless of physical location, we will hold our annual meeting virtually this year at www.virtualshareholdermeeting.com/MS2025. As always, we encourage you to vote your shares prior to the annual meeting.

ITEMS OF BUSINESS
• Elect the Board of Directors for a one-year term
•
Ratify the appointment of Deloitte & Touche LLP as
independent auditor
•
Approve the compensation of executives as disclosed in the proxy statement (non-binding advisory vote)
•
Approve the Amended and Restated Equity Incentive Compensation Plan
•
Consider a shareholder proposal, if properly presented at the meeting
•
Transact such other business as may properly come before the meeting or any postponement or adjournment thereof

RECORD DATE
The close of business on March 17, 2025, is the date of determination of shareholders entitled to notice of, and to vote at, the annual meeting of shareholders.

ACCESS
Record or beneficial owners of Morgan Stanley’s common stock as of the record date, the close of business on March 17, 2025, may attend, vote, and submit questions at our annual meeting from any location via the Internet by logging in at www.virtualshareholdermeeting.com/MS2025 and entering the control number provided on your proxy card, voting instruction form or Notice. If you are not a shareholder or do not have a control number, you may still access the meeting as a guest, but you will not be able to participate. See “Information About the Annual Meeting.”

By Order of the Board of Directors,

MARTIN M. COHEN
Corporate Secretary
April 4, 2025

VOTING
It is important that all of your shares are voted. You may submit your proxy to have your shares voted over the Internet or by telephone or by returning your proxy card or voting instruction form, if you receive one in the mail.

BY MOBILE DEVICE
You can vote by scanning the QR Barcode on your proxy materials.
BY INTERNET
You can vote online at www.proxyvote.com.
BY TELEPHONE
You can vote by calling the number on your proxy materials.
BY MAIL
You can vote by mail by completing, dating, and signing your proxy card or voting instruction form and returning it in the postage-paid envelope.
WEBCAST
If you are unable to participate in the meeting, a replay of the meeting will be available at www.morganstanley.com/about-us-ir after the meeting. Please go to our website for details.
NOTICE
We are distributing to certain shareholders a Notice of Internet Availability of Proxy Materials (Notice) on or about April 4, 2025. The Notice informs those shareholders how to access this proxy statement and our Annual Report on Form 10-K for the year ended December 31, 2024 (2024 Form 10-K), through the Internet and how to submit a proxy online.
Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 15, 2025: Our Letter to Shareholders, Proxy Statement and 2024 Form 10-K, are available free of charge on our website at
www.morganstanley.com/2025ams.

4 MORGAN STANLEY 2025 PROXY STATEMENT

CAUTIONARY INFORMATION AND FORWARD-LOOKING STATEMENTS
This proxy statement includes statements that may constitute “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including the attainment of certain financial and other targets, objectives, and goals. These forward-looking statements are not historical facts and represent only our beliefs regarding future events, many of which, by their nature, are inherently uncertain and beyond our control. For a discussion of some of the risks and important factors that could affect our future results and financial condition, see “Risk Factors” in the 2024 Form 10-K. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made. We undertake no obligation to update publicly or revise any forward-looking statements to reflect the impact of circumstances or events that arise after the dates they are made, whether as a result of new information, future events or otherwise, except as required by applicable law.
In addition, references throughout this proxy statement to webpages, policies, or reports (including hyperlinks) are provided for our shareholders’ reference. None of the webpages, policies or reports referenced or discussed herein (including content accessible via hyperlinks) are deemed part of, or incorporated by reference in, this proxy statement or any other filing with the Securities and Exchange Commission (SEC).

MORGAN STANLEY 2025 PROXY STATEMENT 5

Overview of Voting Items
This overview of voting items presents certain information that you should consider before voting on the items presented at this year’s annual meeting; however, you should read the entire proxy statement carefully before voting. In this proxy statement, we refer to Morgan Stanley as the “Company,” the “Firm,” “we,” “our” or “us” and the Board of Directors as the “Board.”

Item 1
Election of Directors
Our Board unanimously recommends that you vote “FOR” the election of all director nominees.
See page 14 for Corporate Governance Matters and additional information, including qualifications of all director nominees.

DIRECTOR NOMINEES
Name, Age, Independence	Occupation highlights	Director since	Other current U.S.-listed public boards		Morgan Stanley Committees
					A	CMDS	G&S	O&T	R
Megan Butler, 60 Independent	Former Executive Director at the U.K. Prudential Regulation Authority (PRA) and the Financial Conduct Authority (FCA)	2024		None	M
Thomas H. Glocer, 65 Independent Lead Director	Former Chief Executive Officer (CEO) of Thomson Reuters Corporation (Thomson Reuters)	2013	-	Merck & Co., Inc.		M	M
Robert H. Herz, 71 Independent	Former Partner of PricewaterhouseCoopers LLP (PwC); Former Chair of Financial Accounting Standards Board	2012	-	Workiva Inc.	C		M
Erika H. James, 55 Independent	Dean of the Wharton School at the University of Pennsylvania	2022		None		M	M
Hironori Kamezawa, 63 Non-Management	President and Group CEO of Mitsubishi UFJ Financial Group, Inc. (MUFG)	2021	-	MUFG					M
Shelley B. Leibowitz, 64 Independent	Former Group Chief Information Officer (CIO) for the World Bank and CIO of several financial services firms	2020	-	Elastic NV (Elastic)	M			M
Jami Miscik, 66 Independent	CEO of Global Strategic Insights; Former CEO and Vice Chair of Kissinger; Former Deputy Director for Intelligence at the Central Intelligence Agency	2014	-	General Motors Company				C	M
			-	HP Inc.
Masato Miyachi, 64 Non-Management	Advisor of MUFG Bank, Ltd. (MUFG Bank) and Mitsubishi UFJ Securities Holdings Co., Ltd.	2022		None				M
Dennis M. Nally, 72 Independent	Former Chair of PricewaterhouseCoopers International Ltd.	2016	-	Cencora, Inc. f/k/a AmerisourceBergen Corporation (Cencora)	M	C
Douglas L. Peterson, 66 Independent	Senior Advisor of S&P Global Inc. (SPGI)	—		SPGI*					M*
Edward Pick, 56	Chairman of the Board (Chairman) and CEO of Morgan Stanley	2024		None
Mary L. Schapiro, 69 Independent	Vice Chair for Global Public Policy and Special Advisor to Founder and Chair of Bloomberg, L.P.; Former Chair of the SEC	2018	-	CVS Health Corporation			M		M
Perry M. Traquina, 69 Independent	Former CEO and Managing Partner of Wellington Management Company LLP	2015	-	eBay Inc.				M	C
			-	The Allstate Corporation
Rayford Wilkins, Jr., 73 Independent	Former CEO of Diversified Businesses of AT&T	2013	-	Caterpillar Inc.		M	C
			-	Valero Energy Corporation
Note: Director ages are as of the date of the annual meeting.

*
Mr. Peterson will not stand for re-election for the board of SPGI at their 2025 annual meeting of shareholders. Effective upon his election by shareholders, Mr. Peterson will join the Risk Committee.

A: Audit Committee	G&S: Governance and Sustainability Committee	C: Chair
CMDS: Compensation, Management Development and Succession Committee	O&T: Operations and Technology Committee R: Risk Committee	M: Member

6 MORGAN STANLEY 2025 PROXY STATEMENT

Overview of Voting Items

THE MORGAN STANLEY BOARD OF DIRECTORS

BOARD TENURE BALANCE

Average Tenure: 6 years

10 years +
4
5–10 years
3
Less than 5 years
7

BOARD INDEPENDENCE

All members of all committees are non-management, and the Board benefits from an **engaged Independent Lead Director** with expansive responsibilities

Management
1
Non-Management
13

BOARD COMPOSITION*

4 DIRECTORS
born outside of the U.S.

65 YEARS
average age of Board upon election at annual meeting

5 NEW DIRECTORS
in the last three years (since beginning of 2022)

NOMINEES' SKILLS ALIGN WITH FIRM BUSINESS MODEL AND STRATEGY*

* Data and metrics are as of the annual meeting and are based on information self-identified by each director nominee.

KEY CORPORATE GOVERNANCE PRACTICES
ROBUST BOARD OVERSIGHT	ANNUAL BOARD EVALUATION	SHAREHOLDER RIGHTS AND ACCOUNTABILITY	LONGSTANDING SUSTAINABILITY STRATEGY	VALUE AND RESPOND TO SHAREHOLDER FEEDBACK

•
The Firm’s strategy, including an annual offsite with management

•
Annual business plans

•
Enterprise Risk
Management (ERM) framework

•
Environmental, social and governance (ESG) matters

•
Culture, values and conduct

•
Succession plans for CEO and senior executives

•
One-on-one interviews for Board, Independent Lead Director and committee evaluations include:

 –
Duties and responsibilities, including individual director performance
 –
Board and committee structure
 –
Culture, process and execution

•
Policies and practices are revised as appropriate
• Adopted proxy access • Shareholders who own at least 25% of common stock may call special meeting of shareholders • All directors elected annually by majority vote • No “poison pill” in effect
•
Set a goal to mobilize $1 trillion to support sustainable solutions by 2030

•
Goal to reach net-zero financed emissions by 2050 with interim 2030 financed emissions targets

•
Achieved carbon neutrality across our global operations in 2022 and maintained it in 2023

•
Environmental and Social Policy Statement helps to safeguard shareholder value

•
Investor input in recent years has led to:

 –
Enhanced proxy disclosure of pay for performance
 –
Inclusion of Board skills matrix
 –
Reporting on talent and culture
 –
Amendments to the Board’s “overboarding” policy
 –
Enhanced the Firm’s disclosures on its political activities

MORGAN STANLEY 2025 PROXY STATEMENT 7

Overview of Voting Items

Item 2
Ratification of Appointment of Morgan Stanley’s Independent Auditor
Our Board unanimously recommends that you vote “FOR” the ratification of Deloitte & Touche’s appointment as our independent auditor.
See page 52 for Audit Matters and additional information, including the Audit Committee Report and fees paid to Deloitte & Touche.

Item 3
Company Proposal to Approve the Compensation of Executives as Disclosed in the Proxy Statement (Non-Binding Advisory Vote)
Our Board unanimously recommends that you vote “FOR” this proposal.

See page 59 for the “Compensation Discussion and Analysis” (CD&A) and additional information relating to the metrics and certain non-GAAP measures referenced below in Section 5 “Explanatory Notes” of the CD&A.

PERFORMANCE-BASED APPROACH TO COMPENSATION

The CMDS Committee uses a well-defined framework for determining executive compensation to ensure that Morgan Stanley’s compensation program delivers pay for sustainable performance, aligns compensation with shareholders’ interests, is motivating and competitive, and reflects shareholder input and best practices. As in prior years, the CMDS Committee established financial and non-financial performance priorities based on the Firm’s strategic objectives and a target compensation range for the CEO at the beginning of the year, assessed Firm and CEO performance after the end of the year against the pre-determined performance priorities and strategic objectives, and determined compensation with shareholder-aligned features based on that performance assessment.

The CMDS Committee assessed Mr. Pick’s and the Firm’s 2024 performance against predetermined performance priorities and strategic objectives as exceptional, including Mr. Pick’s successful completion of the leadership transition and reporting strong financial results that reflect execution of a clear and consistent long-term strategy focused on driving revenue, strong capital, liquidity and earnings, maintaining expense discipline, investing in risk and controls across the Firm, and delivering the full, integrated Firm to clients.

Under Mr. Pick’s leadership, for 2024:

•
The Firm achieved strong financial performance across revenues, net income and EPS.

•
Firm net revenues were a record at $61.8 billion (up approximately 14% year-over-year) with net income applicable to Morgan Stanley of approximately $13.4 billion, and EPS of $7.95.

•
The Firm delivered pre-tax profit of $17.6 billion (up approximately 49% year-over-year).

•
The Firm reported full-year ROTCE of 18.8% and an efficiency ratio of 71%, making progress toward our Firmwide goals.

•
The CET1 Ratio at December 31, 2024 was 15.9% and the Firm accreted $5.6 billion of CET1 capital while supporting our clients, continuing to grow our dividend, and returning capital to shareholders.

•
The quarterly dividend was increased $0.075 to $0.925 in the third quarter, with total dividends of $5.7 billion paid in 2024.

•
The Firm retained its premium valuation and continued to increase returns to shareholders, delivering total shareholder returns of 40% over the one-year period. Market cap surpassed $200 billion.

Mr. Pick led the Firm’s successes while staying committed to the Firm’s values, and along with the leadership team, upheld a culture of partnership, rigor and humility.
Consistent with our pay-for-performance compensation framework and based on this performance assessment, Mr. Pick’s total pay for 2024 was set at $34 million with shareholder-aligned features.

8 MORGAN STANLEY 2025 PROXY STATEMENT

Overview of Voting Items

2024 PERFORMANCE HIGHLIGHTS

In its assessment of 2024 performance, the CMDS Committee considered Morgan Stanley’s execution against the four pillars – strategy, culture, financial strength, and growth – that support our Integrated Firm, creating long-term value for our shareholders.

In 2024, Messrs. Pick and Gorman seamlessly transitioned to their new roles as CEO and Executive Chairman. The Firm continued to execute on its consistent strategy and achieve best-in-class performance, while also upholding a strong culture and retaining a leadership team with a long tenure at the Firm following an internal CEO transition, an atypical outcome in the financial industry, and maintaining the positive momentum achieved over the years in evolving the Firm’s strategy and creating long-term shareholder value.

The Firm delivered a strong ROTCE of 18.8%, approaching our 20% ROTCE goal. The Firm accreted $5.6 billion of CET1 capital while supporting our clients and returning capital to shareholders. The CET1 Ratio was 15.9% at year end. The Firm continued to prudently grow the dividend, invest in the three businesses and across our infrastructure, and repurchase stock. In 2024, the Firm effectively deployed capital to support clients and translated that into earnings growth.

MORGAN STANLEY 2025 PROXY STATEMENT 9

Overview of Voting Items

EXPANDING RETURNS ON AVERAGE TANGIBLE COMMON EQUITY

(%)
12.8%
18.8%
2023
2024

STEP-CHANGE IN EARNINGS GROWTH

EPS ($)
$5.76
$5.18
$7.95
2023
2024
2023 Adjusted EPS

CONSISTENTLY STRONG CAPITAL POSITION

Common Equity Tier 1 Ratio (%)
15.2%
12.9%
15.9%
13.5%
2023
2024
Regulatory Requirement Including Buffers

STRONG AND CONSISTENT DIVIDEND GROWTH

4Q Dividend Per Share ($)
$0.850
$0.925
2023
2024

Under Mr. Pick’s leadership, for 2024, the Firm achieved strong financial performance across revenues, net income and EPS, and delivered one of Morgan Stanley’s best years, reflecting prudent investments for growth and operating leverage. Investments for growth in talent, clients, resiliency in technology and infrastructure, and the development of the Integrated Firm were supported by ongoing disciplined prioritization of our expense base.

10 MORGAN STANLEY 2025 PROXY STATEMENT

Overview of Voting Items

The Firm also continued to generate strong shareholder returns reflecting consistent excellent performance and durable growth. Five-year shareholder returns continue to outpace peers and benefit shareholders, and one-, three- and five-year shareholder returns outperform the S&P 500 Financials Index.

For more detail regarding the CMDS Committee’s assessment of 2024 Firm and CEO performance, see the CD&A Section 1.3 “Performance Highlights” and Section 3.2 “Evaluating Firm and Individual Performance for Alignment with Executive Compensation.”

CEO COMPENSATION DETERMINATION

The 2024 pay decision for the CEO was made by the CMDS Committee, in consultation with the Board, following its assessment of the Firm’s exceptional financial performance for 2024. The CMDS Committee also based its 2024 CEO pay decision on its assessment of Mr. Pick’s outstanding performance in successful completion of the leadership transition and execution of a clear and consistent long-term strategy focused on driving revenue, strong capital, liquidity and earnings, maintaining expense discipline, investing in risk and controls across the Firm, and delivering the full, integrated Firm to clients. The CMDS Committee determined that a 2024 pay decision for Mr. Pick of $34 million, with shareholder-aligned features, was appropriate.

MORGAN STANLEY 2025 PROXY STATEMENT 11

Overview of Voting Items

** This is the amount the CMDS Committee awarded to the CEO in early 2025 for 2024 performance. This amount differs from the SEC required disclosure in the “2024 Summary Compensation Table.”
SHAREHOLDER ENGAGEMENT

Morgan Stanley is committed to open and ongoing communication with our shareholders and takes the opportunity to engage with shareholders directly on compensation and other matters. We highly value engaging with our shareholders and have a demonstrable history of being responsive to their feedback.

We have a long history of strong shareholder support for our Board’s compensation philosophy, as evidenced by average support for our “Say on Pay” proposals of 93% from 2014 to 2023. At the 2024 annual meeting, 75% of the approximately 1.3 billion votes cast favored our “Say on Pay” proposal.

The key change in our compensation program between 2023 and 2024 was the grant of a one-time equity Staking Award to each of the incoming CEO and Co-Presidents in the Fall of 2023 in connection with the CEO succession and leadership transition process. The Staking Awards allowed the Firm to address shareholders’ concerns, make senior management transitions without disrupting the positive momentum achieved over the years in evolving the Firm’s strategy and creating long-term shareholder value, and achieve full leadership continuity following an internal CEO transition, an atypical outcome in the financial industry.

In anticipation of shareholder questions regarding our approach to the CEO succession and leadership transition process in 2023, and in light of our 2024 “Say on Pay” vote falling below our historic average and to ascertain the reasons for the decline, we deliberately increased shareholder engagement efforts. Shareholders who provided feedback during our engagement program generally emphasized their support for the Firm’s leadership team, the Firm’s strategy and long-term performance, and the Firm’s annual compensation program for executives. Many shareholders also praised the quality of the Firm’s disclosure and reported that the CMDS Committee’s use of discretion in the administration of the executive compensation program is reasonable and that the general structure of our compensation program is viewed as well-aligned with performance. Some shareholders, however, raised concerns regarding the one-time equity awards granted during 2023. The CMDS Committee factored this shareholder feedback, including the “Say on Pay” vote results with respect to 2023 compensation, into its consideration of the executive compensation structure and determination of 2024 NEO pay levels and future grant practices, and we note that no one-time awards were granted to our NEOs for 2024.

For a discussion of our shareholder engagement efforts, see the CD&A Section 1.5 “Ongoing Shareholder Engagement and ‘Say on Pay’ Vote.”

12 MORGAN STANLEY 2025 PROXY STATEMENT

Overview of Voting Items

Item 4
Company Proposal to Approve the Amended and Restated Equity Incentive Compensation Plan (EICP)
Our Board unanimously recommends that you vote “FOR” this proposal.
See page 110 for the proposal to approve the Amended and Restated Equity Incentive Compensation Plan.
PROPOSAL
• The Board of Directors recommends: - Adding 50 million shares to the EICP - Extending the term of the EICP for an additional three years
RATIONALE

•
The proposed 50 million additional shares is expected to allow us to make grants under the EICP for approximately three years.
•
The Firm last amended the EICP in 2021 and requested 60 million shares, which was approved by 95.6% of votes cast.
•
Broad use of equity-based awards is a fundamental part of how we align compensation with our shareholders' interests.
•
The Firm strives to maximize employee and shareholder alignment, while minimizing dilution, including through share repurchase programs.
•
Equity awards play a critical role in our pay-for-performance compensation program, in discouraging imprudent risk-taking, and in our compliance with regulatory requirements.
•
Our award features are generally viewed as best practice from a governance and shareholder perspective.

HISTORICAL IMPACT

(1)
Overhang represents the number of shares underlying outstanding employee equity awards and available for future employee equity awards as a percentage of weighted average common shares outstanding for the period.
(2)
Burn rate represents the number of employee shares granted per year pursuant to equity awards as a percent of weighted average common shares outstanding for the period.

Item 5
Shareholder Proposal
Our Board unanimously recommends that you vote “AGAINST” the shareholder proposal requesting an energy supply ratio.
See pages 118-122 for the shareholder proposal and our Board’s opposition statement.

MORGAN STANLEY 2025 PROXY STATEMENT 13

Corporate Governance Matters

Item 1
Election of Directors
Our Board unanimously recommends that you vote “FOR” the election of all director nominees.
Director Succession and Nomination Process
KEY STATISTICS ON BOARD SUCCESSION

6 years	65 years	5
Average tenure of Board upon election at annual meeting	Average age of Board upon election at annual meeting	New directors in the last three years (since the beginning of 2022)

The Governance and Sustainability (G&S) Committee’s charter provides that the committee will actively seek and identify nominees for recommendation to the Board consistent with the criteria in the Morgan Stanley Board of Directors Corporate Governance Policies (Corporate Governance Policies), which provide that the Board values members who:
•	Combine a broad spectrum of experience and expertise with a reputation for integrity.
•	Have experience in positions with a high degree of responsibility.
•	Are leaders in the companies or institutions with which they are affiliated.
•	Can make contributions to the Board and management.
•	Represent the interests of shareholders.
•	Possess a willingness to appropriately challenge management in a constructive manner.
The Board has not adopted a formal written policy regarding director diversity. The Corporate Governance Policies provide that the Board will take into account the diversity of a director candidate’s perspectives, background, work experience and other demographics. The G&S Committee and the Board may also determine specific experience, qualifications, attributes and skills they are seeking in director candidates based on the needs of the Firm in light of the Firm’s long-term strategy. In considering candidates for the Board, the G&S Committee considers the entirety of each candidate’s credentials in the context of these criteria.
The Board is committed to the ongoing review of Board composition and director succession planning. The G&S Committee continuously reviews, among other things, the experience, qualifications, attributes, skills, and tenure of the members of the Board and maintains a list of potential director candidates that is reviewed and refreshed regularly throughout the course of the year.
The G&S Committee may retain and terminate, in its sole discretion, a third party to assist in identifying director candidates or gathering information regarding a director candidate’s background and experience. The G&S Committee may also consider director candidates proposed by shareholders, as provided for in the Corporate Governance Policies. Members of the G&S Committee, the Independent Lead Director and other members of the Board interview potential director candidates as part of the selection process when evaluating new director candidates.
The Corporate Governance Policies provide that Board members may serve on three other public company boards (in addition to the Board), unless they are a CEO of another public company, in which case they may

14 MORGAN STANLEY 2025 PROXY STATEMENT

Corporate Governance Matters

serve on one other public company board (in addition to the Board). In accordance with the Corporate Governance Policies, the Board expects a director to advise the Chairman and Corporate Secretary if he or she plans to join the board of directors or similar governing body of another public or private company or advisory board, or experiences other changed circumstances that could diminish his or her effectiveness as a director or otherwise be detrimental to the Firm. In addition, the Corporate Governance Policies provide that the Board expects a director to advise and to offer to tender his or her resignation for consideration by the Board if his or her principal occupation or employer changes.
The G&S Committee reviews a director’s change in circumstances and time commitment to the Board throughout the year, including as part of the annual evaluation process, and considers a director’s other time commitments, including service on other public company boards, when recommending the director nominees for election by shareholders at an annual meeting. The Corporate Governance Policies also provide that a director candidate should not be nominated for election if the candidate would be 75 years old or older at the time of election.
Our Board currently includes two directors (Messrs. Kamezawa and Miyachi) who are designated in accordance with the terms of the Investor Agreement between Morgan Stanley and MUFG, dated October 13, 2008, as amended and restated (Investor Agreement), pursuant to which Morgan Stanley agreed to take all lawful action to cause two of MUFG’s senior officers or directors to become members of Morgan Stanley’s Board.
As previously disclosed, James P. Gorman and Stephen J. Luczo retired from the Board, effective December 31, 2024. The Board acknowledges Mr. Gorman’s leadership as CEO of the Firm from 2011 through 2023 and Chairman of the Board from 2012 through 2024 and Mr. Luczo’s service as an independent director from 2019 through 2024, including his contributions as a member of the CMDS Committee and Operations and Technology Committee.
As part of the Board’s ongoing review of Board composition and succession planning, an independent director recommended Douglas L. Peterson as a potential director candidate to the G&S Committee in light of his extensive senior executive, strategic, technology and risk management experience and global market knowledge. Based on the recommendation of the G&S Committee, the Board unanimously recommends that Mr. Peterson be elected as a director at the 2025 annual meeting of shareholders.

MORGAN STANLEY 2025 PROXY STATEMENT 15

Corporate Governance Matters

Director Experience, Qualifications, Attributes and Skills
When the Board nominates directors for election at an annual meeting, it evaluates the experience, qualifications, attributes and skills that an individual director candidate contributes to the tapestry of the Board as a whole to assist the Board in discharging its duties and overseeing the Firm’s strategy. This evaluation is part of the G&S Committee’s ongoing Board succession planning processes as well as the Board’s annual self-evaluation.
OUR DIRECTORS’ EXPERIENCE, QUALIFICATIONS, ATTRIBUTES AND SKILLS ARE ALIGNED WITH FIRM STRATEGY
The Firm believes that an effective board consists of a diverse group of individuals who possess a variety of complementary skills and a range of tenures. The G&S Committee and the Board regularly consider these skills in the broader context of the Board’s overall composition, with a view toward constituting a board that has the best skill set and experience to oversee the Firm’s business and the broad set of challenges that it faces and reflects the diversity of the Firm’s workforce, its clients, the communities it serves, and other key stakeholders.
Director Nominees
The Board has nominated the following 14 director nominees for election at the 2025 annual meeting of shareholders. The Board believes that, in totality, the mix of experience and qualifications and the diversity of attributes and skills among the nominees enhances our Board’s effectiveness and is aligned with the Firm’s long-term strategy. Our directors have a combined wealth of leadership experience derived from extensive service guiding large, complex organizations as executive leaders or board members and in government, academia and public policy, and possess a diversity of qualifications, attributes and skills applicable to our business and long-term strategy. The Board stands for election at each annual meeting of shareholders. Each director holds office until his or her successor has been duly elected and qualified or the director’s earlier resignation, death or removal.

16 MORGAN STANLEY 2025 PROXY STATEMENT

Corporate Governance Matters

Each nominee has indicated that he or she will serve if elected. We do not anticipate that any nominee will be unable or unwilling to stand for election, but if that happens, your proxy may be voted for another person nominated by the Board, or the Board may reduce the number of directors to be elected. In the biographical information for each director nominee that follows, the ages indicated are as of the date of the annual meeting and all other information is current as of the date of the filing of this proxy statement.

Experience, Qualifications and Skills
Leadership	•	•	•	•	•	•	•	•	•	•	•	•	•	•	14
Public Company Governance		•	•	•	•	•	•	•	•	•	•	•	•	•	13
Global / International Perspective	•	•	•		•	•	•	•	•	•	•		•	•	12
Human Capital Management		•		•	•	•	•	•	•	•	•	•	•	•	12
Risk Management	•		•		•	•	•	•	•	•	•	•	•	•	12
Accounting / Financial Reporting	•	•	•		•			•	•	•	•	•	•	•	11
Financial Services	•		•		•	•	•	•	•	•	•	•	•		11
Academia/ Government / Public Policy / Regulatory Affairs	•			•	•		•	•	•	•		•	•	•	10
Current or Former CEO		•			•		•		•	•	•	•	•	•	9
Sustainability			•	•	•			•		•		•	•	•	8
Strategic Planning		•			•		•	•		•	•		•	•	8
Cybersecurity / Technology / Information Security		•			•	•	•		•					•	6

Board Tenure and Representation
Years on the Board (from date first elected)	1	12	13	3	4	5	11	3	9	0	1	7	10	12
Age at 2025 Annual Meeting	60	65	71	55	63	64	66	64	72	66	56	69	69	73
Number of Other Public Company Boards	0	1	1	0	1	1	2	0	1	1	0	1	2	2
Born Outside of the U.S.	•			•	•			•							4

Notes:
•  Data and metrics are as of the annual meeting and are based on information self-identified by each director nominee.
•  Effective upon his election by shareholders, Mr. Peterson will join the Board.

MORGAN STANLEY 2025 PROXY STATEMENT 17

Corporate Governance Matters

Megan Butler, 60 Independent Director Director Since: 2024 Morgan Stanley Committees: • Audit

Thomas H. Glocer, 65 Independent Lead Director Director Since: 2013 Morgan Stanley Committees: • CMDS • G&S

Qualifications, Attributes and Skills:
Ms. Butler’s extensive background in legal and regulatory matters, including her leadership roles at the PRA and FCA, brings to the Board a global perspective on the financial services industry and global regulatory framework as well as legal and risk management experience.

Professional Experience:
•	Former Executive Director of the FCA from 2020 to 2022. Previously the Executive Director of Supervision, Investment Wholesale and Specialists Division of the FCA from 2015 to 2020.
•	Former Executive Director of International Banks Directorate of the PRA from 2013 to 2015.
•	Former Head of Investment Banks Supervision from 2012 to 2013, and Director in the International Banks Division from 2008 to 2012 of the Financial Services Authority.
•	Member of the Jersey Financial Services Board of Commissioners since June 2023.
•
Member of the Board of Directors of Morgan Stanley & Co. International plc (MSIP), Morgan Stanley Bank International Limited (MSBIL) and Morgan Stanley International Limited (MSIL), each since October 2022.

•	Qualified lawyer admitted to the Bar of England and Wales.
Educational Experience:
•	University of Sheffield, Bachelor of Laws

Qualifications, Attributes and Skills:
Mr. Glocer’s leadership positions, including in his capacity as Independent Lead Director appointed by our independent directors and as CEO of Thomson Reuters, bring to the Board extensive management experience as well as finance, operational and technology experience and an international perspective.

Professional Experience:
•	Founder of Angelic Ventures, LP (Angelic), a family office focusing on early-stage investments in financial technology, cyber defense and media, and Managing Partner of Angelic since 2012.
•
Served as CEO of Thomson Reuters, a news and information provider for businesses and professionals, from April 2008 through December 2011 and as CEO of Reuters Group PLC from July 2001 to April 2008. Joined Reuters Group PLC in 1993 and served in a variety of executive roles before being named CEO.

•	Mergers and acquisitions lawyer at the law firm of Davis Polk & Wardwell LLP from 1984 to 1993.
Educational Experience:
•	Columbia University, Bachelor’s Degree
•	Yale Law School, Juris Doctor
Other U.S. Listed Public Company Boards:
•	Merck & Co., Inc.

18 MORGAN STANLEY 2025 PROXY STATEMENT

Corporate Governance Matters

Robert H. Herz, 71 Independent Director Director Since: 2012 Morgan Stanley Committees: • Audit (Chair) • G&S

Erika H. James, 55 Independent Director Director Since: 2022 Morgan Stanley Committees: • CMDS • G&S

Qualifications, Attributes and Skills:
Mr. Herz brings to the Board extensive and global regulatory, public accounting, financial reporting, risk management, sustainability and financial services experience through his private and public roles, including as Chair of the Financial Accounting Standards Board.

Professional Experience:
•	President of Robert H. Herz LLC, providing consulting services on financial reporting and other matters since September 2010.
•	Director of the International Foundation for Valuing Impacts since June 2022.
•	Member of the Integrated Reporting and Connectivity Council, advising the International Sustainability Standards Board (ISSB) and International Accounting Standards Board, each since August 2022.
•	Member of the Transition Advisory Group, advising the International Financial Reporting Standards Foundation Trustees and the ISSB from August 2022 to October 2024.
•	Director of the Value Reporting Foundation Board from June 2021 to August 2022, and the Sustainability Accounting Standards Foundation Board from October 2014 to June 2021.
•	Chair of the Financial Accounting Standards Board from July 2002 to September 2010, and a part-time member of the International Accounting Standards Board from January 2001 to June 2002.
•	Member of the Standing Advisory Group of the Public Company Accounting Oversight Board from 2012 to 2020, and served on the Accounting Standards Oversight Council of Canada from 2011 to March 2017.
•	Partner of PwC, an accounting firm, from 1985 to 2002.
Educational Experience:
•	The University of Manchester, Bachelor’s Degree
Other U.S. Listed Public Company Boards:
•	Workiva Inc.
Other U.S. Listed Public Company Boards in the Past Five Years:
•	Federal National Mortgage Association

Qualifications, Attributes and Skills:
As the Dean of the Wharton School at the University of Pennsylvania, Ms. James brings to the Board strong management and strategy experience as a leading expert in crisis leadership and human capital management.

Professional Experience:
•	Dean of the Wharton School at the University of Pennsylvania since July 2020.
•	Dean of Emory University’s Goizueta Business School from July 2014 to May 2020.
•	Senior Associate Dean for Executive Education at Darden School of Business, University of Virginia from January 2012 to July 2014.
•	President of the Institute for Crisis Management, a consulting and research organization for crisis preparedness and response, from November 2012 to June 2014.
Educational Experience:
•	Pomona College of the Claremont Colleges, Bachelor’s Degree
•	University of Michigan, Master’s Degree and Doctor of Philosophy
Other U.S. Listed Public Company Boards in the Past Five Years:
•	Momentive Global Inc.

MORGAN STANLEY 2025 PROXY STATEMENT 19

Corporate Governance Matters

Hironori Kamezawa, 63 Non-Management Director Director Since: 2021 Morgan Stanley Committees: • Risk

Shelley B. Leibowitz, 64 Independent Director Director Since: 2020 Morgan Stanley Committees: • Audit • Operations and Technology

Qualifications, Attributes and Skills:

Mr. Kamezawa brings to the Board global leadership as well as over 35 years of international banking experience and financial services, risk management, digital transformation and information technology expertise, including as President and Group CEO at MUFG and its associated companies.

Professional Experience:
•	President and Group CEO of MUFG since April 2020, and Director of MUFG since June 2019. Director of MUFG Bank since June 2017.
•	Deputy President of MUFG from April 2019 to March 2020, and Deputy President of MUFG Bank from April 2019 to March 2020.
•
Chief Digital Transformation Officer from May 2017 to March 2020, Chief Operating Officer from April 2019 to March 2020, Chief Information Officer from May 2017 to March 2019, and Chief Data Officer of MUFG from May 2016 to May 2017.

•	Deputy CEO of MUFG Americas and Chief Risk Officer for the Americas, based in New York, from May 2014 to May 2016.
•
Numerous senior-level positions in Japan since joining The Mitsubishi Bank, Limited (now MUFG Bank) in April 1986, including the Global Markets Planning Division and Credit Policy and Planning Division.

Educational Experience:
•	University of Tokyo, Bachelor’s Degree
•	University of Tokyo Graduate School of Mathematical Sciences, Master’s Degree
Other U.S. Listed Public Company Boards:
• MUFG

Qualifications, Attributes and Skills:

Ms. Leibowitz brings to the Board extensive leadership in technology and financial services, with expertise in digital transformation, innovation programs, technology oversight and risk management, and information security.

Professional Experience:
•
President of SL Advisory since 2016, which provides advice and insights in innovation and digital transformation, information technology portfolio and risk management, digital trust, performance metrics, and effective governance.

•	Served as director of E*TRADE Financial Corporation (E*TRADE) from December 2014 until its acquisition by Morgan Stanley in October 2020.
•	Served as Group Chief Information Officer for the World Bank from 2009 to 2012.
•	Previously held Chief Information Officer positions at Morgan Stanley, Greenwich Capital Markets, Barclays Capital, and Investment Risk Management.
•	Member of the Council on Foreign Relations and the New York Board of the National Association of Corporate Directors.
Educational Experience:
•	Williams College, Bachelor’s Degree
Other U.S. Listed Public Company Boards:
•	Elastic
Other U.S. Listed Public Company Boards in the Past Five Years:
•	E*TRADE (prior to its acquisition by Morgan Stanley)

20 MORGAN STANLEY 2025 PROXY STATEMENT

Corporate Governance Matters

Jami Miscik, 66 Independent Director Director Since: 2014 Morgan Stanley Committees: • Operations and Technology (Chair) • Risk

Masato Miyachi, 64 Non-Management Director Director Since: 2022 Morgan Stanley Committees: • Operations and Technology

Qualifications, Attributes and Skills:

Ms. Miscik brings to the Board extensive leadership in navigating geopolitical, macroeconomic and technology risks through her private and public roles, including her experience as CEO and Vice Chair of Kissinger and her service with the Central Intelligence Agency, as well as financial services experience.

Professional Experience:
•	CEO of Global Strategic Insights, a private consulting firm focused on advising on geopolitical issues, since July 2022.
•
CEO and Vice Chair of Kissinger, a New York-based strategic international consulting firm that assesses and navigates emerging market geopolitical and macroeconomic risks for its clients, from March 2017 to June 2022.

•	Co-CEO and Vice Chair of Kissinger from 2015 to 2017 and President and Vice Chair of Kissinger from 2009 to 2015.
•	Global Head of Sovereign Risk at Lehman Brothers from 2005 to 2008.
•	Served at the Central Intelligence Agency from 1983 to 2005, including as Deputy Director for Intelligence from 2002 to 2005.
•	Co-Chair of the President’s Intelligence Advisory Board from 2014 to 2017 and served as Senior Advisor for Geopolitical Risk at Barclays Capital.
Educational Experience:
•	Pepperdine University, Bachelor’s Degree
•	University of Denver’s Josef Korbel School of International Studies, Master’s Degree
Other U.S. Listed Public Company Boards:
•	General Motors Company
•	HP Inc.

Qualifications, Attributes and Skills:

Mr. Miyachi brings to the Board over 35 years of international banking experience and financial services, risk management and sustainability expertise, including in his various senior roles across MUFG Bank and its associated companies.

Professional Experience:
•	Advisor of MUFG Bank and Mitsubishi UFJ Securities Holdings since June 2022.
•
Deputy President of MUFG Bank from April 2019 to June 2022. Director of MUFG Bank from June 2018 to June 2022. Chief Executive of Global Corporate and Investment Banking Group from April 2018 to March 2022.

•	Chairman of MUFG Americas Holdings Corporation from May 2017 to April 2020.
•	Co-Chief Executive of the Global Business Unit for MUFG Bank Americas and Europe, the Middle East and Africa (EMEA) from May 2017 to April 2018.
•	Deputy Regional Executive for the MUFG Bank Americas from May 2016 to May 2017 and Regional Executive for MUFG Bank EMEA from May 2014 to May 2016.
•
Numerous senior-level positions since joining The Bank of Tokyo, Ltd. (now MUFG Bank) in April 1984, including in Mergers and Acquisitions Advisory, Structured Finance, Corporate Strategy and Investment Banking.

Educational Experience:
•	University of Tokyo, Bachelor’s Degree
•	Stanford University School of Business, Master’s Degree
•	Waseda University School of Asia-Pacific Studies, Doctor of Philosophy

MORGAN STANLEY 2025 PROXY STATEMENT 21

Corporate Governance Matters

Dennis M. Nally, 72 Independent Director Director Since: 2016 Morgan Stanley Committees: • Audit • CMDS (Chair)

Douglas L. Peterson, 66 Independent Director Director Nominee Morgan Stanley Committees: • Risk*

Qualifications, Attributes and Skills:

Mr. Nally brings to the Board over 40 years of global regulatory, public accounting and financial reporting experience, including through his role as Chair of PricewaterhouseCoopers International Ltd., as well as extensive technology, and risk management experience.

Professional Experience:
•	Chair of PricewaterhouseCoopers International Ltd., the coordinating and governance entity of the PwC network, from 2009 to July 2016.
•	Chair and Senior Partner of the U.S. firm of PwC from May 2002 to June 2009.
•
Joined PwC in 1974 and became a partner in 1985, serving in numerous leadership positions within PwC, including National Director of Strategic Planning, Audit and Business Advisory Services Leader and Managing Partner.

Educational Experience:
•	Western Michigan University, Bachelor’s Degree
Other U.S. Listed Public Company Boards:
•	Cencora

Qualifications, Attributes and Skills:

Mr. Peterson has 40 years of experience in the financial services industry and brings to the Board an international and financial markets perspective. As a former President and CEO of S&P, he has extensive leadership experience, an established record as a strategic thinker, and risk management, human capital management, sustainability and technology experience.

Professional Experience:
•	Senior Advisor of SPGI since November 2024.
•	Former President and CEO of SPGI from 2013 to November 2024 and Director of SPGI since 2013.
•
Joined Citigroup Inc. (Citigroup) in 1985 and during his tenure served in senior leadership positions including Chief Operating Officer of Citibank, N.A. from 2010 to 2011, Chairman and CEO of Citigroup Japan from 2004 to 2010, Chief Auditor of Citigroup from 2000 to 2004, and positions of increasing responsibility in Latin America.

•	Member of the Boards of Directors of the UN Global Impact, Japan Society and National Bureau of Economic Research.
•	Member of the Advisory Board of the Federal Deposit Insurance Corporation’s Systemic Resolution Advisory Committee.
Educational Experience:
•	Claremont McKenna College, Bachelor’s Degree
•	Wharton School at the University of Pennsylvania, Master of Business Administration
Other U.S. Listed Public Company Boards:
•	SPGI*
*	Mr. Peterson will not stand for re-election for the board of SPGI at their annual meeting of shareholders. Effective upon his election by shareholders, Mr. Peterson will join the Risk Committee.

22 MORGAN STANLEY 2025 PROXY STATEMENT

Corporate Governance Matters

Edward Pick, 56 Chairman Director Since: 2024

Mary L. Schapiro, 69 Independent Director Director Since: 2018 Morgan Stanley Committees: • G&S • Risk

Qualifications, Attributes and Skills:

As CEO, Mr. Pick’s over 30 years of experience with the Firm, including as Head of Institutional Securities and Co-Head of Corporate Strategy, brings to the Board the perspective of a strategic leader with deep knowledge of the Firm’s businesses and risk management expertise.

Professional Experience:
•	Chairman of Morgan Stanley since January 2025, and CEO since January 2024.
•	Co-President and Co-Head of Corporate Strategy of Morgan Stanley from June 2021 to December 2023. Head of Institutional Securities from July 2018 to December 2023.
•
Global Head of Sales and Trading of Morgan Stanley from October 2015 to July 2018. Head of Global Equities from March 2011 to October 2015. Co-Head of Global Equities from April 2009 to March 2011. Co-Head of Global Capital Markets from July 2008 to April 2009. Co-Head of Global Equity Capital Markets from December 2005 to July 2008.

Educational Experience:
•	Middlebury College, Bachelor’s Degree
•	Harvard Business School, Masters in Business Administration

Qualifications, Attributes and Skills:

Ms. Schapiro’s leadership experience, including at the SEC, FINRA and the CFTC, brings to the Board extensive legal and regulatory compliance, finance, risk management, and public policy and government affairs experience as well as markets, financial services and sustainability perspective.

Professional Experience:
•	Vice Chair for Global Public Policy and Special Advisor to the Founder and Chair of Bloomberg L.P. since October 2018.
•
Vice Chair of the Advisory Board of Promontory Financial Group LLC (Promontory), a leading strategy, risk management and regulatory compliance firm, from January 2014 through 2018. Managing Director of Promontory from April 2013 to January 2014.

•	Vice Chair of the Value Reporting Foundation Board from June 2021 to August 2022, and the Sustainability Accounting Standards Board from May 2014 to June 2021.
•	Chair of the SEC from January 2009 to December 2012.
•
Chair and CEO of the Financial Industry Regulatory Authority (FINRA), from 2006 to 2008, and served in numerous other key executive positions at FINRA and its predecessor from 1996 to 2006, including Vice Chair and President of NASD Regulation.

•	Chair of the Commodity Futures Trading Commission (CFTC) from 1994 to 1996.
Educational Experience:
•	Franklin & Marshall College, Bachelor’s Degree
•	The George Washington University Law School, Juris Doctor
Other U.S. Listed Public Company Boards:
•	CVS Health Corporation

MORGAN STANLEY 2025 PROXY STATEMENT 23

Corporate Governance Matters

Perry M. Traquina, 69 Independent Director Director Since: 2015 Morgan Stanley Committees: • Operations and Technology • Risk (Chair)

Rayford Wilkins, Jr., 73 Independent Director Director Since: 2013 Morgan Stanley Committees: • CMDS • G&S (Chair)

Qualifications, Attributes and Skills:

Mr. Traquina brings to the Board extensive senior executive, financial services, regulatory and risk management experience, as well as investor perspective, sustainability and market knowledge from his over 30 years at the global investment management firm Wellington.

Professional Experience:
•
Chair, CEO and Managing Partner of Wellington Management Company LLP (Wellington), a global, multi-asset investment management firm, serving from 2004 through June 2014 as CEO and Managing Partner and from 2004 through December 2014 as Chair.

•	Partner, Senior Vice President and Director of Global Research at Wellington from 1998 to 2002 and President from 2002 to 2004.
•	Joined Wellington in 1980 and served in a number of executive roles.
Educational Experience:
•	Brandeis University, Bachelor’s Degree
•	Harvard Business School, Master of Business Administration
Other U.S. Listed Public Company Boards:
•	eBay Inc.
•	The Allstate Corporation

Qualifications, Attributes and Skills:

Mr. Wilkins brings to the Board extensive leadership, risk management, technology and operational experience, as well as international perspective, through the various management positions he held at AT&T, as well as a sustainability perspective.

Professional Experience:
•
CEO of Diversified Businesses of AT&T, the telecommunications company, responsible for international investments, AT&T Interactive, AT&T Advertising Solutions and Customer Information Services from October 2008 to March 2012.

•
During his career, served in numerous other management roles at AT&T, including as Group President and CEO of SBC Enterprise Business Services, Group President of SBC Marketing and Sales, and President and CEO of Pacific Bell Telephone Company and Nevada Bell Telephone Company.

•	Began career at Southwestern Bell Telephone in 1974.
Educational Experience:
•	The University of Texas at Austin, Bachelor’s Degree
Other U.S. Listed Public Company Boards:
•	Caterpillar Inc.
•	Valero Energy Corporation
Our Board unanimously recommends that you vote “FOR” the election of all of the director nominees. Proxies solicited by the Board will be voted “FOR” each nominee unless otherwise instructed.

24 MORGAN STANLEY 2025 PROXY STATEMENT

Corporate Governance Matters

Corporate Governance Practices
Morgan Stanley is committed to best-in-class governance practices, which are embodied in our Corporate Governance Policies available at www.morganstanley.com/about-us-governance. The Board initially adopted the Corporate Governance Policies in 1995 and reviews and approves them, and the Board committee charters, at least annually to ensure they reflect evolving best practices and regulatory requirements, including the New York Stock Exchange (NYSE) corporate governance listing standards. The governance practices highlighted below are reflected in the Corporate Governance Policies, our bylaws and the Board committee charters, as applicable.
Board Structure and Independence
Our Board represents a tapestry of complementary skills, attributes and perspectives and includes individuals with financial services experience and a diverse international background.
•	Directors may not stand for election if they will be 75 years old or older at the time of election.
•
Our Board conducts an ongoing review of Board composition and succession planning, resulting in substantial refreshment of the Board and a diversity of skills, attributes and perspectives on the Board.

•	Upon election at the annual meeting, the average tenure of the members of the Board will be approximately six years.
•	Our Board has a substantial majority of independent directors. Our Chairman and CEO is the only member of management who serves on the Board.
•
Our Independent Lead Director is selected from and appointed by the independent directors annually and has expansive duties set forth in our Corporate Governance Policies. The Independent Lead Director chairs regularly scheduled executive sessions without the Chairman. See “Board Leadership Structure and Role in Risk Oversight.”

Rotation of Board Leadership and Committee Appointments
It is expected that the Independent Lead Director and committee chairs will serve for approximately three to five years to provide for rotation of Board leadership and committee chairs while maintaining experienced leadership.
In accordance with the Board’s policy regarding the periodic rotation of committee appointments, the Board has approved the following committee appointments since the beginning of 2024:

Ms. James was appointed to the CMDS Committee
Ms. Schapiro was appointed to the Risk Committee
Ms. Butler was appointed to the Audit Committee
Mr. Peterson will be appointed to the Risk Committee effective upon his election by shareholders

MORGAN STANLEY 2025 PROXY STATEMENT 25

Corporate Governance Matters

Board Oversight
STRATEGIC, CAPITAL AND ANNUAL BUSINESS PLANS
The Board oversees the Firm’s strategic, capital and annual business plans. The Board:
•	Conducts an annual strategy offsite with the CEO and senior management to review the Firm’s long-term strategy.
•	Receives regular reporting regarding strategy at Board meetings as well as by the CEO and Operating Committee outside of regularly scheduled meetings.
•
Reviews the Firm’s annual strategic presentation to shareholders, which summarizes the Firm’s progress on its strategic objectives, provides an overview of long-term strategic priorities and includes specific financial and non-financial goals for the future. The Firm’s 2025 strategic presentation to investors is available at www.morganstanley.com/about-us-ir.

CULTURE, RISK MANAGEMENT AND SUSTAINABILITY
The Board oversees the Firm’s practices and procedures relating to culture, values and conduct and global ERM framework, and is responsible for helping to ensure that the Firm’s risks, including reputational risks, are managed in a sound manner. The Board regularly reviews the Firm’s financial and non-financial risks and the responsibilities of management and the Board committees to assist the Board in its risk oversight. The Board also oversees the Firm’s strategy and goals relating to sustainability matters. The Board has a separate committee responsible for operations and technology, including cybersecurity risk, and the Board receives briefings on cybersecurity.
See “Sustainability at Morgan Stanley,” “Board Leadership Structure and Role in Risk Oversight — Board Oversight of Cybersecurity Risk,” and “Board Meetings and Committees — Committees — Operations and Technology Committee.”
ACCESS TO THE FIRM’S REGULATORS, EMPLOYEES AND INDEPENDENT ADVISORS
Independent directors, including the Chairs of the Audit, Risk, and Operations and Technology committees, meet with our primary regulator, the Board of Governors of the Federal Reserve System (Federal Reserve), and other global regulators as requested. Directors also have complete and open access to senior members of management and other employees of the Firm. For instance:
•	Board members have met with local management and independent control functions throughout the world and have visited several of our global offices.
•
The Independent Lead Director and committee chairs meet with management between regularly scheduled meetings to discuss key items, develop Board and committee agendas, and provide feedback regarding information reported to the Board and on other topics to be reviewed.

•
The Firm’s Chief Audit Officer, Chief Financial Officer (CFO), Chief Legal Officer (CLO) and Chief Administrative Officer (CAO), and Chief Risk Officer (CRO) and business unit heads regularly attend Board meetings and maintain an ongoing dialogue with Board members between Board meetings.

•	The CMDS Committee, in conjunction with the entire Board, reviews succession and development plans for the CEO and senior executives on a recurring basis.
•	The Board, the Independent Lead Director and each committee have the right at any time to retain independent financial, legal or other advisors at the Firm’s expense.
ALIGNMENT WITH SHAREHOLDER INTERESTS
The director equity ownership requirement helps to align director and shareholder interests. Directors also may not enter into hedging transactions in respect of Morgan Stanley common stock or pledge Morgan Stanley common stock in connection with a margin or other loan transaction. See “Director Equity Ownership Requirement.”

26 MORGAN STANLEY 2025 PROXY STATEMENT

Corporate Governance Matters

Director Orientation and Continuing Education
Director education about Morgan Stanley, our strategy, control framework, regulatory environment and our industry begins when a director is elected to our Board and continues throughout his or her tenure on the Board. The G&S Committee oversees an orientation program for new directors, which includes an overview of director duties, our Corporate Governance Policies, Code of Ethics and Business Conduct and other applicable policies. New directors also receive presentations by senior management on the Firm’s strategy and regulatory framework, its primary business lines, and risk and control framework, and have a one-on-one session with the Chairman and CEO.
As directors are appointed to new committees or assume a leadership role, such as committee chair, they receive additional orientation sessions specific to such responsibilities. We also conduct ongoing educational briefings on regulatory and control matters, as well as “deep dive” presentations on certain businesses, emerging risks and focus areas identified by the Board. In addition, we provide directors a listing of educational resources and reimburse directors for reasonable costs incurred attending educational sessions on subjects that would assist them in discharging their duties.
Senior Management Succession and Development Planning
The CMDS Committee oversees CEO and senior management succession and development planning, which covers unexpected as well as planned events and is formally reviewed, in conjunction with the entire Board, at least annually. Our CEO and our Co-Chief Human Resources Officers review recommendations and evaluations of potential internal CEO and senior management successors, and their qualifications, skills, accomplishments and developmental areas.
Potential internal CEO and senior management successors regularly attend Board meetings and engage with Board members periodically between Board meetings, including during preparatory meetings, client-related events and visits to our offices around the world. These interactions provide the Board with the opportunities to become familiar with the Firm’s executive talent in different settings, which is critical to the Firm’s succession planning. The goal of succession planning deeper into the organization is to ensure that the Firm has a bench of well-rounded and capable talent. Career development is purposeful and intended to set the Firm up for long-term future success.
The Board believes its succession planning process has demonstrated the world-class quality and depth of Morgan Stanley’s leadership talent and has resulted in the appointment of an outstanding CEO and two strong Co-Presidents who continue to execute the Firm’s long-term strategy and achieve exceptional performance. Effective December 31, 2024, following the successful completion of the CEO and leadership transition, Mr. Gorman stepped down as Executive Chairman, Mr. Pick became Chairman of the Board and various other senior leadership appointments were made to continue developing our senior leaders. In January 2025, Michael Pizzi assumed responsibility for Operations globally, in addition to his role as Global Head of Technology, and Mandell Crawley assumed responsibility as Chief Client Officer for Integrated Firm Management, a new organization to ensure a consistent and systematic delivery of Morgan Stanley’s comprehensive solution set in partnership with the business units.
Annual Evaluation of Board, Committees and Independent Lead Director
OVERVIEW OF EVALUATION PROCESS
The Board believes that establishing and maintaining a constructive evaluation process is essential to maintaining Board effectiveness and best corporate governance practices. Accordingly, the G&S Committee reviews and approves the evaluation process annually so that the evaluation process continues to be effective in identifying areas to enhance the performance and effectiveness of the Board, the Independent Lead Director and the Board committees.

MORGAN STANLEY 2025 PROXY STATEMENT 27

Corporate Governance Matters

MULTI-STEP EVALUATION PROCESS

This process is aided by written discussion guides used to facilitate the evaluations. These guidelines are reviewed and updated annually to reflect significant new developments and areas of focus as the G&S Committee determines appropriate and encompass many factors, including:
Board Structure
Duties and Responsibilities
Board Composition
Process, Information and Resources
Board Succession Planning
Key Strengths
Culture
Areas of Focus

28 MORGAN STANLEY 2025 PROXY STATEMENT

Corporate Governance Matters

ADDRESSING FEEDBACK
Upon conclusion of such evaluations, Board and committee policies and practices are revised as appropriate. The Board evaluation process has led to:
•	Adjustments to the frequency and format of Board meetings, including the use of virtual meeting technology.
•	Enhancements to executive succession planning.
•	The prioritization of Board and committee meeting agendas in order to allow sufficient time for discussion of our strategy, regulatory matters and key risks.
•	Enhanced management reporting to the Board to highlight the most important information, including key risks.
•	“Deep dives” on certain Firm businesses, control areas and emerging risks.
•	Enhanced coordination among Board committees, including joint committee meetings and increased coordination among committee chairs.
•	Focus on particular qualifications, attributes, and skills of potential Board candidates.
Shareholder Rights and Accountability
•	Our Corporate Governance Policies are consistent with the Investor Stewardship Group Corporate Governance Principles for U.S. listed companies.
•	All directors are elected annually, and, in uncontested director elections, directors are elected by a majority of votes cast.
•	Our Board meets regularly in executive session.
•
Proxy access permits up to 20 shareholders owning 3% or more of our stock continuously for at least three years to nominate the greater of two directors or up to 20% of our Board and include those nominees in our proxy materials.

•	Our Board has an Independent Lead Director with expansive duties. See “Board Leadership Structure and Role in Risk Oversight — Independent Lead Director.”
•	Shareholders who own at least 25% of common stock have the ability to call a special meeting of shareholders.
•	There are no supermajority vote requirements in our charter or bylaws.
•	We do not have a “poison pill” in effect.
•	Shareholders and other interested parties may contact any of our Firm’s directors.
Shareholders may submit recommendations for director candidates for consideration by the G&S Committee at any time by sending the information set forth under “Director Candidates Recommended by Shareholders” in the Corporate Governance Policies to the G&S Committee, Morgan Stanley, Suite D, 1585 Broadway, New York, New York 10036. Under the policy, the G&S Committee evaluates director candidates recommended by shareholders in the same manner as other director candidates. In order for director candidate recommendations to be considered for the 2026 annual meeting of shareholders, recommendations must be submitted in accordance with the policy by December 5, 2025.
Shareholder Engagement
Our Board and management value the views of our shareholders and engage with them year-round on a broad range of topics, including our strategy, financial performance, executive compensation, corporate governance, human capital management, and environmental and social goals. Recently, shareholders have also focused on executive leadership succession and retention. Our Board receives reporting on feedback from investors and shareholder voting results. In addition, management routinely engages with investors at conferences and other forums. We also speak with proxy advisors to discuss, and receive feedback on, our governance practices and executive compensation programs. Feedback from investors informs the Board’s ongoing review of governance and compensation matters.

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Responsive to such feedback, in recent years, we have enhanced our proxy disclosure of:
•	Alignment of compensation and performance
•	Board evaluations
•	Director orientation and education
•	Board succession planning
•	Sustainability matters
After discussion with shareholders, we have also made the following changes:
•	Amended our bylaws to implement proxy access
•	Provided a board matrix identifying the qualifications, attributes and skills of each director nominee
•	Published enhanced reporting on human capital (including EEO-1 data) and sustainability
•	Amended our Corporate Governance Policies to reduce the number of public boards that non-CEO Board members may serve on from five to four
•	Enhanced our political activities disclosures as described below
Corporate Political Activities Policy Statement
Our Corporate Political Activities Policy Statement (Policy Statement) aims to ensure transparency of the Firm’s practices and procedures regarding political activities and oversight by senior management and the Board.
Our Policy Statement confirms that:
•	Morgan Stanley does not make U.S. political contributions.
•	Morgan Stanley informs its principal U.S. trade associations not to use payments made by Morgan Stanley for election-related activity at the U.S. federal, state or local levels.
•	Morgan Stanley’s principal U.S. trade association memberships and expenditures relating to such memberships are reviewed annually with the Government Relations Department and the G&S Committee.
•	Morgan Stanley discloses publicly all U.S. federal lobbying costs as required by law, inclusive of dues attributable to lobbying by U.S. trade associations.
•
Morgan Stanley’s legislative and regulatory priorities and its participation in the public policy arena, as well as lobbying activities and expenditures related thereto, are overseen by the CLO and CAO of the Firm, who is a member of the Operating Committee and reports to the Chairman and CEO, and oversight of significant lobbying priorities and expenditures by the G&S Committee.

•	The G&S Committee oversees the Policy Statement and the activities addressed by it.
In response to a shareholder proposal submitted for our 2024 annual meeting of shareholders requesting increased disclosure of our lobbying activities, the G&S Committee approved amendments to the Policy Statement to aggregate our political activities disclosures and clarify:
•
Morgan Stanley does not generally engage in grassroots lobbying but if it did engage in grassroots lobbying in a given year, any related expenditures would be disclosed in our annual Corporate Political Contributions Disclosure Statement.

•	Morgan Stanley does not generally participate in any tax-exempt organization in the U.S. that is primarily organized to write, endorse or promote model legislation.
•
Morgan Stanley discloses the Firm’s average lobbying expenditures for the past three years and aggregate dues attributable to lobbying by U.S. trade associations that the Firm belongs to, which is based on the information reported to us by these organizations.

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Sustainability at Morgan Stanley
GOVERNANCE
Morgan Stanley considers sustainability and climate, as appropriate, throughout our business, operational and risk management activities.
•	Morgan Stanley’s Firm ESG Committee has oversight of the Firm’s climate goals and ESG matters and provides regular reporting to the G&S Committee and, as applicable, the Board.
•
Morgan Stanley’s management-level Climate Risk Committee oversees climate risk, with reporting to the Firm Risk Committee and subsequently to the Risk Committee, which oversees climate risk as part of the ERM Framework at the Board level.

•	The Audit Committee oversees the Firm’s voluntary public sustainability and climate disclosures.
•	The CMDS Committee assists the Board in its oversight of strategies, policies, practices, and disclosures related to human capital management.
•
In addition, our Environmental and Social Policy Statement — reviewed and approved by the Firm ESG Committee, Global Franchise Risk Committee, and G&S Committee — outlines our approach to environmental and social risk management. Our due diligence and risk management processes are designed to identify, assess and address, as appropriate, potentially significant environmental and social issues that may impact us, our clients and other stakeholders.

GLOBAL SUSTAINABILITY OFFICE
Morgan Stanley’s central sustainability team serves as a center of thought leadership and innovation driving the Firm’s sustainability strategy

Global Sustainable Finance
Capitalizes on the “integrated Firm” approach to provide innovative ESG advice, products and solutions to clients across all business units.

Firmwide Sustainability
Takes a responsible and proactive approach to integrating sustainability considerations across our business practices, operations and culture.

Institute for Sustainable Investing
Accelerates the adoption of sustainable investing and finance by fostering innovation and developing the next generation of leaders in the field.

Inclusive and Sustainable Ventures
Provides early-stage innovators with access to capital and resources to help them develop and scale.

Institutional Securities	Investment Management	Wealth Management
Corporate Policies, Activities and Operations
Governance and Risk Management

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CLIMATE STRATEGY

1
TRANSITION TO A LOW-CARBON ECONOMY
We have goals to reach net-zero financed emissions by 2050 and to mobilize $750 billion to support low-carbon and green solutions by 2030

2
CLIMATE RISK
Firm Risk Management, in partnership with other areas of the Firm, focuses on identifying, measuring, managing and monitoring climate-related financial risks.

3
OPERATIONAL RESILIENCE
Morgan Stanley achieved carbon neutrality across our global operations in 2022 and maintained throughout 2023.

4
TRANSPARENCY
We publish climate-related disclosures in our annual ESG Report.

For more information on our sustainability and climate initiatives, see our 2023 ESG Report which is located on our sustainability webpage at www.morganstanley.com/about-us/sustainability-at-morgan-stanley.
Community Development
Morgan Stanley aims to create investment opportunities that attract both philanthropic and private capital to create lasting positive changes in communities across the U.S. Our U.S. subsidiary banks, Morgan Stanley Bank, N.A. and Morgan Stanley Private Bank, National Association, have consistently received “Outstanding” ratings from the Office of the Comptroller of the Currency for their track records in meeting community needs. We made over $3 billion in Community Reinvestment Act (CRA) qualified community development loans and investments in 2024. The CRA program seeks to transform communities’ quality of life through a focus on:

Quality Multi-family Affordable Housing	-	New Construction and Rehabilitation
	-	Preservation and Extension of Affordability
	-	Resident Services
	-	Homelessness Prevention
	-	Capital for Public Housing
Healthy Communities	-	Primary Care Clinics
	-	Healthy Foods
	-	Transit-Oriented Developments
Economic Development	-	Quality Jobs
	-	Entrepreneurs

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Giving Back to the Community
Morgan Stanley is committed to creating significant and meaningful impact for the communities where we live and work through long-lasting partnerships and engaging our best asset – our employees. Our Firm and employees continue to support children’s physical and mental health, volunteer for local organizations in our communities, deliver strategic pro bono work, and more. The impact of our philanthropic initiatives includes:

Giving/Initiatives
In 2024, the Firm and its charitable foundations donated over $110 million to nonprofit organizations.

The Morgan Stanley Foundation and the Morgan Stanley International Foundation supports charities focused on the fundamentals of children’s health, including wellness, nutrition, mental health and play. We focus on longstanding partnerships with nonprofit organizations to fund innovative programs that drive deep impact in the communities where we live and work.

In 2024, Morgan Stanley strengthened its commitment to its Alliance for Children’s Mental Health (the Alliance) with an additional $20 million over the next five years, bringing the initiative’s total funding to $50 million since its launch in 2020. The Alliance combines the resources and reach of Morgan Stanley with the knowledge and experience of distinguished nonprofits to address the mental health crisis through growth capital, capacity building, seed funding and thought leadership, reaching over 52 million children and their trusted adults globally between 2020 and 2024.

Morgan Stanley’s Institute for Inclusion and the Morgan Stanley Foundation continue to collaborate on the Equity in Education and Career Consortium to drive education and career outcomes for high-school and first-generation college students from low-to-moderate income backgrounds. The consortium has reached an estimated 66,000 students between 2021 and 2024.

Employee Engagement and Volunteering

During our annual Global Volunteer Month in 2024, over 64,000 employees — approximately 80% of our Firm — in 36 countries devoted nearly 300,000 hours to volunteer projects that supported local organizations addressing hunger relief, environmental conservation, education and much more. Since the program’s inception in 2006, Morgan Stanley employees have provided 3.1 million hours to our communities through Global Volunteer Month projects — and that does not include the many ways we give back year-round.

Morgan Stanley again ran our annual Strategy Challenge pro bono program where teams of employees help nonprofit organizations address key strategic questions that are critical to their missions. Since the program’s inception in 2009, employees have delivered 159,000 hours of pro bono service to 195 nonprofits. Team recommendations have led to more effective business models, expanded services, productivity improvements, and more — all in service of the nonprofit's mission.

Employees continue to volunteer and donate throughout the year to give back to the communities where we live and work. The Firm provides financial support to nonprofit organizations where employees are dedicated volunteers or governing board members and runs giving and matching programs in all of our regions.

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Human Capital Management
Morgan Stanley’s 80,000 employees are our most valuable asset. Our Talent Acquisition and Talent Management programs are designed to attract, develop, and retain a differentiated workforce focused on anticipating and responding to client needs around the globe. Talent is evaluated against four pillars: Performance and Impact; Risk and Control; Culture and Values; and, where applicable, Manager Effectiveness. Employee contributions in the form of incentives are rewarded based on merit – the what and the how (what did the employee contribute and how did the employee execute). We offer a comprehensive and competitive suite of benefits and have, in recent years, leaned into an expanded concept of employee “wellbeing.” All of these programs are designed to support world-class talent in the delivery of first-class solutions.

TALENT ACQUISITION AND ENGAGEMENT	EMPLOYEE BENEFITS AND INCENTIVES
  •
Engage with next generation, entry level talent at leading universities around the world through in person and virtual programming to attract the best and the brightest

  •
Through internal and external networks, partnerships and engagements, identify and recruit industry leading experienced talent to fill gaps and drive innovation and results

  •
Invest in advanced technology platforms and solutions including generative AI/machine learning to maximize efficiencies and drive an enhanced employee experience

  •
Offer employees at all levels professional development programs to enhance skills, increase connectivity and drive mobility and career progression

  •
Conduct annual “Culture Conversations” on timely topics including ethics, conduct and, in 2024, mental health awareness

  •
Improve and expand real time feedback mechanisms including 360-365 to encourage and support on-going development throughout the year

  •
Support Employee Networks open to all employees around the globe across a broad spectrum of interests to increase engagement and talent retention

  •
Sponsor an annual Global Volunteer Month through which our employees have provided over 3.1 million hours to local and international charities since 2006

  •
Support underserved communities through philanthropic investments that promote access and opportunity with a focus on educational attainment, wealth gaps, health and wellness. For example, the Morgan Stanley Equity in Education and Career Consortium provides first-generation, low-income college students with early exposure to careers

  •
Offer comprehensive health care benefits, flexible spending and health savings accounts, life and disability insurances, as well as wellbeing programs, such as a fitness subsidy

  •
Sponsor robust mental health offerings, from therapists and coaches to employee assistance programs and a mindfulness application

  •
Deliver on-site services in our principal locations: health centers, mental health counseling, childcare, fitness centers and physical therapy

  •
Provide financial wellness programs including retirement savings and employee stock purchase plans, access to financial advisors and money coaches, investing and cash management solutions, a legal plan and student loan refinancing

  •
Support employees and their families through flexible work schedules, paid parental and family caregiver leave, financial help with fertility, adoption and surrogacy, access to health care and parenting experts, back-up child and elder care, tutoring and a college preparation program

  •
Continue to shape and advance our wellbeing strategy through our Global Wellbeing Board comprised of senior Firm leaders and our Global Wellbeing Influencer Network of 700 employee culture carriers trained to champion a culture of health among their colleagues

  •
At our Global Headquarters and surrounding New York locations, invest in upgraded spaces and technology, which promote flexibility and collaboration and embrace Firm values and culture in order to empower our employees to focus on what they do best

For more detailed information on our human capital programs and initiatives, see the “Human Capital” section in our 2023 ESG Report which is located on our webpage, www.morganstanley.com, and “Human Capital” in Part 1, Item 1 of the 2024 Form 10-K.

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Communication by Shareholders and Other Interested Parties with the Board of Directors
As set forth under “Communications with the Board” in the Corporate Governance Policies, shareholders and other interested parties may contact the Board, the non-management or independent directors, an individual director (including the Independent Lead Director or Chairman) or a committee of the Board, by writing to them at Morgan Stanley, Suite D, 1585 Broadway, New York, New York 10036. Such communications will be handled in accordance with the procedures approved by the independent directors of the Board.
Additional Corporate Governance Information Available on Corporate Governance Webpage
In addition to the Corporate Governance Policies and other policies and reports described above, our corporate governance webpage (www.morganstanley.com/about-us-governance), includes the following:
•	Bylaws and Certificate of Incorporation
•	Code of Ethics and Business Conduct
•	Policy Regarding Corporate Political Activities
•	Equity Ownership Commitment
•	Charters for Board Committees
•	Information Regarding the Integrity Hotline
•	Policy Regarding Shareholder Rights Plan
•	Environmental and Social Policies
•	Supplier Code of Conduct
Hard copies of the materials described above are available without charge to any shareholder who requests them by writing to Morgan Stanley, Suite D, 1585 Broadway, New York, New York 10036 or calling our Investor Relations Department at 212-762-8131.
Director Independence
The Board has adopted Director Independence Standards, which are consistent with the independence requirements outlined in the NYSE rules and delineate relationships that are deemed to impair independence and categories of relationships that are not deemed material for purposes of director independence (Director Independence Standards). The Director Independence Standards, which are part of our Corporate Governance Policies available at www.morganstanley.com/about-us-governance, provide that, for a director to be considered independent, a director must meet the following categorical standards:
1. Employment and commercial relationships affecting independence

A. Current Relationships
A director will not be independent if:
(i) the director is a current partner or current employee of Morgan Stanley’s internal or external auditor;
(ii) an immediate family member of the director is a current partner of Morgan Stanley’s internal or external auditor;
(iii) an immediate family member of the director (a) is a current employee of Morgan Stanley’s internal or external auditor and (b) personally works on Morgan Stanley’s audit; or
(iv) the director is a current employee, or an immediate family member of the director is a current executive officer, of an entity that has made payments to, or received payments from, Morgan Stanley for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues.

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B. Relationships within Preceding Three Years
A director will not be independent if, within the preceding three years:
(i) the director is or was an employee of Morgan Stanley;
(ii) an immediate family member of the director is or was an executive officer of Morgan Stanley;
(iii) the director or an immediate family member of the director (a) was a partner or employee of Morgan Stanley’s internal or external auditor and (b) personally worked on Morgan Stanley’s audit within that time;
(iv) the director or an immediate family member of the director received more than $120,000 in direct compensation in any 12-month period from Morgan Stanley, other than (a) director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service) and (b) compensation paid to an immediate family member of the director who is an employee (other than an executive officer) of Morgan Stanley; or
(v) a present Morgan Stanley executive officer is or was on the compensation committee of the board of directors of a company that concurrently employed the Morgan Stanley director or an immediate family member of the director as an executive officer.

2. Relationships not deemed material for purposes of director independence
In addition to the provisions above, each of which must be fully satisfied with respect to each independent director, the Board must affirmatively determine that the director has no material relationship with Morgan Stanley. To assist the Board in this determination, it has adopted the following categorical standards of relationships that are not considered material for purposes of determining a director’s independence. Any determination of independence for a director that does not meet these categorical standards will be based upon all relevant facts and circumstances and the Board shall disclose the basis for such determination in the Firm’s proxy statement.

A. Equity Ownership
A relationship arising solely from a director’s ownership of an equity or limited partnership interest in a party that engages in a transaction with Morgan Stanley, so long as such director’s ownership interest does not exceed 5% of the total equity or partnership interests in that other party.

B. Other Directorships
A relationship arising solely from a director’s position as (i) director or advisory director (or similar position) of another company or for-profit corporation or organization or (ii) director or trustee (or similar position) of a tax-exempt organization.

C. Ordinary Course Business
A relationship arising solely from transactions, including financial services transactions such as underwriting, banking, lending or trading in securities, commodities or derivatives, or from other transactions for products or services, between Morgan Stanley and a company of which a director is an executive officer, employee or owner of 5% or more of the equity of that company, if such transactions are made in the ordinary course of business and on terms and conditions and under circumstances (including, if applicable, credit or underwriting standards) that are substantially similar to those prevailing at the time for comparable transactions, products or services for or with unaffiliated third parties.

D. Contributions
A relationship arising solely from a director’s status as an executive officer of a tax-exempt organization, and the contributions by Morgan Stanley (directly or through the Morgan Stanley Foundation or any similar organization established by Morgan Stanley) to the organization are less than the greater of $1 million or 2% of the organization’s consolidated gross revenues during the organization’s preceding fiscal year (matching of employee charitable contributions is not included in Morgan Stanley’s contributions for this purpose).

E. Products and Services
A relationship arising solely from a director utilizing products or services of Morgan Stanley in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable products or services provided to unaffiliated third parties.

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F. Professional, Social and Religious Organizations and Educational Institutions
A relationship arising solely from a director’s membership in the same professional, social, fraternal or religious association or organization, or attendance at the same educational institution, as an executive officer or director.

G. Family Members
Any relationship or transaction between an immediate family member of a director and Morgan Stanley shall not be deemed a material relationship or transaction that would cause the director not to be independent if the standards in this Section 2 would permit the relationship or transaction to occur between the director and Morgan Stanley.

The Board has determined that 11 of our 14 director nominees (Ms. Butler, Messrs. Glocer and Herz, Mss. James, Leibowitz, and Miscik, Messrs. Nally and Peterson, Ms. Schapiro, and Messrs. Traquina and Wilkins) are independent in accordance with the Director Independence Standards. The Board has determined that Mr. Luczo was independent while he served on the Board through 2024.
To assess independence, the Board was provided with information about relationships between the independent director nominees (and their immediate family members and affiliated entities) and Morgan Stanley and its affiliates, including information about the director nominees’ professional experience and affiliations. In making its determination as to the independence of director nominees, the Board reviewed the categories of relationships between Morgan Stanley and the director nominees described above and the following specific relationships under those Director Independence Standards:
•
Commercial relationships (such as financial services offered by the Firm to clients in the ordinary course of the Firm’s business) in the last three years between Morgan Stanley and entities where the director nominees are employees or executive officers, or their immediate family members are executive officers (Ms. James, Mr. Peterson, and Ms. Schapiro). In each case the fees the Firm received were in compliance with the Director Independence Standards and the NYSE rules and did not exceed the greater of $1 million or 2% of such other entity’s consolidated gross revenues in any of the last three years and were considered immaterial to director independence.

•
Director nominees’ utilization of Morgan Stanley products and services offered by the Firm as a client of the Firm (such as Wealth Management brokerage accounts and investments in funds sponsored by the Firm) in the ordinary course of the Firm’s business on terms and conditions substantially similar to those provided to unaffiliated third parties (Messrs. Glocer and Herz, Mss. James, Leibowitz, and Miscik, Messrs. Nally and Peterson, Ms. Schapiro, and Messrs. Traquina and Wilkins). In each case the provision of such products and services was in compliance with the Director Independence Standards and the NYSE rules and was considered immaterial to director independence.

•
Employment by the Firm of an immediate family member of a director nominee in a non-executive role, with compensation and benefits determined in accordance with the Firm’s compensation practices applicable to similarly situated employees (Mr. Peterson).

Director Attendance at Annual Meeting
The Corporate Governance Policies state that directors are expected to attend our annual meetings of shareholders. All directors who were on the Board at the time attended the 2024 annual meeting of shareholders.

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Board Meetings and Committees
BOARD MEETINGS
Our Board met 14 times during 2024. Each current director attended at least 75% of the total number of meetings of the Board and committees on which such director served that were held during 2024 while the director was a member. In addition to Board and committee meetings, our directors also engaged in less formal communications between meetings, including discussions, briefings and educational sessions, with the Independent Lead Director, Chairman and CEO, committee chairs, members of senior management and others as appropriate regarding matters of interest.
The Board’s standing committees have oversight over risk management and risk assessment guidelines and policies related to each committee’s duties and responsibilities. Each committee coordinates with management and the other committees of the Board to help ensure that it has received the information necessary to permit it to fulfill its duties and responsibilities with respect to oversight of risk management.
COMMITTEES
The Board’s standing committees, their membership and the number of meetings in 2024 are set forth below. Charters for each of our standing committees are available at our corporate governance webpage at www.morganstanley.com/about-us-governance. The Board has determined that:
•	Each member of the Audit Committee, the CMDS Committee and the G&S Committee satisfies the standards of independence applicable to members of such committees, including NYSE listing standards.
•	Each member of the CMDS Committee is a “non-employee director” as defined in Section 16 of the Securities Exchange Act of 1934, as amended.
•
Each member of the Audit Committee is independent and “financially literate” within the meaning of the NYSE listing standards and each of Robert H. Herz, the Audit Committee Chair, and Dennis M. Nally is an “audit committee financial expert” within the meaning of the SEC rules.

•
All members of the Risk Committee and the Operations and Technology Committee are non-employee directors and a majority of the members of such committees satisfy the independence requirements of the Firm and the NYSE, and the Risk Committee members satisfy other applicable legal and regulatory criteria.

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AUDIT COMMITTEE(1)
Current Members Robert H. Herz (Chair) Megan Butler Shelley B. Leibowitz Dennis M. Nally 13 Meetings Held in 2024
Primary Responsibilities
•
Oversees the integrity of the Firm’s consolidated financial statements, compliance with legal and regulatory requirements, and effectiveness of the Firm’s system of internal controls.
•
Reviews the Firm’s voluntary public sustainability and climate disclosures.
•
Oversees risk management and risk assessment guidelines and policies related to the Audit Committee’s duties and responsibilities in coordination with management and other Board committees.
•
Reviews the major legal, financial crimes and compliance risk exposures of the Firm and the steps management has taken to monitor and control such exposures.
•
Selects, determines the compensation of, evaluates and, when appropriate, replaces the independent auditor.
•
Reviews and assesses the qualifications, independence and performance of the independent auditor, and pre-approves audit and permitted non-audit services.
•
Oversees the appointment, compensation and performance of the Chief Audit Officer, who reports functionally to the Audit Committee, and the scope of work of the internal audit function.
•
After review, recommends to the Board the acceptance and inclusion of the annual audited consolidated financial statements in the Firm’s Annual Report on Form 10-K.
•
See also “Audit Matters.”

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COMPENSATION, MANAGEMENT DEVELOPMENT AND SUCCESSION (CMDS) COMMITTEE(2)(3)
Current Members Dennis M. Nally (Chair) Thomas H. Glocer Erika H. James Rayford Wilkins, Jr. 7 Meetings Held in 2024
Primary Responsibilities
•
Annually reviews and approves corporate goals and objectives relevant to the compensation of the CEO and evaluates his performance in light of these goals and objectives.
•
Determines the compensation of executive officers and other employees, as appropriate.
•
Administers equity-based compensation plans and cash-based nonqualified deferred compensation plans.
•
Oversees plans for management development and succession and assists the Board in its oversight of Firm strategies, policies and practices related to human capital management.
•
Reviews and discusses the Compensation Discussion and Analysis with management and provides a recommendation to the Board regarding its inclusion in the proxy statement.
•
Oversees incentive compensation practices and arrangements to help ensure that such practices and arrangements appropriately balance risk and financial results in a manner that does not encourage employees to expose the Firm to imprudent financial or non-financial risk and are consistent with applicable related regulatory rules and guidance.
•
Reviews and approves equity retention and ownership policies for executive officers and other employees, as appropriate.
•
Oversees cancellation and clawback policies and procedures for incentive compensation awards.
•
Reviews voluntary public disclosures and shareholder proposals relating to human capital, executive compensation and other matters subject to Committee oversight, and oversees actions to seek shareholder approval of executive compensation matters.
•
Receives relevant reports from management, including reports regarding employee discipline matters, adjustments to compensation, risk management performance of employees, and performance management and incentive compensation outcomes.
•
See also “Compensation Governance and Risk Management.”

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GOVERNANCE AND SUSTAINABILITY COMMITTEE
Current Members Rayford Wilkins, Jr. (Chair) Thomas H. Glocer Robert H. Herz Erika H. James Mary L. Schapiro 4 Meetings Held in 2024
Primary Responsibilities
•
Oversees succession planning for the Board and Board leadership appointments.
•
Reviews the overall size and composition of the Board and its committees.
•
Identifies and recommends qualified individuals for election to the Board.
•
Oversees the orientation program for newly elected directors.
•
Reviews annually the adequacy of the Board’s Corporate Governance Policies.
•
Oversees and approves the process and guidelines for the annual evaluation of performance and effectiveness of the Independent Lead Director, the Board and its committees.
•
Reviews and approves related person transactions in accordance with the Firm’s Related Person Transactions Policy.
•
Reviews and approves directors’ service on other public or private company boards and committees and changes in director circumstances.
•
Reviews the director compensation program.
•
Reviews the Firm’s Corporate Political Activities Policy Statement and oversees political activities, the Firm’s significant lobbying priorities and expenditures attributable to lobbying in the U.S., and the Firm’s membership in, and expenditures to, its principal U.S. trade associations.
•
Oversees ESG matters, as appropriate, and the Firm’s philanthropic programs.
•
Reviews shareholder proposals relating to ESG matters and management’s proposed response to such proposals.

OPERATIONS AND TECHNOLOGY COMMITTEE(3)
Current Members Jami Miscik (Chair) Shelley B. Leibowitz Masato Miyachi Perry M. Traquina 5 Meetings Held in 2024
Primary Responsibilities
•
Oversees the Firm’s operations and technology strategy, including trends that may affect such strategy.
•
Reviews the operations and technology budget and associated significant expenditures and investments.
•
Reviews at least quarterly the significant operational risk exposures of the Firm and its business units, including information technology, information security, fraud, third-party oversight, business disruption and resilience and cybersecurity risks, and the steps management has taken to monitor and control such exposures.
•
Oversees the Firm’s process and significant policies for determining operational risk tolerance and, as appropriate, confirms operational risk tolerance levels as set forth in the Firm’s Risk Appetite Statement.
•
See also “Board Leadership Structure and Role in Risk Oversight — Board Oversight of Cybersecurity Risk.”

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RISK COMMITTEE(4) (5)
Current Members Perry M. Traquina (Chair) Hironori Kamezawa Jami Miscik Mary L. Schapiro 8 Meetings Held in 2024
Primary Responsibilities
•
Oversees the Firm’s global ERM framework.
•
Oversees the Firm’s Risk Appetite Statement, including risk tolerance levels and limits, and the ongoing alignment of the Risk Appetite Statement with the Firm’s strategy and capital plans.
•
Oversees the Firm’s capital, liquidity and funding planning and strategy.
•
Oversees the significant financial risk exposures of the Firm, including market, credit, model and liquidity risk, against established risk measurement methodologies and the steps management has taken to monitor and control such exposures.
•
Reviews reports regarding significant new product risk, emerging risks, climate risk and regulatory matters.
•
Oversees the risk identification framework.
•
Reviews the contingency funding plan, effectiveness of the Firm’s Basel III advanced systems, capital planning process and the Firm’s Title I Resolution Plan and Recovery Plan, as necessary.
•
Oversees the performance of the CRO (who reports to the Risk Committee and the CEO) and the risk management function.
•
See also “Board Leadership Structure and Role in Risk Oversight — Board Role in Risk Oversight.”

(1)	Effective May 23, 2024, Ms. Butler joined the Audit Committee.
(2)	Effective February 1, 2024, Ms. James joined the CMDS Committee.
(3)	Effective December 31, 2024, Mr. Luczo retired from the Board and the CMDS and Operations and Technology Committees.
(4)	Effective upon his election by shareholders, Mr. Peterson will join the Risk Committee.
(5)	Effective February 1, 2024, Ms. Schapiro joined the Risk Committee.
Board Leadership Structure and Role in Risk Oversight
BOARD LEADERSHIP STRUCTURE
The Board is responsible for reviewing the Firm’s leadership structure. As set forth in the Corporate Governance Policies, the Board believes that the Firm and its shareholders are best served by maintaining the flexibility to have any director serve as Chairman based on what is in the best interests of the Firm at a given point in time, taking into consideration, among other things:
•	The composition of the Board.
•	The role of the Firm’s Independent Lead Director.
•	The Firm’s strong corporate governance practices.
•	The CEO’s working relationship with the Board.
•	The challenges specific to the Firm.
The Board has determined that the appointment of a strong Independent Lead Director, as set forth below, together with a combined Chairman and CEO, serves the best interests of the Firm and its shareholders. By serving in both positions, the Chairman and CEO is able to draw on his knowledge of the Firm to provide the Board in coordination with the Independent Lead Director, leadership in focusing its discussions and review of the Firm’s strategy. In addition, a combined role of Chairman and CEO ensures that the Firm presents its message and strategy to its shareholders, employees and clients with a unified voice. The Board elected Mr. Pick, the Firm’s CEO, as Chairman, effective January 1, 2025. The Board believes that it is in the best interest of the Firm and its shareholders for Mr. Pick to serve as Chairman and CEO, considering the strong

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role of our Independent Lead Director and other corporate governance practices providing independent oversight of management to conclude that having the Board’s current leadership structure serves the best interests of the Firm and its shareholders at the present time.
INDEPENDENT LEAD DIRECTOR
The Corporate Governance Policies provide for an independent and active Independent Lead Director who is appointed and reviewed annually by the independent directors with clearly defined leadership authority and responsibilities.
Our Independent Lead Director, Thomas H. Glocer, was appointed by our other independent directors and as part of his formal duties and responsibilities shall:

Board Governance and Leadership	Advising the Chairman and CEO	Board Effectiveness and Succession Planning
  •
Preside at all meetings of the Board at which the Chairman is not present

  •
Have the authority to call, and lead, non-management director sessions and independent director sessions

  •
Help facilitate communication among the Chairman and CEO and the non-management and independent directors, including serving as liaison between the Chairman and the independent directors

  •
Approve the types and forms of information sent to the Board

  •
Solicit the non-management directors for advice on agenda items for meetings of the Board and executive sessions to help facilitate Board focus on key issues and topics of interest to the Board

  •
Be available, if requested, to meet with the Firm’s primary regulators

  •
Be available, if requested by major shareholders, for consultation and direct communication in accordance with the Corporate Governance Policies

  •
Communicate with the Chairman and CEO between meetings and act as a “sounding board” and advisor

  •
Consult with the non-management and independent directors and advise the Chairman and CEO of the Board’s informational needs

  •
Collaborate with the Chairman and CEO in developing the agenda for meetings of the Board

  •
Approve Board meeting agendas and the schedule of Board meetings to assure that there is sufficient time for discussion of all agenda items

  •
Have authority to request inclusion of additional agenda items

  •
Communicate with the Chairman and CEO and other members of management, as appropriate, about decisions reached, suggestions and views expressed by non-management directors in executive sessions or outside of Board meetings

  •
Lead the annual evaluation of the performance and effectiveness of the Board including consultation with each non-management director regarding Board performance and effectiveness and, as necessary, individual director performance

  •
Help facilitate the efficient and effective functioning and performance of the Board

  •
Help facilitate discussion and open dialogue among non-management directors during Board meetings, executive sessions and outside of Board meetings

  •
Consult with the Chair of the G&S Committee on Board succession planning and Board Committee appointments

  •
Coordinate with the Chair of the G&S Committee on recruiting and interviewing candidates for the Board

  •
Consult with the Chair of the CMDS Committee on the annual evaluation of the performance of the CEO

INDEPENDENT OVERSIGHT OF MANAGEMENT
The Firm’s corporate governance practices and policies ensure substantial independent oversight of management. For instance:
•
The Board has a substantial majority of independent and non-management directors. Eleven of the 14 director nominees are independent as defined by the NYSE listing standards and the Firm’s more stringent Director Independence Standards. Thirteen of the 14 director nominees are non-management directors. All of the Firm’s directors are elected annually.

•
The Board’s key standing committees are composed solely of non-management directors. The Audit Committee, the CMDS Committee and the G&S Committee are each composed solely of independent directors. The Operations and Technology Committee and the Risk Committee are chaired by independent directors, consist of a majority of independent directors and are comprised of only non-management directors. All of the committees meet regularly in executive session without management present and provide independent oversight of management.

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•
The Board’s non-management directors meet regularly in executive session. The non-management directors meet regularly in executive session without management present and, consistent with the NYSE listing standards, the independent directors also meet in executive session. These sessions are chaired by the Independent Lead Director.

BOARD ROLE IN RISK OVERSIGHT
Effective risk management is vital to the success of Morgan Stanley. The Board has oversight for the Firm’s global ERM framework, which integrates the roles of the Firm’s risk management functions into a holistic enterprise to facilitate the incorporation of risk assessment into decision-making processes across the Firm and is responsible for helping to ensure that the Firm’s risks are managed in a sound manner. The Board regularly reviews the Firm’s risks and the responsibilities of management and the Board committees to assist the Board in its risk oversight. The Board committees assist the Board in oversight of the risks set forth below, coordinating as appropriate. In addition, the entire Board receives reporting on a quarterly basis regarding cross-enterprise risks, including strategic, reputational, franchise and conduct risk, and culture and values. The committees report to the entire Board on a regular basis and have overlapping directors, invite chairs of other committees and other directors to attend meetings, as appropriate given topics of discussion, and hold joint meetings as necessary to discharge their duties.
COORDINATION AMONG BOARD COMMITTEES REGARDING RISK OVERSIGHT

BOARD OF DIRECTORS	• Culture, Values and Conduct Risk • Reputational Risk • Strategic Risk

AUDIT
• Legal Risk • Compliance Risk (including conduct risk) • Financial Crimes Risk • Performance and compensation of Chief Audit Officer

OPERATIONS AND TECHNOLOGY

•
Operational Risk including information technology, information security fraud, third-party oversight, business disruption and resilience and cybersecurity risks (which is also reviewed with full Board)

RISK
• Global ERM framework • Risk Appetite Statement • Market / Credit / Model / Liquidity Risk • Climate Risk • Performance and compensation of CRO

COMPENSATION

•
Performance assessment and compensation of CEO and other executive officers

•
Management development and succession planning

•
Human capital management

•
Incorporation of financial and non-financial risk management performance into incentive compensation outcomes

•
Risk review of incentive compensation arrangements

GOVERNANCE AND SUSTAINABILITY
• Governance Risk • ESG matters • Board succession planning

The Board has also authorized the Firm Risk Committee, a management committee appointed and co-chaired by the CEO and CRO that includes the most senior officers of the Firm, including the CLO and CAO, Head of Non-Financial Risk, CFO and business heads, to oversee the Firm’s global ERM framework. The Firm Risk Committee’s responsibilities include oversight of the Firm’s risk management principles,

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procedures and limits and the monitoring of capital levels and material market, credit, operational, model, liquidity, legal, compliance, financial crimes and reputational risk matters, and other risks, as appropriate, and the steps management has taken to monitor and manage such risks. The Firm’s risk management is further discussed in Part II, Item 7A of the Firm’s 2024 Form 10-K.
BOARD OVERSIGHT OF CYBERSECURITY RISK
Cybersecurity risk is overseen by management-level committees, which report to the Firm Risk Committee and subsequently to the Operations and Technology Committee as well as the Board. The Operations and Technology Committee has primary responsibility for assisting the Board in its oversight of significant operational risk exposures of the Firm and its business units, including information technology, information security, fraud, third-party oversight, business disruption and resilience, and cybersecurity risks (including review of cybersecurity risks against established risk management methodologies) and the steps management has taken to monitor and control such exposures. In accordance with its charter, the Operations and Technology Committee receives regular reporting at each quarterly meeting from senior officers in the Technology Division (Technology), Operations Division (Operations) and the Non-Financial Risk Department. Such reporting includes updates on the Firm’s cybersecurity program, the external threat environment, and the Firm’s programs to address and mitigate the risks associated with the evolving cybersecurity threat environment.
The Board’s oversight of risks from cybersecurity threats is further discussed in Part I, Item 1C of the Firm’s 2024 Form 10-K.
ASSESSMENT OF LEADERSHIP STRUCTURE AND RISK OVERSIGHT
The Board has determined that its leadership structure is appropriate for the Firm. Mr. Pick’s prior experience at the Firm and his role as CEO, his existing relationship with the Board, his understanding of Morgan Stanley’s businesses and strategy and risks, and his professional experience and leadership skills uniquely position him to serve as Chairman. The Firm’s Independent Lead Director position enhances the overall independent function of the Board. The Board believes that the combination of Chairman and CEO, and the Independent Lead Director and the Chairs of the Audit, CMDS, G&S, Operations and Technology, and Risk Committees provides the appropriate leadership to help ensure effective risk oversight by the Board and continued success for the Firm.

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Corporate Governance Matters

Compensation Governance and Risk Management
KEY COMPENSATION GOVERNANCE PRACTICES
The CMDS Committee and the Firm have strong compensation governance practices that are regularly enhanced as a result of engagement with stockholders and regulators and the Firm’s attention to evolving best practices.
CMDS Committee Advisors. The CMDS Committee has direct access to, and open communication with, the Firm’s management and may obtain advice and assistance from internal advisors. The CMDS Committee also has the power to retain and terminate independent compensation consultants, legal counsel or other advisors as it may deem necessary to assist it in the performance of its duties and responsibilities. See the Compensation Discussion & Analysis Section 4.4 “Additional Compensation Practices—Independent Advice.”

Shareholder engagement. Each year in advance of the annual meeting, during the proxy off-season, and at other times, we meet with shareholders to solicit feedback on compensation, governance and other matters.

Performance-based compensation. For 2024, variable incentive compensation was more than 95% of CEO annual compensation. 75% of CEO incentive compensation was granted in deferred equity, and 60% of CEO incentive compensation is subject to future three-year performance-based vesting.

Shareholder transparency. Our proxy disclosure regarding the incentive compensation determination process is clear and transparent. For example, we disclose the key factors in the compensation decision and the performance goals for the performance stock unit program.

Risk governance. See Section “Key practices in compensation risk management” below.

Regulatory requirements. Our governance and compensation practices are designed to comply with ongoing guidance provided by our regulators.

No excessive perks. We provide our executives with certain benefits to promote their health and productivity, but do not provide NEOs with excessive perquisites such as free personal use of private aircraft.

No executive pensions. No NEO is awarded with credited service in excess of his or her actual service under the Morgan Stanley Employees Retirement Plan that was frozen in 2010. Pension and retirement benefits provided to NEOs are discussed in further detail under “2024 Pension Benefits.”

No hedging or pledging of Morgan Stanley stock. Directors and executive officers are prohibited from pledging, selling short, engaging in hedging strategies or trading derivatives involving Morgan Stanley securities, including securities granted in connection with compensation or otherwise held.

No tax gross-ups. We do not provide for tax gross-ups for NEOs.

No “single trigger” equity acceleration. Our equity incentive plan has a “double trigger” change-of-control feature, meaning that both a change of control of Morgan Stanley and an involuntary termination of employment not for “Cause” must occur for awards to vest and payout.

No “golden parachute” agreements. NEOs do not have special agreements covering their compensation in the event of a change of control and are not entitled to severance pay upon termination of employment in excess of broad-based benefits.

KEY PRACTICES IN COMPENSATION RISK MANAGEMENT
Factoring Risk Management Performance into Compensation Decisions
•	The independent members of the CMDS Committee approve compensation for all Operating Committee members and certain other members of senior management.
•
The Firm maintains formalized processes to assist the CMDS Committee in fulfilling its responsibilities to receive and incorporate sufficient financial and non-financial risk related information in its performance management and incentive compensation decisions.

°
Firm processes help ensure that the CMDS Committee receives adequate information on relevant, material aspects of risk management and controls performance with respect to performance management and incentive compensation decisions for senior management and holds senior management accountable to promote sound risk management, and compliance with laws, regulations, and internal standards.

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°
The CMDS Committee evaluates risk management and controls performance as part of the performance assessment. The CMDS Committee annually reviews performance management inputs for Operating Committee members and other members of senior management that include adequate information on relevant, material aspects of risk management performance, including a range of quantitative and qualitative inputs on financial and non-financial risks. For Operating Committee members, this risk management performance information includes performance priorities that reflect risk as an element of the executive’s financial goals, inputs from the Firm’s control functions, and a year-end performance review summary.

°
The CMDS Committee reviews and incorporates the risk management performance information into its performance management and incentive compensation determinations for Operating Committee members, in addition to its consideration of business performance, leadership and culture, and manager effectiveness.

°
After a comprehensive review and evaluation of Firm, business unit and individual performance, the CMDS Committee approves the compensation of the Operating Committee members, including the CEO. The CMDS Committee also reviews the performance and approves the compensation of any other employees referred to the CMDS Committee for review by the head of a control function, the CLO and/or the Co-Chief Human Resources Officers.

•	The CMDS Committee also receives feedback regarding risk management performance, including employee conduct.
°
The Control Function Assessment Committee (CFAC) is a management committee reporting to the CMDS Committee. CFAC has responsibility for oversight of the Firm’s process for collecting input, information and metrics regarding the risk management performance of the Operating Committee members and other employees and reviewing such information to produce recommendations to help ensure that the incentive compensation outcomes for such employees are consistent with their risk management performance.

°	Independent control functions provide appropriate input to the CMDS Committee regarding Operating Committee risk management performance.
°	The Risk Committee and Audit Committee provide feedback on performance of and compensation for the CRO and Chief Audit Officer, respectively.
°
The CMDS Committee receives reports from the CLO or his delegate regarding employee discipline matters and relevant adjustments to compensation, and reports from the CRO, the Chief Audit Officer and/or the Head of Non-Financial Risk or, in each case, his or her delegate, regarding risk management and controls performance of employees and relevant performance management and incentive compensation outcomes.

°	At least annually, the Chief Audit Officer reports to the CMDS Committee on the effectiveness of the control environment.
°
The CMDS Committee oversees the Firm’s cancellation and clawback policies and procedures for incentive-based compensation, including by periodically reviewing any significant events under review under the Firm’s employee discipline and conduct policies and procedures, and any other events of similar import or relating to a significant failure of risk management.

•
The CMDS Committee coordinates with management and other Board committees to help ensure it receives the information necessary to fulfill its responsibilities with respect to oversight of risk management.

°
The CMDS Committee meets with the Lead Independent Director of the Board and the Chairs of each other committee of the Board overseeing risk management matters at least annually to discuss risk management information that the CMDS Committee should consider and incorporate, as appropriate, in the performance management and incentive compensation process for Operating Committee members and other members of senior management.

•	An enhanced risk assessment process applies to “covered employees.”
°	The Firm systematically identifies “covered employees” who, individually or as part of a group, have authorities or responsibilities that may subject the Firm to material risks.
°	Through a systematic annual process, the Firm identifies the material risks to the Firm and then identifies the covered employees with influence over those risks.

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Corporate Governance Matters

°
The compensation structure for covered employees includes substantial deferrals and cancellation provisions intended to cover a range of behaviors. The portion of a covered employee’s incentive compensation that is deferred increases with the size of the incentive compensation.

Reviewing Programs from a Risk Perspective
•	The Firm’s incentive plan design and governance processes appropriately balance risks with compensation outcomes.
°
Compensation granted to our Operating Committee members has robust risk balancing features such as significant deferrals, performance-based vesting, deferral over a three-year period, broad cancellation provisions, an equity ownership commitment, and a prohibition on hedging and pledging shares.

°
Together with the CRO, the CMDS Committee oversees the Firm’s incentive compensation practices and arrangements to help ensure that such practices and arrangements (i) are designed in accordance with the Firm’s responsibility to appropriately balance risk and financial results in a manner that does not encourage employees to expose the Firm to imprudent financial or non-financial risk, (ii) are consistent with the safety and soundness of the Firm and (iii) are otherwise consistent with applicable related regulatory rules and guidance.

°
The CRO attends CMDS Committee meetings at least annually, and on an as-needed basis, to discuss the risk attributes of the Firm’s compensation practices and arrangements and the relationship between such practices and arrangements and the Firm’s risk management policies and practices.

°
The Firm concluded that the Firm’s current compensation programs for 2024 do not incentivize employees to take unnecessary or excessive risk and that such programs do not create risks that are reasonably likely to have a material adverse effect on the Firm. The CRO reviewed the Firm’s compensation practices and arrangements from a risk perspective, and reviewed the risk assessment process and his findings and conclusions with the CMDS Committee. The CMDS Committee concurred with the risk assessment process and results.

•
Internal Audit annually reviews the operational effectiveness of the incentive compensation program, using a risk-based approach to evaluate plan design, pay execution, program governance, and conformity with regulatory requirements.

Director Compensation
Our director compensation program is guided by three goals: compensation should fairly pay directors for work required in a company of our size and scope; compensation should align directors’ interests with the long-term interests of shareholders; and the structure of compensation should be easy for shareholders to understand. The Board believes that a director’s total compensation should include a significant equity component because it believes that this more closely aligns the long-term interests of directors with those of shareholders and provides a continuing incentive for directors to foster the Firm’s success. In furtherance of these goals, our directors are bound by a shareholder-approved annual compensation (cash and equity) limit of $750,000 and an equity ownership requirement of five times the annual cash Board retainer (as described in more detail below under “Director Equity Ownership Requirement”).
Directors’ compensation for service on the Board is determined by the Board, and the G&S Committee makes recommendations to the Board based on periodic benchmarking assessments and advice received from FW Cook, its independent advisor. In 2024, FW Cook conducted a customized review of the design and pay levels of our director compensation program compared to competitive market practices. Effective November 1, 2024, based on the recommendation of the G&S Committee following its review with FW Cook, the Board increased the value of the annual equity award by $15,000 and the annual Board retainer by $15,000.

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The following table contains information with respect to the annual compensation (including deferred compensation) of our non-employee directors earned during 2024 with respect to their Board service.

Director(1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Megan Butler*	69,167	260,000	—	224,938(5)	554,105
Thomas H. Glocer	202,500	260,000	—	—	462,500
Robert H. Herz	142,500	260,000	—	—	402,500
Erika H. James	102,500	260,000	—	—	362,500
Shelley B. Leibowitz	102,500	260,000	—	—	362,500
Stephen J. Luczo*	92,917(6)	260,000(6)	—	—	352,917
Jami Miscik	132,500	260,000	—	—	392,500
Dennis M. Nally	132,500	260,000	—	—	392,500
Mary L. Schapiro	102,500	260,000	—	—	362,500
Perry M. Traquina	142,500	260,000	—	—	402,500
Rayford Wilkins, Jr.	132,500	260,000	—	—	392,500

*	Ms. Butler joined the Board effective May 23, 2024, and Mr. Luczo concluded service on the Board effective December 31, 2024.
(1)	Messrs. Kamezawa and Miyachi, and employee directors, Messrs. Gorman and Pick, received no compensation during 2024 for Board service.
(2)
Represents the portion of the annual Board and Board committee retainers earned, whether paid in cash or deferred at the director’s election, during 2024. Cash retainers for service on the Board and Board committees during the 2024 service period are payable semi-annually in arrears for the period beginning at the 2024 annual meeting of shareholders (May 24, 2024) and concluding at the 2025 annual meeting of shareholders (May 15, 2025). Amounts in the table represent cash retainers earned for a portion of the 2023 service period (January 1, 2024 to May 23, 2024) and cash retainers earned for a portion of the 2024 service period (May 24, 2024 to December 31, 2024).

The following table sets forth the annual retainers payable with respect to service on the Board in 2024. Retainers are prorated when a director joins or leaves the Board or a committee at any time other than at the annual meeting of shareholders, and no retainers are paid for the year of election if the director is elected to the Board less than 60 days prior to the annual meeting of shareholders. Directors do not receive committee member or meeting fees.

Position	Annual Retainer ($)
Board Member	100,000*
Independent Lead Director	100,000
Committee Chairs
Audit and Risk Committees	40,000
All Other Committees	30,000

*	Increased to $115,000 effective November 1, 2024

Directors can elect to receive their retainers on a current basis in cash or on a deferred basis under the shareholder-approved Directors’ Equity Capital Accumulation Plan (DECAP) in the form of deferred stock units (Elective Units). Elective Units are not subject to vesting or cancellation.

Elective Units in lieu of cash retainers earned for the second half of the 2023 service period were granted in arrears on June 1, 2024, to Messrs. Glocer, Luczo, and Traquina. Elective Units in lieu of cash retainers earned for the first half of the 2024 service period were granted in arrears on December 1, 2024, to Messrs. Glocer and Luczo, Ms. Schapiro, and Mr. Traquina. The number of Elective Units granted on each applicable grant date is based on the volume-weighted average price (VWAP) of the Firm’s common stock on the grant date as follows: $97.1856 on June 1, 2024, and $132.0352 on December 1, 2024.

(3)
Represents the aggregate grant date fair value of the annual stock unit award granted on June 1, 2024, which is based on $97.1856, the VWAP of the Firm’s common stock on June 1, 2024. For further information on the valuation of these stock units, see notes 2 and 19 to the consolidated financial statements included in the 2024 Form 10-K.

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Corporate Governance Matters

Under DECAP, directors receive an equity award upon initial election to the Board (provided that they are elected to the Board no less than 60 days prior to the annual meeting) and an equity award annually thereafter on the first day of the month following the annual meeting of shareholders. Initial and annual equity awards are granted 50% in the form of stock units that do not become payable until the director concludes service on the Board (Career Units) and 50% in the form of stock units payable on the first anniversary of grant (Current Units). The annual equity award and initial equity award is $260,000, with the initial equity award prorated for service until the next annual meeting. The initial equity award is fully vested upon grant and the annual equity award is subject to monthly vesting until the one-year anniversary of the grant date. Directors may elect to extend deferral of their Career Units and Current Units beyond the scheduled payment date, subject to specified limitations.
(4)	The following table sets forth the aggregate number of shares underlying DECAP stock units held by each director on December 31, 2024.

Name	Stock Units (#)
Megan Butler	2,718
Thomas H. Glocer	110,527
Robert H. Herz	73,152
Erika H. James	6,444
Shelley B. Leibowitz	9,256
Stephen J. Luczo	—
Jami Miscik	35,654
Dennis M. Nally	23,676
Mary L. Schapiro	33,429
Perry M. Traquina	83,168
Rayford Wilkins, Jr.	41,262

(5)
Represents £176,000 of fees earned for board service at MSIP and MSBI, and board and committee service at MSIL. This amount was converted to dollars using the average of 2024 daily spot rates of £1 to $1.2781.

(6)
In connection with Mr. Luczo’s retirement from the Board, 1,114 unvested restricted stock units from his annual stock award granted on June 1, 2024 were cancelled, and the annual cash retainer for services provided for the 2024 annual service period that began on May 23, 2024, was prorated.

Related Person Transactions Policy
Our Board has adopted a written Related Person Transactions Policy requiring the approval or ratification by the G&S Committee of transactions (including material amendments or modifications to existing transactions) where the Firm is a participant. Under this policy, transactions that exceed $120,000 and a related person (directors or director nominees, executive officers, 5% shareholders, and immediate family members of the foregoing) has a direct or indirect material interest are submitted to the G&S Committee or Board for review and approval.
In determining whether to approve or ratify such related person transactions, the G&S Committee considers all relevant facts and circumstances, including, but not limited to:
•	The terms and commercial reasonableness of the transaction;
•	The size of the transaction;
•	The materiality to, and interest of, the related person and the Firm in the transaction;
•	Whether the transaction would, or would be perceived to, present an improper conflict of interest for the related person; and
•	If the related person is an independent director, the impact on the director’s independence.
Certain transactions are not subject to the policy, including (i) compensation of executive officers approved by the CMDS Committee and (ii) ordinary course commercial or financial services transactions between the Firm and a related person (or an entity in which a related person has an interest) if (x) the transaction is made under terms and conditions and under circumstances substantially similar to those prevailing at the time for comparable transactions with unaffiliated third parties and (y) the related person does not otherwise have a direct or indirect material interest in the transaction.

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Corporate Governance Matters

Certain Transactions
Our subsidiaries may extend credit in the ordinary course of business to certain of our directors and officers, and members of their immediate families. These extensions of credit may be in connection with margin loans, mortgage loans, or other extensions of credit by our subsidiaries. These extensions of credit are made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the lender and do not involve more than the normal risk of collectability or present other unfavorable features.
Each of MUFG, State Street Corporation (State Street), BlackRock, Inc. (BlackRock) and The Vanguard Group (Vanguard) beneficially owns more than 5% of the outstanding shares of Morgan Stanley common stock as reported under “Principal Shareholders.” During 2024, we engaged in transactions in the ordinary course of business with each of MUFG, State Street, BlackRock and Vanguard, and certain of their respective affiliates, including investment banking, financial advisory, sales and trading, derivatives, investment management, lending, securitization and other financial services transactions. Such transactions were on substantially the same terms as those prevailing at the time for comparable transactions with unrelated third parties.
A sister-in-law of Andrew Saperstein, an executive officer, and a daughter-in-law of Mr. Peterson, a director nominee, are each a non-executive employee of the Firm and received compensation in 2024 of approximately $210,500 and $148,500, respectively. The compensation and benefits for each of these employees were determined in accordance with the Firm’s standard compensation practices applicable to similarly situated employees.
In addition to the transactions described above, as part of the global strategic alliance between MUFG and the Firm, the Firm and MUFG have a joint venture in Japan comprised of their respective investment banking and securities businesses, which is conducted through Mitsubishi UFJ Morgan Stanley Securities Co., Ltd. (MUMSS) and Morgan Stanley MUFG Securities Co., Ltd. (MSMS) (MSMS, together with MUMSS, the Joint Venture). The Firm owns a 40% economic interest in the Joint Venture and MUFG owns a 60% economic interest in the Joint Venture. The Firm holds a 40% voting interest and MUFG holds a 60% voting interest in MUMSS, while the Firm holds a 51% voting interest and MUFG holds a 49% voting interest in MSMS. During 2024, the Firm further expanded its alliance with MUFG to collaborate in the foreign exchange trading and Japanese research and equity businesses for institutional clients. Other initiatives that are part of the Firm’s global strategic alliance with MUFG include a loan marketing joint venture in the Americas, business referral arrangements in Asia, Europe, the Middle East and Africa, referral agreements for commodities transactions and for Shareworks products in Japan and a secondment arrangement of personnel between MUFG and the Firm for the purpose of sharing best practices and expertise. On April 18, 2018, the Firm entered into a sales plan (the Plan) with MUFG and Morgan Stanley & Co. LLC (MS&Co.) whereby MUFG agreed to sell shares of the Firm’s common stock to the Firm, through its agent, MS&Co., as part of the Firm’s share repurchase program. The Plan, which was suspended as of December 10, 2020, has no impact on the strategic alliance between MUFG and the Firm and is intended only to maintain MUFG’s ownership percentage of the common stock below 24.9% in order to comply with MUFG’s passivity commitments to the Federal Reserve.

MORGAN STANLEY 2025 PROXY STATEMENT 51

Audit Matters

Item 2
Ratification of Appointment of Morgan Stanley’s Independent Auditor
Our Board unanimously recommends that you vote “FOR” the ratification of Deloitte & Touche’s appointment as our independent auditor.
The Audit Committee has the sole authority and responsibility to appoint, compensate, retain, oversee, evaluate and, when appropriate, replace the independent registered public accounting firm (independent auditor) engaged to audit the Firm’s consolidated financial statements. The Audit Committee reviews and assesses annually the qualifications and performance of the independent auditor. The Audit Committee also evaluates whether it is appropriate to rotate the independent auditor and assures the mandatory, regular rotation of the lead audit partner and other senior engagement partners of the independent auditor. In connection with such rotations, the Audit Committee is actively involved in the selection of key engagement partners of the independent auditor, including the lead audit partner, who may provide services to the Firm for a maximum of five consecutive years. In approving the selection of the lead audit partner from Deloitte & Touche LLP (Deloitte), Deloitte selects candidates to be considered for the lead audit partner role, who are then interviewed by Firm management. After considering the candidates recommended by Deloitte, Firm management recommends two proposed candidates to be interviewed by the Audit Committee Chair who, after interviewing the two candidates and discussion with Firm management, recommends a proposed candidate to be interviewed by the Audit Committee. The Audit Committee then discusses the desired qualifications of the lead audit partner, interviews the proposed candidate for lead audit partner recommended by the Audit Committee Chair and management, and approves the selection of the lead audit partner for the Firm.
As part of the Audit Committee’s annual review of Deloitte and consideration to re-appoint Deloitte as the Firm’s independent auditor, the Audit Committee reviewed and considered, among other factors:

Best Interest of Morgan Stanley and its Shareholders

Institutional Knowledge

Performance

Potential Impact of Changing Independent Auditor

Professional Qualifications

Independence

Audit Quality

Succession Planning

Global Capabilities

Appropriateness of Fees

Tenure

External Data on Audit Quality and Performance

In particular, the Audit Committee reviewed and considered:
•	Whether retaining Deloitte is in the best interest of the Firm and its shareholders.
•	The results of management’s assessment that includes the results of a global management survey and interviews regarding overall historic and recent performance of Deloitte.
•	The professional qualifications of Deloitte and the lead audit and other senior engagement partners.
•
The historic and current audit quality of service of Deloitte and the lead audit and other senior engagement partners, including the candidness of the communications and interactions with the Audit Committee, as well as their independent judgment and professional integrity and objectivity.

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Audit Matters

•
Deloitte’s global capabilities and expertise in handling the breadth and complexity of the Firm’s global operations and businesses, accounting policies and internal control over financial reporting, including Deloitte’s use of technology, specialists and subject matter experts and the sharing of industry insights, trends and emerging practices.

•
Deloitte’s tenure as independent auditor, including the benefits of its institutional knowledge of the Firm and its history and familiarity with the Firm’s businesses, which enhances Deloitte’s audit efficiency and effectiveness and provides cost efficiencies.

•	The potential challenges, impact and advisability of selecting a different independent auditor, including the time and expense of transitioning to a new independent auditor.
•
Deloitte’s independence from the Firm, noting that (i) Deloitte does not provide any non-audit services to the Firm other than those deemed permissible, as described under “Independent Auditor Fees,” and (ii) both the Firm and Deloitte have controls and policies in place, including related to the applicable auditor independence rules and the mandatory rotation of the lead audit and other senior engagement partners, which helps ensure the continued independence and fresh perspectives of Deloitte.

•	Deloitte’s succession planning for rotation of key engagement partners.
•	The appropriateness of Deloitte’s fees relative to both audit quality and efficiency.
•	External data on audit quality and performance, including recent Public Company Accounting Oversight Board (PCAOB) reports on Deloitte and peer firms.
Based on this review, the Audit Committee has appointed Deloitte as independent auditor for the year ending December 31, 2025, and, although not legally required to do so, presents this selection to the shareholders for ratification as a matter of governance best practices. The Audit Committee believes that the continued retention of Deloitte is in the best interest of the Firm and its shareholders. Deloitte was selected as independent auditor upon the merger creating the current Firm in 1997 and has served continuously as independent auditor since that time. Deloitte will audit the Firm’s consolidated financial statements included in the Annual Report on Form 10-K for the year ending December 31, 2025, and will perform other permissible, pre-approved services. If shareholders do not ratify the appointment of Deloitte, the Audit Committee will consider this in determining whether to appoint Deloitte as independent auditor for the year ending December 31, 2026. Even if the appointment is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interest of the Firm and its shareholders.
Deloitte representatives will attend the annual meeting. They will be present to respond to appropriate shareholder questions and will have the opportunity to make a statement if they desire to do so.
Our Board unanimously recommends that you vote “FOR” the ratification of Deloitte’s appointment as our independent auditor. Proxies solicited by the Board will be voted “FOR” this ratification unless otherwise instructed.

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Audit Matters

Audit Committee Report
The Audit Committee’s charter, available at www.morganstanley.com/about-us-governance, provides that the Audit Committee is responsible for the oversight of the integrity of the Firm’s consolidated financial statements, the Firm’s system of internal control over financial reporting, certain aspects of the Firm’s risk management as described in the charter, the qualifications and independence of the independent registered accounting firm engaged as the “independent auditor,” the performance of the Firm’s internal auditor and independent auditor, and the Firm’s compliance with legal and regulatory requirements. We have the sole authority and responsibility to appoint, compensate, retain, oversee, evaluate and, when appropriate, replace the Firm’s independent auditor. As described under “Corporate Governance Matters — Corporate Governance Practices — Board Meetings and Committees,” the Board has determined that all four members of the Audit Committee are independent and “financially literate” within the meaning of the NYSE listing standards and that each of Robert H. Herz, the Audit Committee Chair, and Dennis M. Nally is an “audit committee financial expert” within the meaning of SEC rules.
The Audit Committee serves in an oversight capacity and is not part of the Firm’s managerial or operational decision-making process. Management is responsible for the financial reporting process, including the system of internal controls, for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the U.S. (GAAP) and for the report on the Firm’s internal control over financial reporting. The Firm’s independent auditor, Deloitte, is responsible for planning and conducting an independent audit of those financial statements and expressing an opinion as to their conformity with GAAP and expressing an opinion on the effectiveness of the Firm’s internal control over financial reporting. Our responsibility is to oversee the financial reporting process and to review and discuss management’s report on the Firm’s internal control over financial reporting. We rely, without independent verification, on the information provided to us and on the representations made by management, the internal auditor and the independent auditor, who generally attends each Audit Committee meeting.
During 2024, the Audit Committee, among other things:
•
Reviewed and discussed the Firm’s quarterly earnings releases, Quarterly Reports on Form 10-Q and Annual Report on Form 10-K, including the consolidated financial statements, significant accounting policies (and updates thereto), and other developments.

•
Reviewed the Firm’s major legal, compliance and global financial crimes risk exposures, including the steps management is taking to mitigate and address such risks, and the guidelines and policies that govern the process for risk assessment and risk management, coordinating with the Chief Audit Officer and Firm management, including the CRO and Head of Non-Financial Risk, and with the Risk Committee and the Operations and Technology Committee, as appropriate.

•
Reviewed, discussed and approved the plan and scope of the work and coverage of the internal auditor for 2024 and reviewed and discussed the significant reports, or summaries thereof, prepared by the internal auditor to management.

•	Reviewed the qualifications, performance and compensation of the Chief Audit Officer.
•	Reviewed and discussed the plan and scope of the work of the independent auditor for 2024.
•	Reviewed and discussed reports from management on the Firm’s policies regarding applicable legal and regulatory requirements, and reviewed, discussed and approved the Firm’s annual compliance plan.
•	Met with and received reports from senior representatives of the Finance Division, the Legal and Compliance Division and the Internal Audit Department.
•
Oversaw the rotation of key engagement partners of the independent auditor by actively participating in discussions about prospective candidates, considering input from Deloitte, and engaging with the Firm’s management regarding the evaluation and selection process.

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•
Met regularly in private executive sessions with each of Deloitte, the Chief Audit Officer and other members of Firm management, including the CFO, Deputy Chief Financial Officer, CLO, Head of Non-Financial Risk and Chief Compliance Officer, which provided an additional opportunity for Deloitte, the Chief Audit Officer and other members of Firm management to provide candid feedback to the Audit Committee.

We reviewed and discussed with management, the Chief Audit Officer and Deloitte:
•	The audited consolidated financial statements for 2024.
•	The critical accounting policies that are set forth in the Firm’s Annual Report on Form 10-K.
•	Management’s annual report on the Firm’s internal control over financial reporting.
•
Deloitte’s opinion on the consolidated financial statements, including (i) the critical audit matter addressed during the audit and (ii) the effectiveness of the Firm’s internal control over financial reporting.

We also discussed with Deloitte the matters required to be discussed by the applicable requirements of the PCAOB and the SEC. Deloitte also provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent auditor’s communications with the Audit Committee concerning independence and represented that it is independent from the Firm.
We also discussed with Deloitte its independence from the Firm and considered if services it provided to the Firm beyond those rendered in connection with its audit of the Firm’s consolidated financial statements, reviews of the Firm’s interim condensed consolidated financial statements included in its Quarterly Reports on Form 10-Q and its opinion on the effectiveness of the Firm’s internal control over financial reporting were compatible with maintaining its independence. We also reviewed and pre-approved, among other things, the audit, audit-related, tax and all other services performed by Deloitte and received regular updates on the amount of fees and scope of audit, audit-related and tax services provided.
Based on our review and the meetings, discussions and reports discussed above, and subject to the limitations on our role and responsibilities referred to above and in the Audit Committee charter, we recommended to the Board that the Firm’s audited consolidated financial statements for 2024 be included in the Firm’s Annual Report on Form 10-K. We also selected Deloitte as the Firm’s independent auditor for the year ending December 31, 2025, and are presenting the selection to the shareholders for ratification.
Respectfully submitted,

Robert H. Herz, Chair
Megan Butler
Shelley B. Leibowitz
Dennis M. Nally

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Audit Matters

Independent Auditor’s Fees
The Audit Committee is responsible for overseeing the audit fee negotiations associated with the engagement of Deloitte, including considering the appropriateness of fees relative to both audit quality and efficiency. The Audit Committee pre-approves categories of audit and permitted non-audit services that Deloitte may perform for the Firm and sets budgeted fee levels for such services. The Firm reviews proposed engagements, in conjunction with Deloitte, to confirm the proposed engagements fit within a category of pre-approved services and such engagements are documented and reported to the Audit Committee on a quarterly basis. Any proposed service category, engagement or budgeted fee adjustment that has not been pre-approved by the Audit Committee may be approved by the Audit Committee Chair between regularly scheduled quarterly meetings and reported to the Audit Committee at its next quarterly meeting. Any fees for services in excess of the pre-approved budgeted fees must be specifically approved. In 2024 and 2023, all of Deloitte’s fees were approved by the Audit Committee.
The following table summarizes the aggregate fees (including related expenses; $ in millions) for professional services provided by Deloitte related to 2024 and 2023.

	2024 ($)	2023 ($)
Audit Fees(1)	64.3	61.7
Audit-Related Fees(2)	9.7	8.7
Tax Fees(3)	0.4	1.0
All Other Fees(4)	0.2	0.2
Total	74.6	71.6

(1)
Audit Fees services include: the audit of our consolidated financial statements and internal control over financial reporting included in the Firm’s Annual Report on Form 10-K and reviews of the interim condensed consolidated financial statements included in our quarterly reports on Form 10-Q; services attendant to, or required by, statute or regulation; comfort letters, consents and other services related to SEC and other regulatory filings; and audits of subsidiary financial statements.

(2)
Audit-Related Fees services include: agreed-upon procedures related to asset securitizations; assessment and testing of internal controls and risk management processes beyond the level required as part of the consolidated audit; statutory audits and financial audit services provided relating to investment products offered by Morgan Stanley, where Morgan Stanley incurs the audit fee in conjunction with the investment management services it provides; other agreed-upon procedures engagements; regulatory matters; and attest services in connection with debt covenants.

(3)	Tax Fees services include U.S. and non-U.S. income and non-income tax compliance and preparation, tax planning and advice.
(4)	All Other Fees consists of permitted services other than those that meet the criteria above and include training activities.
Morgan Stanley offers various registered money market, equity, fixed income and alternative funds, and other funds (collectively, Funds). Deloitte also provides audit, audit-related and tax services to certain of these Funds. Additional fees paid to Deloitte by these Funds for these services were $29.3 million in 2024 and $26.4 million in 2023.

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Item 3
Company Proposal to Approve the Compensation of Executives as Disclosed in the Proxy Statement (Non-Binding Advisory Vote)
Our Board unanimously recommends that you vote “FOR” this proposal.
As required by Section 14A of the Securities Exchange Act of 1934, the below resolution gives shareholders the opportunity to cast an advisory vote to approve the compensation of our NEOs as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K:
“RESOLVED, that the Firm’s shareholders approve, on an advisory basis, the compensation of the Firm’s named executive officers, as disclosed in the Firm’s proxy statement for the 2025 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure includes the Compensation Discussion and Analysis and the accompanying compensation tables and related narrative).”
As this “Say on Pay” vote is advisory, the result will not be binding on our Board, although the CMDS Committee will consider the outcome of the vote when evaluating the effectiveness of our executive compensation program and making future executive compensation decisions. We have a long history of strong shareholder support for our Board’s compensation philosophy, as evidenced by average support for our “Say on Pay” proposals of 93% from 2014 to 2023. At the 2024 annual meeting, approximately 75% of the approximately 1.3 billion votes cast favored our “Say on Pay” proposal.
The key change in our compensation program between 2023 and 2024 was the grant of a one-time equity Staking Award to each of the incoming CEO and Co-Presidents in the Fall of 2023 in connection with the CEO succession and leadership transition process. The Staking Awards allowed the Firm to address shareholders’ concerns, make senior management transitions without disrupting the positive momentum achieved over the years in evolving the Firm’s strategy and creating long-term shareholder value, and achieve full leadership continuity following an internal CEO transition, an atypical outcome in the financial industry.
In anticipation of shareholder questions regarding our approach to the CEO succession and leadership transition process in 2023, and in light of our 2024 “Say on Pay” vote falling below our historic average and to ascertain the reasons for the decline, we deliberately increased shareholder engagement efforts. Shareholders who provided feedback during our engagement program generally emphasized their support for the Firm’s leadership team, the Firm’s strategy and long-term performance, and the Firm’s annual compensation program for executives. Many shareholders also praised the quality of the Firm’s disclosure and reported that the CMDS Committee’s use of discretion in the administration of the executive compensation program is reasonable and that the general structure of our compensation program is viewed as well-aligned with performance. Some shareholders, however, raised concerns regarding the one-time equity awards granted during 2023. The CMDS Committee factored this shareholder feedback, including the “Say on Pay” vote results with respect to 2023 compensation, into its consideration of the executive compensation structure and determination of 2024 NEO pay levels and future grant practices, and we note that no one-time awards were granted to our NEOs for 2024.

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As discussed in the CD&A, the 2024 pay decision for the CEO was made by the CMDS Committee in consultation with the Board, based on an evaluation of 2024 Firm and CEO performance against predetermined performance priorities and strategic objectives as exceptional, including Mr. Pick’s successful completion of the leadership transition and reporting strong financial results that reflect execution of a clear and consistent long-term strategy focused on driving revenue, strong capital, liquidity and earnings, maintaining expense discipline, investing in risk and controls across the Firm, and delivering the full, integrated Firm to clients.
Under Mr. Pick’s leadership, for 2024:
•	The Firm achieved strong financial performance across revenues, net income and EPS.
•
Firm net revenues were a record at $61.8 billion (up approximately 14% year-over-year) with net income applicable to Morgan Stanley of approximately $13.4 billion (up approximately 47% year-over-year), and EPS of $7.95.

•	The Firm delivered pre-tax profit of $17.6 billion (up approximately 49% year-over-year).
•	The Firm reported full-year ROTCE of 18.8% and an efficiency ratio of 71%, making progress toward our Firmwide goals.
•	The CET1 Ratio at December 31, 2024 was 15.9% and the Firm accreted $5.6 billion of CET1 capital while supporting our clients, continuing to grow our dividend, and returning capital to shareholders.
•	The quarterly dividend was increased $0.075 to $0.925 in the third quarter, with total dividends of $5.7 billion paid in 2024.
•	The Firm retained its premium valuation and continued to increase returns to shareholders, delivering total shareholder returns of 40% over the one-year period. Market cap surpassed $200 billion.
Mr. Pick led the Firm’s successes while staying committed to the Firm’s values, and along with the leadership team, upheld a culture of partnership, rigor and humility.
Mr. Pick’s total pay for 2024 was set at $34 million with shareholder-aligned features. Consistent with previous years’ CEO compensation and shareholder feedback over the years, 60% of Mr. Pick’s incentive compensation is delivered in future performance-vested equity subject to clawback, 75% of Mr. Pick’s incentive compensation is deferred over three years and is subject to cancellation, and 100% of Mr. Pick’s deferred incentive compensation is delivered in the form of equity awards, aligning his compensation with shareholders’ interests.
For a detailed description of our executive compensation program, see “Overview of Voting Items,” CD&A and “Executive Compensation.”
For additional information relating to the metrics and certain non-GAAP measures referenced above, see the CD&A Section 5 “Explanatory Notes.”
Our Board unanimously recommends that you vote “FOR” this proposal. Proxies solicited by the Board will be voted “FOR” this proposal unless otherwise instructed.

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Compensation Discussion and Analysis (CD&A)
In this CD&A, we review the objectives and elements of Morgan Stanley’s executive compensation program, its alignment with Morgan Stanley’s performance, and the 2024 compensation decisions for our named executive officers (NEOs):

Edward (Ted) Pick	Chief Executive Officer*
Sharon Yeshaya	Chief Financial Officer
Andrew M. Saperstein	Co-President, Head of Investment Management and Head of Wealth Management
Daniel A. Simkowitz	Co-President and Head of Institutional Securities
James P. Gorman	Executive Chairman*

*
Mr. Gorman stepped down as Executive Chairman, effective December 31, 2024, and Mr. Pick assumed the additional position of Chairman of the Board, effective January 1, 2025. Mr. Gorman was named Chairman Emeritus, a non-director honorary designation, and agreed to serve as a non-employee advisor to the Firm, effective January 1, 2025.

The “2024 Summary Compensation Table” and other compensation and benefits disclosures follow this CD&A.
The CD&A is organized into the following five sections:

Page:
1. Overview of Compensation Approach and Performance Highlights	59
2. Compensation Philosophy and Objectives	68
3. Framework for Making Compensation Decisions	69
4. Compensation Decisions and Program Elements	77
5. Explanatory Notes	85

The “Explanatory Notes” to this CD&A are an integral part of the Firm’s financial and operating performance described herein. A detailed analysis of the Firm’s financial and operational performance for 2024 is contained in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II, Item 7 of the Firm’s 2024 Form 10-K. Information provided in this CD&A may include certain non-GAAP financial measures. The definition of such financial measures and/or the reconciliation of such measures to the comparable GAAP figures are included in either the 2024 Form 10-K or in the “Explanatory Notes.”
1. Overview of Compensation Approach and Performance Highlights
1.1 Executive Summary
CEO PAY FOR PERFORMANCE COMPENSATION FRAMEWORK AND DECISION
The CMDS Committee follows a prescribed framework for determining executive compensation to ensure that Morgan Stanley’s compensation program delivers pay for sustainable performance, aligns compensation with shareholders’ interests, is motivating and competitive, and reflects shareholder input and best practices. The CMDS Committee’s commitment to these compensation objectives is demonstrated in the structure of executive compensation and in the CMDS Committee’s CEO pay framework detailed in this CD&A.
The CMDS Committee set CEO total compensation for 2024 at $34 million with shareholder-aligned features (see Section 1.4 “CEO Compensation Determination”). This determination was based on an evaluation of 2024 Firm and CEO performance against predetermined performance priorities and strategic objectives as exceptional, including Mr. Pick’s successful completion of the leadership transition and reporting strong financial results that reflect execution of a clear and consistent long-term strategy focused on driving revenue, strong capital, liquidity and earnings, maintaining expense discipline, investing in risk and controls across the Firm, and delivering the full, integrated Firm to clients.

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Under Mr. Pick’s leadership, for 2024:
•	The Firm achieved strong financial performance across revenues, net income and EPS.
•
Firm net revenues were a record at $61.8 billion (up approximately 14% year-over-year) with net income applicable to Morgan Stanley of approximately $13.4 billion (up approximately 47% year-over-year), and EPS of $7.95.

•	The Firm delivered pre-tax profit of $17.6 billion (up approximately 49% year-over-year).
•	The Firm reported full-year ROTCE of 18.8% and an efficiency ratio of 71%, making progress toward our Firmwide goals.
•	The CET1 Ratio at December 31, 2024 was 15.9% and the Firm accreted $5.6 billion of CET1 capital while supporting our clients, continuing to grow our dividend, and returning capital to shareholders.
•	The quarterly dividend was increased $0.075 to $0.925 in the third quarter, with total dividends of $5.7 billion paid in 2024.
•	The Firm retained its premium valuation and continued to increase returns to shareholders, delivering total shareholder returns of 40% over the one-year period. Market cap surpassed $200 billion.
Mr. Pick led the Firm’s successes while staying committed to the Firm’s values, and along with the leadership team, upheld a culture of partnership, rigor and humility.
For more detail regarding the CMDS Committee’s assessment of 2024 Firm and CEO performance, see Section 1.3 “Performance Highlights” and Section 3.2 “Evaluating Firm and Individual Performance for Alignment with Executive Compensation,” which also includes 2024 financial performance compared with 2023 financial performance.
2024 CEO COMPENSATION ALIGNED WITH SHAREHOLDER INTERESTS
Consistent with previous years’ CEO compensation and shareholder feedback over the years, 60% of Mr. Pick’s incentive compensation is delivered in future performance-vested equity, 75% of Mr. Pick’s incentive compensation is deferred over three years and is subject to cancellation, and 100% of Mr. Pick’s deferred incentive compensation is delivered in the form of equity awards, aligning his compensation with shareholders’ interests.
2024 CEO INCENTIVE COMPENSATION

1.2 Framework for CEO Compensation Decision
The CMDS Committee uses a disciplined pay-for-performance framework to determine CEO compensation so that compensation is commensurate with the overall performance of the Firm and individual performance. This approach enables the CMDS Committee to make a balanced and informed pay decision that is aligned with performance.

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The CMDS Committee’s CEO compensation framework supports and reinforces the Firm’s pay-for-performance philosophy and incorporates four key steps.
CEO COMPENSATION FRAMEWORK

Set Financial and Non-Financial Performance Priorities	Establish Target Compensation Range	Assess Performance Against Performance Priorities and Strategic Objectives	Determine Compensation Based on Performance Assessment

MS CEO COMPENSATION RANGE

1. SET FINANCIAL AND NON-FINANCIAL PERFORMANCE PRIORITIES
In the context of the Firm’s strategic objectives, at the beginning of the year, the Board sets annual performance priorities. Performance priorities include both ﬁnancial and non-ﬁnancial performance metrics for the Firm and its business segments. See Section 3.1 “Factors Considered in Compensation Decisions—Performance Priorities.”
2. ESTABLISH TARGET COMPENSATION RANGE
Each year, the CMDS Committee establishes a target compensation range for the CEO and outlines guidelines for the CEO performance assessment at year end. At the start of 2024, the CMDS Committee, in consultation with its independent compensation consultant, Semler Brossy, established a target range for CEO compensation as well as the factors to be considered in determining year-end compensation. The CMDS Committee maintained a range for 2024 CEO pay of $40 million or more for strong performance exceeding expectations to $20 million or less for performance below expectations. To inform its decision-making with respect to the appropriate target range, the CMDS Committee considers compensation information for selected financial companies in the S&P 100 Index, as described in Section 3.1 “Factors Considered in Compensation Determinations—Benchmarking Target CEO Pay.”
3. ASSESS PERFORMANCE AGAINST PERFORMANCE PRIORITIES AND STRATEGIC OBJECTIVES
The CMDS Committee assesses Firm and CEO performance at year end, including progress in achieving the Firm’s strategic objectives and annual performance priorities and the CEO’s overall leadership. See Section 3.2 “Evaluating Firm and Individual Performance for Alignment with Executive Compensation.”

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4. DETERMINE COMPENSATION BASED ON PERFORMANCE ASSESSMENT
The CMDS Committee determines CEO compensation after year end based on its performance assessment and discussion with the Board. The CMDS Committee determines the form and mix of CEO compensation that supports the Firm’s key compensation objectives. See Section 4.1 “Compensation Decisions.”
1.3 Performance Highlights
In its assessment of 2024 performance, the CMDS Committee considered Morgan Stanley’s execution against the four pillars – strategy, culture, financial strength, and growth – that support our Integrated Firm, creating long-term value for our shareholders.
FOUR PILLARS OF THE INTEGRATED FIRM

STRATEGY	CULTURE	FINANCIAL STRENGTH	GROWTH
Clear and Consistent Strategy in Support of Clients	Rigor, Humility and Partnership	Strong Capital, Liquidity and Earnings	Investing Across the Firm

STRATEGY
This pillar is about clear and consistent delivery of our strategy to raise, manage, and allocate capital in support of our individual, corporate, and asset manager and owner clients.

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In 2024, Messrs. Pick and Gorman seamlessly transitioned to their new roles as CEO and Executive Chairman. The Firm continued to execute on its consistent strategy and achieve best-in-class performance, while also upholding a strong culture and retaining a leadership team with a long tenure at the Firm following an internal CEO transition, an atypical outcome in the financial industry, and maintaining the positive momentum achieved over the years in evolving the Firm’s strategy and creating long-term shareholder value.
CULTURE
This pillar is about rigor, humility, and partnership that benefits relationships with clients and ultimately our shareholders. The Firm’s culture has enhanced the retention of the leadership team and other members of senior management who have long tenures with the Firm that promote deep business experience and consistency. Under Mr. Pick’s leadership, the Firm continued to promote Morgan Stanley’s strong culture and opportunities for our employees to grow and develop in their careers, including senior officers who were transitioned to working on different matters or within different segments. The Firm’s senior leaders are aligned for the integrated Firm’s long-term success and well positioned to mentor our pipeline of talent who will become the future leaders of the Firm.
CONTINUITY ACROSS THE FIRM
Average Length of Service

~22 YEARS Firm Operating Committee
~23 YEARS Firm Management Committee
~15 YEARS Managing Directors

CROSS-FIRM EXPERIENCE EMBEDDED IN LEADERSHIP

~67% of Management Committee Has Worked in Multiple Divisions or Regions
~45% of All Managing Directors Have Worked in Multiple Divisions or Regions

RIGOR, HUMILITY, AND PARTNERSHIP

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Compensation Matters

FINANCIAL STRENGTH
This pillar is about strong capital, liquidity and earnings. The Firm delivered a strong ROTCE of 18.8%, approaching our 20% ROTCE goal. The Firm accreted $5.6 billion of CET1 capital while supporting our clients and returning capital to shareholders. The CET1 Ratio was 15.9% at year end. The Firm continued to prudently grow the dividend, invest in the three businesses and across our infrastructure, and repurchase stock. In 2024, the Firm effectively deployed capital to support clients and translated that into earnings growth.
EXPANDING RETURNS ON AVERAGE TANGIBLE COMMON EQUITY

STEP-CHANGE IN EARNINGS GROWTH

CONSISTENTLY STRONG CAPITAL POSITION

STRONG AND CONSISTENT DIVIDEND GROWTH

The Firm also continued to generate strong shareholder returns reflecting consistent excellent performance and durable growth. Five-year shareholder returns continue to outpace peers and benefit shareholders, and one-, three- and five-year shareholder returns outperform the S&P 500 Financials Index.
1-YEAR (2024) TSR

3-YEAR (2022–2024) TSR

5-YEAR (2020–2024) TSR

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GROWTH
This pillar is about smart, strategic investment across the Firm, which generates new opportunities to capture client share. Under Mr. Pick’s leadership, for 2024, the Firm achieved strong financial performance across revenues, net income and EPS, and delivered one of Morgan Stanley’s best years, reflecting prudent investments for growth and operating leverage. Investments for growth in talent, clients, resiliency in technology and infrastructure, and the development of the Integrated Firm were supported by ongoing disciplined prioritization of our expense base.
REVENUE GROWTH OUTPACING EXPENSE GROWTH

INVESTMENTS FOR GROWTH

Talent Across Businesses
Differentiated Client Solutions
Expanded Bank Offering
World-Class Technology and Modernization
Infrastructure to Support Growth
The Integrated Firm

Each business segment grew this year, with Wealth Management and Investment Management revenues and client assets both markedly higher in 2024 as compared to the prior year due to both constructive markets as well as organic growth. Institutional Securities revenues were exceptional in 2024, as the segment’s wallet share increased by 100 basis points from the prior year.
INDUSTRY LEADER ACROSS WEALTH & INVESTMENT MANAGEMENT

STRENGTH ACROSS INSTITUTIONAL SECURITIES BUSINESSES

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Section 3.2 contains further details about Firm performance; see also Section 5 “Explanatory Notes.”
1.4 CEO Compensation Determination
The 2024 pay decision for the CEO was made by the CMDS Committee, in consultation with the Board, following its assessment of the Firm’s exceptional financial performance for 2024. The CMDS Committee also based its 2024 CEO pay decision on its assessment of Mr. Pick’s outstanding performance in successful completion of the leadership transition and execution of a clear and consistent long-term strategy focused on driving revenue, strong capital, liquidity and earnings, maintaining expense discipline, investing in risk and controls across the Firm, and delivering the full, integrated Firm to clients. The CMDS Committee determined that a 2024 pay decision for Mr. Pick of $34 million, with shareholder-aligned features, was appropriate.
2024 PERFORMANCE EVALUATION
2024 CEO COMPENSATION ELEMENTS ($MM)

**	This is the amount the CMDS Committee awarded to the CEO in early 2025 for 2024 performance. This amount differs from the SEC required disclosure in the “2024 Summary Compensation Table.”
Annual NEO pay, including that of our CEO, in a given year is typically delivered in a combination of fixed compensation (base salary), cash bonus, and deferred incentive compensation provided in time-vested deferred restricted stock units (RSUs) and a long-term incentive program award in the form of performance-vested stock units (PSUs), with the same key features as the CEO compensation elements.
In determining the portions of compensation to award as cash bonus, deferred incentive compensation, RSUs and PSUs, the CMDS Committee considers applicable regulatory requirements and guidelines for deferral, as well as market practices and shareholder feedback. A significant portion of pay is deferred, all of which is awarded in equity, subject to future stock price performance and cancellation and clawback and, in the case of PSUs, future achievement of specified financial objectives over a three-year period.
The CMDS Committee believes that emphasizing equity in the compensation mix aligns executives’ interests with those of shareholders by fostering a focus on the Firm’s long-term success while discouraging excessive risk-taking. Additionally, a competitive annual cash incentive opportunity serves as a strong motivator for performance.
Section 3.2 contains more details about individual NEO performance. Section 4.1 contains the 2024 compensation decisions for each NEO, which follows a similar performance evaluation process as for the CEO.

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These elements of our compensation program reflect the Firm’s compensation philosophy and support the key compensation objectives, discussed in Section 2, including delivering pay for sustainable performance.

Deferred Incentive Compensation	• 75% of 2024 CEO incentive compensation deferred over three years
• Subject to strong cancellation provisions and clawback policy
• No automatic vesting on change in control; double trigger in place
Equity-Based Compensation	• 100% of 2024 CEO deferred incentive compensation awarded in equity
• Significant portion of equity-based compensation aligns employee and shareholder interests
• Subject to share ownership and retention requirements, which further shareholder alignment
Performance-Vested Equity Incentive Award	• 60% of 2024 CEO incentive compensation is performance-vested, consistent with shareholder feedback
• Shares earned can range from 0 to 1.5x target based on three-year performance against absolute and relative ROTCE objectives

•
Absolute and relative ROTCE performance objectives ensure award continues to be in alignment with Firm performance and strategic objectives, while maintaining strong alignment with shareholder interests

Best Practices	• Comprehensive provisions permit cancellation of awards and clawback policy requires repayment of previously awarded compensation, even absent misconduct
• Meaningful share ownership and retention requirements
• Material risk, control and conduct issues factored into pay decisions, and compensation adjusted, if appropriate
• Robust prohibitions on pledging, hedging, selling short or trading derivatives
• No excise tax protection upon a change in control
• Formal annual compensation risk review
• CMDS Committee independent compensation consultant
• No golden parachutes
• No guaranteed bonuses
• No special severance

Section 4.1 contains the compensation decisions (both the amount and mix of compensation elements) for each NEO. Sections 4.2 and 4.3 contain more detail about the elements and key features of our annual compensation program.
1.5 Ongoing Shareholder Engagement and “Say on Pay” Vote
Morgan Stanley is committed to open and ongoing communication with our shareholders and takes the opportunity to engage with shareholders directly on compensation and other matters to understand their perspectives and provide information about Morgan Stanley’s executive compensation program, performance assessment and decision-making process. We highly value engaging with our shareholders and have a demonstrable history of being responsive to their feedback.
We have a long history of strong shareholder support for our Board’s compensation philosophy, as evidenced by average support for our “Say on Pay” proposals of 93% from 2014 to 2023. At the 2024 annual meeting, 75% of the approximately 1.3 billion votes cast favored our “Say on Pay” proposal.
The key change in our compensation program between 2023 and 2024 was the grant of a one-time equity Staking Award to each of the incoming CEO and Co-Presidents in the Fall of 2023. In consultation with its

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independent compensation consultant, Semler Brossy, the CMDS Committee approved the one-time equity award to each of Messrs. Pick, Saperstein, and Simkowitz in connection with the CEO succession and leadership transition process. The Staking Awards allowed the Firm to address shareholders’ concerns, make senior management transitions without disrupting the positive momentum achieved over the years in evolving the Firm’s strategy and creating long-term shareholder value, and achieve full leadership continuity following an internal CEO transition, an atypical outcome in the financial industry.
In anticipation of shareholder questions regarding our approach to the CEO succession and leadership transition process in 2023, and in light of our 2024 “Say on Pay” vote falling below our historic average and to ascertain the reasons for the decline, we deliberately increased shareholder engagement efforts. Over the Fall of 2023 (after the announcement of the Staking Awards in October) and full-year 2024, we reached out to shareholders holding over 74% of Shares Outstanding (Unaligned) and shareholders holding approximately 44% of Shares Outstanding (Unaligned) accepted our invitation to meet. Additionally, our Lead Independent Director and/or our Chair of the CMDS Committee led engagements with many of our largest shareholders.
Shareholders who provided feedback during our engagement program generally emphasized their support for the Firm’s leadership team, the Firm’s strategy and long-term performance, and the Firm’s annual compensation program for executives. Many shareholders also praised the quality of the Firm’s disclosure and reported that the CMDS Committee’s use of discretion in the administration of the executive compensation program is reasonable and that the general structure of our compensation program is viewed as well-aligned with performance. Some shareholders, however, raised concerns regarding the one-time equity awards granted during 2023. The CMDS Committee factored this shareholder feedback, including the “Say on Pay” vote results with respect to 2023 compensation, into its consideration of the executive compensation structure and determination of 2024 NEO pay levels and future grant practices, and we note that no one-time awards were granted to our NEOs for 2024.
Shareholder Feedback and Response

What We Heard:	Our Response:
Investor sentiment was largely positive towards our overall compensation philosophy, framework and structure; many shareholders praised the quality of our disclosure for being robust and transparent
In response to shareholder feedback, we reiterate our commitment to not granting one-time equity awards to our NEOs, except in extraordinary circumstances that cannot be addressed through annual compensation

Many investors supported our use of one-time equity awards to ensure a successful leadership transition and felt we disclosed a strong rationale for the awards	One-time equity awards are not a representative part of our executive compensation program and we are not currently planning any one-time equity awards for our NEOs
However, some investors expressed a desire that we not use one-time equity awards except in rare cases
If extraordinary circumstances exist in the future that warrant granting a one-time equity award to an NEO, performance-based conditions would again be included in the award and we would provide greater disclosure on how the amount was determined

Further, some investors indicated that they would have liked more detail on how we determined the quantum of the one-time awards

2. Compensation Philosophy and Objectives
Morgan Stanley is committed to responsible and effective compensation programs. The Firm's compensation philosophy is fundamental to our goals of attracting, retaining, and motivating our workforce in a competitive market. Our compensation philosophy provides the guiding principles that drive compensation-related decisions. The CMDS Committee continually evaluates the Firm’s compensation programs with a view toward balancing the following key objectives, all of which support the Firm’s culture and values, and shareholders’ interests. As discussed in the “Compensation Governance and Risk Management” section of this proxy statement, the CMDS Committee is also committed to integrating risk management into compensation decisions and maintaining strong governance.

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1	Deliver Pay for Sustainable Performance	• Variable annual incentives and performance-vested incentives tied to future performance against strategic objectives
• Consideration of returns for shareholders and appropriate rewards to motivate employees
2	Align Compensation with Shareholders’ Interests	• Significant portion of incentive compensation is deferred, subject to cancellation and clawback, and tied to the Firm’s stock with retention requirements
• Ongoing shareholder engagement to understand shareholder views
3	Mitigate Excessive Risk-Taking	• Risk management performance is factored into compensation decisions
• Compensation arrangements do not incentivize unnecessary or excessive risk-taking that could have a material adverse effect on the Firm
• Robust governance around review and approval of compensation programs, including from a risk perspective
4	Attract and Retain Top Talent	• Competitive pay levels to attract and retain the most qualified employees in a highly competitive global talent environment
• Incentive awards include vesting and cancellation provisions that retain employees and protect the Firm’s interests

3. Framework for Making Compensation Decisions
3.1 Factors Considered in Compensation Decisions
The 2024 compensation of the NEOs was determined by the CMDS Committee after consideration of Firm business results, strategic performance, and individual performance (including from a risk management perspective), as well as competitor compensation data and, with respect to the CEO, benchmarking data, and other considerations set forth below.
The CMDS Committee regularly reviews (i) Firm performance with respect to execution of strategic objectives and evaluates executive performance in light of such performance; (ii) executive compensation strategy, including the competitive environment and the design and structure of the Firm’s compensation programs to ensure that they are consistent with and support our compensation objectives; and (iii) market trends and legislative and regulatory developments affecting compensation in the United States and globally.
The CMDS Committee approves executive annual incentive compensation after a comprehensive review and evaluation of Firm, business unit and individual performance for the year, and reviews these compensation decisions with our Board.
PERFORMANCE PRIORITIES
For 2024, a number of quantitative and qualitative performance priorities were set by the CMDS Committee and the Board at the beginning of the year. The performance priorities are established based on a directional assessment made at the beginning of the year in light of the market environment and the Firm’s strategic objectives, and their attainment or non-attainment does not correspond to any specific compensation decision. To inform its decision-making process for NEO compensation for 2024, the CMDS Committee evaluated Firm and individual performance in light of the pre-established performance priorities. See Section 1.2 “Framework for CEO Compensation Decision” and Section 3.2 “Evaluating Firm and Individual Performance for Alignment with Executive Compensation.”

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For 2024, the CMDS Committee reviewed performance priorities in the following areas:
QUANTITATIVE
QUALITATIVE

RISK MANAGEMENT
The Firm maintains strong risk management policies and considers the risk attributes of the Firm’s incentive compensation arrangements and incorporates financial and non-financial risk management performance factors, including conduct risk, in making compensation decisions. For a description of the Firm’s processes for taking risk management into consideration in compensation decisions, see “Compensation Governance and Risk Management.”
COMPENSATION MARKET DATA
During 2024, the CMDS Committee reviewed analyses of our competitors’ pay levels, including historical compensation data obtained from public filings and compensation surveys conducted by consultants on an unattributed basis, as well as compensation plan design.
While market data provides the CMDS Committee with useful information regarding our competitors, the CMDS Committee does not target specific pay positioning (e.g., a specific percentile), nor does it use a formulaic approach in determining competitive pay levels. Instead, the CMDS Committee uses the data as a reference, which is considered in the context of each NEO’s performance over a multi-year period, and the CMDS Committee’s assessment of the value the individual delivers to the Firm.
The Firm uses a Comparison Group to understand market practices and trends, evaluate the competitiveness of our compensation programs, and inform compensation decisions. Our Comparison Group consists of companies that either directly compete with the Firm for business and/or talent or are global organizations with scope, size, or other characteristics similar to those of the Firm. There were no changes to our Comparison Group for 2024.
COMPARISON GROUP

Bank of America Corp. (NYSE: BAC) Citigroup Inc. (NYSE: C) Goldman Sachs Group Inc. (NYSE: GS) JPMorgan Chase & Co. (NYSE: JPM)

Wells Fargo & Company (NYSE: WFC) Barclays Plc (NYSE: BCS) Deutsche Bank AG (NYSE: DB) UBS AG (NYSE: UBS)

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BENCHMARKING TARGET CEO PAY
As discussed in Section 1.2 “Framework for CEO Compensation Decision,” the CMDS Committee, in consultation with its independent compensation consultant, Semler Brossy, maintained a target range for 2024 compensation for the CEO of $40 million or more for strong performance exceeding expectations to $20 million or less for performance below expectations. To inform its decision-making with respect to the appropriate target range, the CMDS Committee reviewed available 2023 compensation levels for selected financial companies in the S&P 100 Index, which are intended to reflect institutions of similar size, scope, and complexity. There were no changes to the S&P 100 Index financial companies utilized for benchmarking purposes for 2024. The CMDS Committee then utilized the range of results as a benchmark from which to set the target range for 2024 compensation for the CEO.
SELECTED FINANCIAL COMPANIES IN THE S&P 100 INDEX

Bank of America Corp. (NYSE: BAC) Citigroup Inc. (NYSE: C) Goldman Sachs Group Inc. (NYSE: GS) JPMorgan Chase & Co. (NYSE: JPM) Wells Fargo & Company (NYSE: WFC)

AIG (NYSE: AIG) American Express (NYSE: AXP) BlackRock (NYSE: BLK) Bank of New York Mellon (NYSE: BK) Capital One Financial (NYSE: COF) Charles Schwab (NYSE: SCHW)

MasterCard (NYSE: MA) MetLife (NYSE: MET) PayPal (NASDAQ: PYPL) US Bancorp (NYSE: USB) VISA (NYSE: V)

RELATIVE PAY CONSIDERATIONS
We place importance on the pay relationships among members of our Operating Committee, because we view our Operating Committee members as highly talented executives capable of rotating among the leadership positions of our businesses and key functions. Our goal is to be in a position for the Board to appoint our most senior executives from within our Firm and to incentivize our people to aspire to senior executive roles. At year end, the CMDS Committee reviewed the relative differences between the compensation for the CEO and other NEOs and between the NEOs and other members of the Operating Committee. Pay decisions were determined based on the NEO’s position during 2024 and not in consideration of positions effective as of January 1, 2025; compensation decisions for 2025 performance will be made after 2025 performance is known using the CMDS Committee’s compensation framework described herein.
INPUT AND RECOMMENDATIONS FROM THE CEO, INDEPENDENT DIRECTORS, AND INDEPENDENT CONSULTANT
At the end of the year, Mr. Pick presented the CMDS Committee with performance assessments and compensation recommendations for each NEO, other than himself and the Executive Chairman. The performance assessment process was significantly enhanced from prior years. See the “Compensation Governance and Risk Management” section of this proxy statement for a description of the performance assessment process. The CMDS Committee reviewed these recommendations in light of the performance assessments with its independent compensation consultant, Semler Brossy, to assess whether they were reasonable compared with the market for executive talent and met in executive session to discuss the performance of our CEO and the other NEOs and to determine their compensation. In addition, the CMDS Committee and Board reviewed proposed NEO incentive compensation with Mr. Pick, and the CMDS Committee reviewed CEO compensation with the Board (other than Mr. Pick).
COMPENSATION EXPENSE CONSIDERATIONS
Prior to determining individual NEO incentive compensation, the CMDS Committee reviewed and considered the relationship between Firm performance, total compensation expense (which includes compensation costs such as base salaries, allowances, benefits, commissions, amortization of prior deferred compensation awards and severance costs), and incentive compensation as a subset of overall compensation expense. This exercise furthers the balancing of the objectives of delivering returns for shareholders, while providing appropriate rewards to motivate superior individual performance.

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GLOBAL REGULATORY PRINCIPLES
The Firm’s compensation practices are subject to oversight by our regulators in the United States and internationally. For example, the Firm is subject to the Federal Reserve guidance that is designed to help ensure that incentive compensation paid by a banking organization does not encourage imprudent risk-taking that threatens the organization’s safety and soundness. The Firm is also subject to the compensation-related provisions of the Dodd-Frank Act, as well as the remuneration code of the U.K. Financial Conduct Authority and the U.K. Prudential Regulation Authority Rulebook, which prescribes the compensation structure for certain employees who are identified as material risk-takers, and the European Banking Authority guidelines on sound remuneration policies.
COMPENSATION CONTROLS
Together with senior management, the CMDS Committee oversees the Firm’s controls regarding the year-end compensation process, including policies and procedures for compensation plan governance, funding and allocating the incentive compensation pool, and the use of discretion in determining individual incentive compensation awards; processes for identifying “risk-taking” employees; and processes to administer incentive compensation clawback and cancellation features.
TAX DEDUCTIBILITY
Section 162(m) of the Internal Revenue Code (Section 162(m)) limits the tax deductibility of compensation for certain executive officers that is more than $1 million. The CMDS Committee continues to have the flexibility to pay nondeductible compensation if it believes it is in the best interests of the Firm.
3.2 Evaluating Firm and Individual Performance for Alignment with Executive Compensation
As set forth in Section 1.3 “Performance Highlights,” in determining the annual incentive compensation of the CEO and other NEOs, the CMDS Committee weighed the Firm’s overall financial performance and, as applicable, business unit performance and progress towards its long-term strategic objectives. Management reviewed the Firm’s forecasted 2024 financial performance with the CMDS Committee in December 2024, along with both financial and non-financial risk metrics, and the CMDS Committee assessed full-year actual financial results before finalizing compensation decisions in January 2025.

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FIRM FINANCIAL PERFORMANCE AND STRATEGIC OBJECTIVES
In 2024, Morgan Stanley’s clear strategy and balanced business model enabled the Firm to deliver strong financial results. The CMDS Committee considered these results, as well as the performance indicated below, in determining compensation for our NEOs.

Firm
•
Achieved net revenues of $61.8 billion, up 14% from 2023, demonstrating the stability and strength of our Integrated Firm with strong results across all three businesses. Achieved net income applicable to Morgan Stanley of $13.4 billion and EPS of $7.95, which were up 47% and 53%, respectively, from 2023

•
Delivered ROTCE of 18.8% and Efficiency Ratio of 71% in 2024 as compared with ROTCE of 12.8% and Efficiency Ratio of 77% in 2023. 2024 results reflect constructive markets, client engagement across our businesses and returns on multi-year investments. Full-year efficiency ratio demonstrated strong operating leverage driven by continued prioritization of our controllable spend

•
Strong capital position reflected in CET1 Ratio of 15.9%, approximately 240 basis points above our regulatory requirement (inclusive of buffers). The Firm demonstrated prudent capital management while increasing the quarterly dividend by 7.5 cents per share for the third year in a row and repurchasing $3.3 billion of outstanding common stock in 2024

Institutional Securities
•
Institutional Securities delivered net revenues of $28.1 billion, up 22% from 2023, reflecting strength across businesses and regions including record reported Equity revenues, and the highest results across combined Equity and Fixed Income. The strong annual performance showcases our global footprint and our ability to capture share amidst an increasingly constructive backdrop

•
Equity net revenues were a record on strong full-year performance across all products and geographies as the business navigated improved market conditions, with notable strength in Asia and the Americas. Fixed Income net revenues increased from a year ago reflecting higher results across businesses, with notable strength in credit driven by lending and securitization activity

•
Investment Banking revenues reflected growth across regions and products. Fixed Income underwriting revenues increased from 2023 on higher bond and loan issuances, and equity underwriting revenues increased on higher IPOs and follow-ons. Advisory revenues increased on higher completed M&A transactions

Wealth Management
•
Delivered net revenues of $28.4 billion, up 8% from 2023, and pre-tax profit of $7.7 billion, resulting in a pre-tax margin of 27.2% compared with 24.9% in 2023. Asset management revenues increased from 2023 on higher asset levels and the cumulative impact of positive fee-based flows. Transactional revenues increased, driven by higher levels of client activity across product types

•
Client assets grew to $6.2 trillion in 2024. Net new assets in the year represented approximately 5% annual growth of beginning of period assets. Full-year fee-based flows of $123 billion have exceeded $100 billion for the fourth consecutive year

Investment Management
•
Net revenues of $5.9 billion were up 9% from 2023. AUM reached a new peak at year-end of $1.7 trillion. Asset management and related fees increased from 2023 on higher average AUM driven by higher market levels. Long-term net flows of $18 billion were supported by Fixed Income strategies and ongoing strength in Parametric customized portfolios

• Performance-based income and other revenues increased from a year ago primarily driven by higher mark-to-market gains and accrued carried interest in our private funds
• In parallel with Wealth Management, Investment Management is helping deliver on our asset-led strategy. The business continues to focus on secular growth areas of Customization and Alternatives

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INDIVIDUAL PERFORMANCE
In addition to the performance factors discussed above, the CMDS Committee considered the following individual contributions of the CEO and each other NEO.

Edward Pick Chief Executive Officer	• Completed first year as CEO with a successful transition from Co-President and head of a major business segment to leading the full Firm
• Outstanding performance as CEO, including successful completion of leadership transition and retention of a leadership team with a long tenure at the Firm

•
Executed clear and consistent long-term strategy focusing on driving revenue, strong capital, liquidity, and earnings, maintaining expense discipline, investing in risk and controls across the Firm, and delivering the full, integrated Firm to clients

•
Achieved strong financial performance, with Firm net revenues at a record $61.8 billion (up approximately 14% year over year), net income applicable to Morgan Stanley of approximately $13.4 billion, and EPS of $7.95

• Delivered pre-tax profit of $17.6 billion (up approximately 49% from the prior year), full-year ROTCE of 18.8%, and an efficiency ratio of 71%, making progress toward our Firmwide goals
• The CET1 Ratio at December 31, 2024 was 15.9%, after accreting $5.6 billion of CET1 capital during the year, evidence of our continued prudent capital management
• Continued to increase returns to shareholders as the quarterly dividend increased again to $0.925 in the third quarter, with total dividends of $5.7 billion paid in 2024
• Achieved market capitalization surpassing $200 billion, retained the Firm’s premium valuation among peers, and delivered total shareholder returns of 40% for the year

•
Effectively managed the Firm’s risk appetite during a period of volatile economic and market activity with a continued focus on maintaining and enhancing a robust risk and control global framework and organizational structure

• Upheld the Firm’s commitment to a culture of partnership, rigor and humility
• Continued commitment to attracting and developing talent and positioning the business as an employer of choice
Sharon Yeshaya Chief Financial Officer	• Continued to provide strong leadership of the Firm’s Finance function, with an emphasis on maintaining and enhancing a strong control environment
• Led strategic Firmwide focus of resource and capital management through rigorous financial analysis and commercial approach
• Effectively managed the Firm’s liquidity/balance sheet, working closely with the business segments to maximize efficiency
• Maintained a strong focus on expense management through a robust budgeting and forecasting process and optimizing workforce strategy
• Led the Firm’s analysis of and preparation for various regulatory and public policy outcomes

•
Continued to be a Firm leader with external constituents, actively engaging with research analysts, shareholders, media, regulators, and clients globally to communicate the Firm’s strategy clearly and effectively

• Maintained a focus on culture, including employee outreach and engagement, development through mentoring, and sponsorship and giving back

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Andrew M. Saperstein Co-President, Head of Investment Management and Wealth Management	• Continued leadership as the Firm’s Co-President and Head of Wealth Management. In addition, assumed responsibility for the Firm’s Investment Management segment

•
Delivered strong results for Wealth Management, including net revenues of $28.4 billion, pre-tax profit of $7.7 billion and a 27.2% pre-tax margin, reflecting substantial increases above prior year results

•
Delivered strong fee-based flows of $123 billion and net new assets representing a full-year 5% annualized growth rate from beginning period assets, again outperforming competitors; at year end, client assets in Wealth Management were $6.2 trillion and assets under management in Investment Management were $1.7 trillion

• Delivered continued growth for Investment Management, including net revenues of $5.9 billion and pre-tax profit of $1.1 billion with long-term net flows of $18 billion, all above prior year results
• Focused on collaboration and reinforcing strong cross-divisional partnerships with Institutional Securities to provide the integrated Firm to clients and promote the Firm’s long-term strategy

•
Continued execution on modernizing and innovating technology to assist clients and employees, including launching more leading generative Artificial Intelligence capabilities in Wealth Management and enhancing technology capabilities for Parametric in Investment Management

• Maintained focus on management of financial and non-financial risks, including further enhancing controls addressing client account onboarding and review
• Continued focus on talent acquisition and development across the two business segments he leads, including identification of mobility opportunities and executive sponsorship

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Daniel A. Simkowitz Co-President, Head of Institutional Securities	• Completed a successful first year as the Firm’s Co-President with responsibility for the Institutional Securities segment

•
Achieved exceptional financial performance with net revenues of $28.1 billion and pre-tax profit of $8.7 billion, far surpassing prior year results, and revenues increased 22% from the prior year with non-interest expenses increasing only 5%, showing the leverage in the business

•
Performance reflected increased results across business lines and regions, reflecting the focus on bringing the integrated Investment Bank to clients as Investment Banking, Equity and Fixed Income revenues increased by 35%, 22% and 10%, respectively, from the prior year

• Increased top-tier global wallet share by 100 basis points to 15%, consistent with the Firm’s goal of durable share gains over the long-term for the business

•
Led initiative to further expand efforts with MUFG by executing the collaboration in foreign exchange trading and Japanese research and equity businesses for institutional clients as our global Firm’s businesses outside the United States continued to achieve strong results

•
Emphasized collaboration and reinforcing strong cross-divisional partnerships with Wealth Management and Investment Management to provide the integrated Firm to clients and promote the Firm’s long-term strategy

• Continued focus on maintaining robust risk and control framework and organizational structure to manage and oversee risks, with a high level of focus toward the criticality of non-financial risk

•
Steadfast commitment to workforce management, including attraction, development and retention of differentiated talent; the reinforcement of a strong culture; and identification of leadership opportunities across businesses

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James P. Gorman Executive Chairman	• Transitioned to new role as Executive Chairman, with continued outstanding leadership of the Board

•
Successfully accomplished an orderly, multi-year CEO succession planning process that demonstrated the quality and depth of the Firm’s leadership talent that was retained to lead the Firm to exceptional performance in 2024, achieving full leadership continuity following an internal CEO transition

• Assisted the CEO in his role, acting as a mentor, sounding board, and helping to prepare him to become Chairman of the Board
• Continued to help implement the Firm’s long-term strategy that has driven outstanding performance across key metrics
• Promoted the integrated Firm and assisted the management team through extensive travel and engagement with clients, shareholders, media, and regulators
• Continued strong stewardship of the Firm’s culture and core values and commitment to talent development

•
Transitioned to senior advisor to the Firm at year end after 15 years of extraordinary leadership that transformed the Firm into a world-class global financial institution with a long-term sustainable business model

4. Compensation Decisions and Program Elements
4.1 Compensation Decisions
The table below shows the CMDS Committee’s 2024 compensation decisions for the NEOs, which is different from the SEC required disclosure in the “2024 Summary Compensation Table.” The compensation reported in rows 1 and 2 below are also reported in the “2024 Summary Compensation Table.” The awards reported in rows 3 and 4 are not reportable in the “2024 Summary Compensation Table” because they were not granted in 2024; they will be reportable next year in the 2025 Summary Compensation Table, in accordance with SEC rules. The awards reported in rows 3 and 4 were granted on January 17, 2025, after the date of the release of 2024 year-end earnings. Equity grants are not timed to take advantage of material nonpublic information (MNPI). Annual grants of year-end equity awards are made after the public release of the Firm’s earnings. The timing practices of the Firm’s equity grants is described in more detail in Section 4.4 “Timing of Equity Grants.”
Consistent with previous years’ CEO compensation and shareholder feedback over the years, 60% of Mr. Pick’s deferred incentive compensation is delivered in PSUs, 75% of Mr. Pick’s incentive compensation is deferred over three years and is subject to cancellation, and 100% of Mr. Pick’s deferred incentive compensation is delivered in the form of equity awards, aligning his compensation with shareholders’ interests.

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For other NEOs, the amount of incentive compensation that is deferred is based on a deferral table, which results in a more significant deferral at higher incentive compensation levels.

		Mr. Pick	Ms. Yeshaya	Mr. Saperstein	Mr. Simkowitz	Mr. Gorman
1.	Base Salary	$1,500,000	$1,000,000	$1,000,000	$1,000,000	$1,500,000
2.	Cash Bonus	$8,125,000	$6,737,500	$9,887,500	$9,887,500	$12,750,000
3.	Deferred Equity Award (2024 RSUs)(a)	$4,875,000	$6,012,500	$7,012,500	$7,012,500	$—
4.	2025–2027 Performance-Vested Equity Award (2025 PSUs)(b)	$19,500,000	$4,250,000	$9,100,000	$9,100,000	$12,750,000
	Total (sum of rows 1-4):	$34,000,000	$18,000,000	$27,000,000	$27,000,000	$27,000,000

(a)
Consists of RSUs granted in January 2025 for performance in 2024 (2024 RSUs). Mr. Pick received 35,632 RSUs, Ms. Yeshaya received 43,947 RSUs, Mr. Saperstein received 51,256 RSUs, and Mr. Simkowitz received 51,256 RSUs (in each case, calculated using the volume-weighted average price of Firm common stock of $136.8115 on January 17, 2025, the grant date). The 2024 RSUs are scheduled to vest and convert to shares of Firm common stock (and cancellation provisions lift) on January 27, 2028, except that 50% of Mr. Pick’s 2024 RSUs are scheduled to vest and convert to shares on January 27, 2027, consistent with the deferral schedule for 2023 CEO compensation.

(b)
Consists of PSUs granted in January 2025 for forward-looking performance (2025 PSUs). The target number of performance stock units underlying the 2025 PSUs granted to Mr. Pick is 142,530 stock units, to Ms. Yeshaya is 31,064 stock units, to Mr. Saperstein is 66,514 stock units, to Mr. Simkowitz is 66,514 stock units, and to Mr. Gorman is 93,192 stock units (in each case, calculated using the volume-weighted average price of Firm common stock of $136.8115 on January 17, 2025, the grant date).

4.2 Annual Compensation Program Elements
The following chart provides a summary of the principal elements of the Firm’s 2024 annual compensation program for our NEOs. In determining the appropriate pay mix for our NEOs, the CMDS Committee considers the fixed and variable, and upfront and deferred, components of their respective pay.
Each NEO receives a fixed base salary and is eligible to receive variable discretionary annual incentive compensation for prior year performance. Annual incentive compensation is intended to reward NEOs for achievement of the Firm’s financial and strategic objectives over the prior year, and individual performance, including risk management, and is delivered in a mix of a cash bonus and deferred incentive compensation in the form of deferred equity. The amount of incentive compensation that is deferred is based on a deferral table, which provides for a more significant deferral at higher incentive compensation levels.
For 2024, the CMDS Committee granted 100% of each NEO’s deferred incentive compensation in equity-based RSUs and/or PSUs, aligning compensation with shareholders’ interests. The PSUs, which are deferred equity awards that are subject to future achievement of specified financial objectives over a three-year period, are described in more detail in Section 4.3 “Performance Stock Units.”

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	Purpose	Features
Base Salary	• Reflects level of experience and responsibility • Intended to be competitive with salaries for comparable positions at competitors • Only fixed source of compensation
•
Reviewed periodically and is subject to change for, among other reasons, a change in responsibilities or the competitive environment

•
Effective January 1, 2024, Mr. Pick’s base salary was increased to $1.5 million to bring his base salary as CEO in line with the base salary that was paid to Mr. Gorman as CEO

•
Unchanged for other NEOs in 2024

Cash Bonus	• Aligned with competitive pay approaches • Intended to be consistent with practice among the Comparison Group	• Determined and awarded in the year following the performance year • More highly compensated employees continue to be subject to higher deferral levels
Deferred Equity Incentive Compensation Award — RSUs
•
Provide a competitive mix of time-based, in addition to performance-vested, equity awards

•
Link realized value to shareholder returns

•
Terms of awards support retention objectives and mitigate excessive risk-taking over a three-year deferral period

•
See Section 4.4 “Additional Compensation Practices—Clawback Policies and Procedures”

•
RSUs and PSUs are subject to cancellation for prohibited engagement in competitive activity or conduct constituting cause (including any act or omission that constitutes a breach of obligation to the Firm, including failure to comply with internal policies, or compliance, ethics or risk management standards, and failure or refusal to perform duties satisfactorily, including supervisory and management duties), disclosure of proprietary information, and improper solicitation of employees or clients

Performance-Vested Incentive Compensation Award — PSUs
•
Link realized value to future performance against strategic objectives and shareholder returns

•
Terms of awards support retention objectives and mitigate excessive risk-taking over a three-year performance period

•
RSUs and PSUs are subject to clawback if an employee’s act or omission (including with respect to direct supervisory responsibilities) causes a restatement of the Firm’s consolidated financial results, constitutes a violation of the Firm’s global risk management principles, policies, and standards, or causes a loss of revenue associated with a position on which the employee was paid and the employee operated outside of internal control policies

•
For Operating Committee members (including executive officers), RSUs and PSUs are also subject to clawback if the CMDS Committee determines that the Operating Committee member had significant responsibility for a material adverse outcome for the Firm or any of its businesses or functions

•
PSUs are also subject to clawback if excess shares are delivered based on a financial statement that was later required to be restated due to a restatement (without regard to fault or misconduct) within the three fiscal years preceding the date the restatement was required

•
RSUs and PSUs are subject to equity ownership commitment

•
For PSUs, see also Section 4.3 “Performance Stock Unit Program”

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4.3 Performance Stock Unit Program
The PSUs granted on January 17, 2025 (2025 PSUs) tie a meaningful portion of each NEO’s compensation to the Firm’s long-term financial performance and reinforce the NEO’s accountability for the achievement of the Firm’s financial and strategic objectives by directly linking the ultimate realizable award value to prospective performance against core financial measures over a three-year period.
GENERAL TERMS
The 2025 PSUs will vest and convert to shares of the Firm’s common stock at the end of the three-year performance period upon the Firm’s achievement of predetermined performance objectives with respect to the Firm’s average ROTCE and the Firm’s average ROTCE relative to the ROTCE of each member of a peer group, as set forth below, over the period beginning on January 1, 2025, and ending on December 31, 2027. These performance objectives are consistent with, and drive, the Firm’s long-term strategy, reflective in the strategic objectives in Section 1.3 and the performance priorities in Section 3.1. While each participant was awarded a target number of performance stock units, the actual number of units earned could vary from zero, if performance objectives are not met, to up to 1.5 times target, if performance objectives are meaningfully exceeded. No participant will receive any portion of the PSU award if the threshold performance objectives are not met.
The 2025 PSUs earn cash dividends that accrue interest at the short-term Treasury rate then in effect, compounded monthly, through the scheduled conversion date. The PSU awards remain subject to cancellation upon certain events until they are converted to shares of Firm common stock. If, after conversion of the PSU awards, the CMDS Committee determines that the performance certified by the CMDS Committee was based on materially inaccurate financial statements, then the shares delivered will be subject to clawback by the Firm. PSU awards are also subject to any clawback policy adopted by the Firm from time to time, including to comply with applicable rules and regulations (including the Dodd-Frank Act and the regulations and listing standards adopted thereunder). The Firm has adopted a clawback policy (the Morgan Stanley Compensation Recoupment Policy) to comply with the Dodd-Frank Act and the regulations and listing standards adopted thereunder.
PERFORMANCE OBJECTIVES
One-half of the target PSU award is earned based on the Firm’s average ROTCE over the three-year performance period (MS Average ROTCE). The other half of the target PSU award is earned based on the Firm’s average ROTCE over the three-year performance period relative to the ROTCE of each member of a peer group (ROTCE Comparison Group) over the same three-year performance period (Relative ROTCE). The number of stock units ultimately earned will be determined by multiplying each half of the target award by a multiplier as follows (for performance between two thresholds, straight-line interpolation applies):

MS Average ROTCE	Multiplier	Relative ROTCE*	Multiplier
16% or more	1.50	75th percentile or more	1.50
13%	1.00	55th percentile	1.00
8%	0.50	25th percentile	0.50
Less than 8%	0.00	Less than 25th percentile	0.00

*	The ROTCE Comparison Group is Bank of America, Barclays, Citigroup, Deutsche Bank, Goldman Sachs, JPMorgan Chase, UBS Group and Wells Fargo.
Notwithstanding the foregoing, the aggregate multiplier will be capped at 1.0 if MS Average ROTCE over the performance period is less than 9%.

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The CMDS Committee reviews the structure and terms of the PSU program at least annually. The CMDS Committee believes that an absolute and relative ROTCE objective is aligned with Firm strategic objectives, given that ROTCE is a key Firm performance priority and that the significant proportion of executive compensation awarded in the form of equity awards appropriately aligns executives’ interests with those of shareholders and motivates executives to work to achieve strong shareholder returns. In addition, ROTCE is an objective financial measure used as a performance criterion in performance equity programs of many of the Firm’s peers.
As described in further detail in note 2 to the “2024 Grants of Plan-Based Awards” table, each of our NEOs received a PSU award in January 2024 (2024 PSUs) on similar terms as described above.
AMENDMENT
Effective December 16, 2024, PSUs granted in 2023 and January 2024 (Amended PSUs) were amended to remove each of the below specified adjustments (a) through (d) from the definition of “MS ROTCE” utilized for purposes of calculating the one-half of the Target Award earned based on the Firm’s absolute ROTCE in order to align the definition of “MS ROTCE” utilized for absolute and relative performance, with both calculations using ROTCE as reported in the Firm’s Form 10-K for each relevant fiscal year:
“MS ROTCE” will be calculated based on the average of the earnings applicable to Morgan Stanley’s common shareholders as a percentage of average tangible common equity as reported in the Firm’s most recently filed Form 10-K for each fiscal year during the Performance Period, adjusted to eliminate the impact of the following items with respect to each such fiscal year: (a) debt valuation adjustments, (b) any individual gain or loss associated with the sale of any Disposal Group at the time of, or subsequent to, it being classified as Held for Sale, (c) any aggregate gains or losses associated with legal settlements and/or accruals related to legal settlements recognized in the fiscal year and relating to business activities conducted prior to January 1, 2011 and (d) any impacts for changes to an individual, or application of a new, accounting rule that are not applied on a full retrospective basis in the year of adoption and result in a cumulative catch-up adjustment (recorded either as a gain or a loss, or as an adjustment to equity) in the applicable fiscal year.
The incremental fair value recognized in 2024 upon the amendment of the Amended PSUs is included in the “Stock Awards" column of the “2024 Summary Compensation Table.” See notes 4 and 5 to the “2024 Summary Compensation Table.”
PSU PROGRAM PERFORMANCE
The CMDS Committee has consistently set challenging performance objectives for our PSUs. The variability over time of the percentage of our PSUs that have been earned demonstrates a strong pay-for-performance link. Since the inception of the program in 2009, the average of the payouts of all 13 annual PSU awards up to and including the PSUs granted in 2022 (2022 PSUs) is 112% of target.
PSU PROGRAM PERFORMANCE

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Compensation Matters

As described in note 3 to the “2024 Stock Vested” table, 2022 PSUs vested at 137% of target, based on performance over the three-year performance period ended December 31, 2024.
4.4 Additional Compensation Practices
INDEPENDENT ADVICE
The CMDS Committee has the power to retain and terminate independent compensation consultants, legal counsel, or financial or other advisors as it may deem necessary to assist it in the performance of its duties and responsibilities. For 2024, the CMDS Committee retained an independent compensation consultant, Semler Brossy, to assist the CMDS Committee in collecting and evaluating external market data regarding executive compensation and performance, and to advise the CMDS Committee on developing trends and best practices in executive compensation and equity and incentive plan design. In performing these services, Semler Brossy attended meetings of the CMDS Committee regularly, including portions of the meetings without management present, and separately with the CMDS Committee Chair. Semler Brossy was an independent advisor to the CMDS Committee in 2024 and did not and does not provide any other services to the Firm or its executive officers that could jeopardize their independent status. The Firm has affirmatively determined that no conflict of interest has arisen in connection with the work of Semler Brossy as compensation consultant for the CMDS Committee.
The CMDS Committee made compensation decisions for 2024 in consultation with Semler Brossy, as discussed in Section 1.2 “Framework for CEO Compensation Decision,” and Section 3.1 “Factors Considered in Compensation Decisions—Input and Recommendations From the CEO, Independent Directors, and Independent Consultant.”
STOCK OWNERSHIP COMMITMENT
NEOs are subject to a robust Equity Ownership Commitment, which is discussed in detail in this proxy statement under “Ownership of Our Stock—Executive Equity Ownership Commitment.”
NO HEDGING OR PLEDGING
Firm policy prohibits NEOs from pledging, selling short, engaging in hedging strategies, or trading derivatives involving Morgan Stanley securities. See also “Ownership of Our Stock—Prohibition Against Pledging and Hedging.”
CLAWBACK POLICIES AND PROCEDURES
The Firm has adopted a clawback policy (the Morgan Stanley Compensation Recoupment Policy) to comply with the Dodd-Frank Act and the regulations and listing standards adopted thereunder. In addition, deferred incentive compensation awards are subject to robust cancellation and clawback provisions described in the table below. The clawback policy is filed as Exhibit 97 to the 2024 Form 10-K.
Throughout the year, employee conduct matters are reviewed to determine whether they present situations that could require clawback or cancellation of previously awarded compensation, as well as downward adjustments to current-year compensation. Clawbacks of previously awarded compensation are reviewed with the Employee Discipline Oversight Committee (a committee of senior management currently composed of the Chief Financial Officer, Chief Legal Officer, Chief Risk Officer, Chief Audit Officer, Co-Chief Human Resources Officers, and the Head of Non-Financial Risk) (EDOC) and reported to the CMDS Committee.

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In addition, the Global Incentive Compensation Discretion Policy adopted by the CMDS Committee sets forth standards for managers on the use of discretion when making annual compensation decisions and considerations for assessing risk management and outcomes. Further, the Firm’s control functions participate in a review of employee conduct with respect to risk management matters and are asked to identify inappropriate behavior that may not be captured through other Firm processes. The results of the reviews are reflected in performance feedback and considered in promotion and compensation decisions. The Firm’s Control Function Assessment Committee (CFAC), a management committee reporting to the CMDS Committee, has responsibility for oversight of the Firm’s process for collecting input, information and metrics regarding the risk management performance of the Operating Committee members and other employees, and reviewing such information to produce recommendations to help ensure that the incentive compensation outcomes for such employees are consistent with their risk management performance.
CANCELLATION AND CLAWBACK PROVISIONS

Category	Trigger	Award Type
		RSUs	PSUs
Conduct
The award holder engages in any conduct constituting cause (including any act or omission that constitutes a breach of obligation to the Firm, including failure to comply with internal policies, or compliance, ethics or risk management standards, and failure or refusal to perform duties satisfactorily, including supervisory and management duties)
		✔	✔

The award holder’s act or omission (including with respect to direct supervisory responsibilities) causes a loss of revenue associated with a position on which the employee was paid, and the employee operated outside of internal control policies
		✔	✔
	The award holder engages in prohibited competitive activity	✔	✔
	The award holder discloses proprietary information	✔	✔
	The award holder improperly solicits employees or clients	✔	✔
	The award holder makes defamatory or disparaging comments about the Firm	✔	✔
Risk Management	The award holder’s act or omission (including with respect to direct supervisory responsibilities) constitutes a violation of the Firm’s global risk management principles, policies, and standards	✔	✔
Material Adverse Outcome	The CMDS Committee determines that the award holder had significant responsibility for a material adverse outcome for the Firm or any of its businesses or functions	✔	✔
Financial Statements	The award holder’s act or omission (including with respect to direct supervisory responsibilities) causes a restatement of the Firm’s consolidated financial results	✔	✔
	The CMDS Committee determines that the performance certified by the CMDS Committee was based on materially inaccurate financial statements		✔

Under the Morgan Stanley Compensation Recoupment Policy, excess shares are delivered based on a financial statement that was later required to be restated due to a restatement (without regard to fault or misconduct) within the three fiscal years preceding the date the restatement was required
✔

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NO CHANGE IN CONTROL TAX GROSS-UP PROTECTION
NEOs are not contractually entitled to any golden parachute excise tax protection upon a change in control of Morgan Stanley and are not entitled to severance pay upon termination of employment in excess of broad-based benefits.
NO EXECUTIVE PENSIONS
Firm-provided retirement benefits in the United States include a tax-qualified 401(k) plan (401(k) Plan) and a frozen tax-qualified pension plan (the Employees Retirement Plan (ERP)). No NEO is awarded with credited service in excess of his or her actual service under the ERP. Pension and retirement benefits provided to NEOs are discussed in further detail under “2024 Pension Benefits.”
HEALTH AND INSURANCE BENEFITS
All NEOs are eligible to participate in Firm-sponsored health and insurance benefit programs available in the relevant jurisdiction to similarly situated employees. In the United States, more highly compensated employees pay more to participate in the Firm’s medical plan. NEOs are also eligible to participate in Morgan Stanley’s Executive Health Program, under which each NEO is eligible to receive Firm-funded access to a private primary care physician offering on-call services and an annual executive healthcare assessment. Upon retirement, NEOs are eligible for Firm-paid retiree health coverage for themselves and eligible dependents.
NO EXCESSIVE PERQUISITES
The Firm provides personal benefits to certain of the NEOs for competitive, health, and productivity reasons. The Firm’s Board-approved policy authorizes the CEO to use the Firm’s aircraft. As of October 27, 2021, Mr. Pick entered into a time-share agreement with the Firm permitting him to reimburse the Firm for the incremental cost of his personal use of the Firm’s aircraft. In 2024, the CEO reimbursed the Firm for the incremental cost of his personal use of the Firm’s aircraft within permitted regulatory maximums, and other NEOs are generally not authorized to use the Firm’s aircraft for personal reasons unless they receive prior permission from both the CEO and the Chief Legal Officer and reimburse the Firm for the incremental cost of their personal use of the Firm’s aircraft in an amount not to exceed permitted regulatory maximums. Personal benefits provided to NEOs are discussed in further detail under “2024 Summary Compensation Table.”
SHARE USAGE
Morgan Stanley pays a significant portion of incentive compensation as deferred equity awards, which aligns the interests of the Firm’s employees with those of its shareholders. The Firm strives to maximize employee and shareholder alignment through the use of deferred equity awards, while minimizing dilution. The Firm’s share repurchase program offsets the dilutive impact of these additional shares.
TIMING OF EQUITY GRANTS
Morgan Stanley does not currently grant stock options or similar awards, and none of our NEOs held any unexercised stock options on December 31, 2024. We historically do not time long-term incentive awards in coordination with the release of MNPI and have never had a practice of doing so. We have never timed and do not plan to time the release of MNPI for the purpose of affecting the value of executive compensation.
2025-2026 SENIOR ADVISOR ARRANGEMENT
Mr. Gorman, who served as Executive Chairman through December 31, 2024, was named Chairman Emeritus, a non-director honorary designation, effective January 1, 2025. Mr. Gorman has agreed to serve as a non-employee advisor to the Firm beginning January 1, 2025 through the end of 2026, working with respect to matters in which the Firm desires to benefit from the experience, expertise, and relationships he developed over his 14-year CEO tenure to enhance Morgan Stanley’s business and impact globally. In connection with this engagement, the Board approved the following arrangement for the two-year term: an annual fee of $400,000, continuation of current health benefits, access to a car and driver, office and administrative support

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for Firm business, and, pursuant to the Bylaws of the Firm, in his capacity as advisor to the Firm, rights with respect to the indemnification and advancement of expenses of directors and officers of the Firm. This arrangement may be terminated by the Board in its discretion at any time and is subject to renewal at the Board’s option.
5. Explanatory Notes
The following explanatory notes are an integral part of the Firm’s financial and operating performance described in this CD&A. A detailed analysis of the Firm’s financial and operational performance for 2024 is contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II, Item 7 of the 2024 Form 10-K.
•	4Q Dividend Per Share represents the dividend per share in the fourth quarter of each respective year.
•	Average Length of Service reflects total years of service at Morgan Stanley as of January 10, 2025. Managing Directors include promotions and notified terminations as of January 10, 2025.
•
Client Assets represent the sum of the reported Wealth Management client assets and Investment Management assets under management (AUM). Wealth Management client assets represent those assets for which Wealth Management is providing services including financial advisor-led brokerage, custody, administrative and investment advisory services; self-directed brokerage services; investment advisory services; financial and wealth planning services; workplace services, including stock plan administration, and retirement plan services. Certain Wealth Management client assets are invested in Investment Management products and are also included in Investment Management’s AUM.

•	Common Equity Tier 1 Ratio (CET1 Ratio) is based on the Basel III Standardized Approach Fully Phased-in rules and is as of year-end.
•
Cross-Firm Experience Embedded in Leadership reflects the percentage of total management committee members and managing directors, as of January 10, 2025, who have served in more than one business division or more than one country with Morgan Stanley. For managing directors, those hired via an acquisition are excluded.

•
Earnings per Share (EPS) represents diluted earnings per share calculated using earnings applicable to Morgan Stanley common shareholders divided by diluted common shares outstanding. For the year ended December 31, 2023, the EPS has been adjusted to exclude expense items which were highlighted in Morgan Stanley’s Annual Report on Form 10-K for the year ended December 31, 2023 (2023 Adjusted EPS). This adjusted metric is a non-GAAP financial measure that the Firm considers useful to us, investors, analysts, and other stakeholders by providing further transparency about, or an alternate means of assessing or comparing, our financial condition.

•	Severance costs of $353 million
•	Legal expenses relating to a specific matter of $249 million
•	Integration-related expenses of $293 million
•	Federal Deposit Insurance Corporation (FDIC) special assessment of $286 million

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	Twelve Months Ended December 31, 2023
	Dilued EPS ($)	Earnings applicable to Morgan Stanley common shareholders ($MM)
Reported Metrics - GAAP	5.18	8,530
Adjustment for Severance costs	0.16	269
Adjustment for Legal expenses	0.14	234
Adjustment for integration-related expenses	0.14	226
Adjustment for FDIC special assessment	0.13	218
Total Adjustment	0.58	947
Adjusted Metrics - non-GAAP	5.76	9,477

•	Expense Efficiency Ratio (Efficiency Ratio) represents total non-interest expenses as a percentage of net revenues.
•	Global Peers are the following companies: Bank of America, Barclays, Citigroup, Deutsche Bank, Goldman Sachs, JP Morgan Chase, UBS Group, and Wells Fargo.
•
G-SIB capital surcharge is an additional risk-based capital surcharge to which U.S. G-SIBs are subject, which must be satisfied using CET1 capital and which functions as an extension of the capital conservation buffer. The surcharge is calculated based on the G-SIB’s size, interconnectedness, cross-jurisdictional activity, and complexity and substitutability (“Method 1”) or use of short-term wholesale funding (“Method 2”), whichever is higher.

•	Investment Management assets under management or supervision (AUM) represents reported AUM of Morgan Stanley Investment Management as of period end.
•
The attainment of Long-Term Goals assumes a normal market environment and may be impacted by external factors that cannot be predicted at this time, including but not limited to geopolitical, macroeconomic and market conditions and future legislation and regulations and any changes thereto.

•	Net income represents net income applicable to Morgan Stanley.
•	Pre-tax profit represents income before provision for income taxes.
•	Regulatory Requirement Including Buffers includes the regulatory minimum Stress Capital Buffer and G-SIB capital surcharge. Both metrics are as of year-end for each respective period.
•
Return on average tangible common equity (ROTCE) metrics are based on reported figures. ROTCE utilizes net income applicable to Morgan Stanley less preferred dividends as a percentage of average tangible common equity. Average tangible common equity represents average common equity adjusted to exclude goodwill and intangible assets net of allowable mortgage servicing rights deduction. Reported ROTCE and average tangible common equity are non-GAAP financial measures that the Firm considers useful for analysts, investors and other stakeholders to assess operating performance.

•	Shares outstanding represents end-of-period common shares outstanding.
•
Shares Outstanding (Unaligned) are shares of Morgan Stanley common stock outstanding, excluding shares held in employee plan trusts and shares held by MUFG, which has two representatives on the Firm’s Board and with which the Firm has a global strategic alliance. Information is as of the first quarter of 2024 (ownership at the time of the 2024 annual meeting of shareholders) and was provided by the Firm’s proxy solicitor, D.F. King & Co., Inc.

•
Stress Capital Buffer (SCB) is determined by the Federal Reserve for each large Bank Holding Company, including the Firm, as part of its annual capital supervisory stress testing process. The SCB applies only with respect to Standardized Approach risk-based capital requirements and replaced the CET1 capital conservation buffer of 2.5%. The SCB is the greater of (i) the maximum decline in our CET1 capital ratio under the severely adverse scenario over the supervisory stress test measurement period plus the sum of the four quarters of planned common stock dividends divided by the projected risk weighted assets from the quarter in which the Firm’s projected CET1 capital ratio reaches its minimum in the supervisory stress

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test and (ii) 2.5%. The supervisory stress test assumes that Bank Holding Companies generally maintain a constant level of assets and risk weighted assets throughout the projection period. A firm’s SCB is subject to revision each year, taking effect from October 1 to reflect the results of the Federal Reserve’s annual supervisory stress test.
•
Total Shareholder Return (TSR) represents the change in share price over a period of time plus the dividends paid during such period, expressed as a percentage of the share price at the beginning of such period. TSR percentages are calculated by Bloomberg. Share prices pulled as of 12/31/2023 and 12/31/2024 to calculate a one-year TSR. Share prices pulled as of 12/31/2021 and 12/31/2024 to calculate three-year TSR. Share prices pulled as of 12/31/2019 and 12/31/2024 to calculate five-year TSR.

•
Wallet Share represents the percentage of Morgan Stanley’s Institutional Securities (ISG) segment net revenues to the Wallet. The Wallet represents Investment Banking, Equity and Fixed Income Sales & Trading net revenues, where applicable, for Morgan Stanley and the following peer set: Bank of America, Barclays, Citigroup, Deutsche Bank, Goldman Sachs, JP Morgan, and UBS. For 2023, the peer set includes Credit Suisse, prior to UBS’ acquisition completed in June 2023. The attainment of these Wallet Share positions assumes a normal market environment and may be impacted by external factors that cannot be predicted at this time, including geopolitical, macroeconomic and market conditions and future legislation and regulations and any changes thereto. The Wallet Share previously has been used as an indicator of performance for the ISG and was formalized as a long-term goal in January 2025.

•	Wealth Management pre-tax margin represents income (loss) before provision for income taxes as a percentage of net revenues.

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Compensation Matters

Compensation, Management Development and Succession Committee Report
We, the Compensation, Management Development and Succession Committee of the Board of Directors of Morgan Stanley, have reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based on such review and discussions, we have recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Firm’s Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC.
Respectfully submitted,
Dennis M. Nally, Chair
Thomas H. Glocer
Erika H. James
Rayford Wilkins, Jr.
Compensation Committee Interlocks and Insider Participation
During the year ended December 31, 2024, Messrs. Nally, Glocer, Luczo, and Wilkins and Ms. James served on our Compensation, Management Development and Succession Committee. No director who served on the CMDS Committee during fiscal year 2024 is, or has been, employed by us or any of our subsidiaries. None of our executive officers serve as a member of a board of directors or compensation committee of any entity that has one or more executive officers who serve on our Board or CMDS Committee.

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Executive Compensation
The following tables summarize the compensation of our NEOs in the format specified by the SEC.
2024 Summary Compensation Table
Pursuant to SEC rules, the following table is required to include for a particular year only those stock awards and option awards granted during the year, rather than awards granted after year end that were awarded for performance in that year. Our annual equity awards relating to performance in a year are made shortly after year end. Therefore, compensation in the table includes not only non-equity compensation awarded for services in the applicable year but, in the case of stock awards granted in the years reported in the table, compensation awarded for performance in prior years and forward-looking performance-vested compensation.
A summary of the CMDS Committee’s decisions on the compensation awarded to our NEOs for 2024 performance can be found in the CD&A.

Name and Principal Position(1)	Year	Salary ($)(2)	Bonus ($)(2)(3)	Stock Awards ($)(4)(5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(6)	All Other Compensation ($)(7)	Total ($)
Edward Pick Chief Executive Officer	2024	1,500,000	8,125,000	15,242,232	—	13,800	24,881,032
	2023	1,000,000	9,187,500	33,837,500	21,755	13,200	44,059,955
	2022	1,000,000	8,662,500	18,480,651	—	49,273	28,192,424
Sharon Yeshaya Executive Vice President and Chief Financial Officer	2024	1,000,000	6,737,500	7,467,345	—	38,146	15,242,991
	2023	1,000,000	5,162,500	5,062,500	7,604	30,014	11,262,618
	2022	1,000,000	3,937,500	5,051,302	—	26,100	10,014,902
Andrew M. Saperstein Co-President and Head of Wealth and Investment Management	2024	1,000,000	9,887,500	12,908,912	—	80,103	23,876,515
	2023	1,000,000	7,962,500	31,887,500	5,631	52,369	40,908,000
	2022	1,000,000	7,612,500	14,034,155	—	64,461	22,711,116
Daniel A. Simkowitz Co-President and Head of Institutional Securities	2024	1,000,000	9,887,500	11,796,529	—	13,800	22,697,829
	2023	1,000,000	7,437,500	30,262,500	28,573	68,742	38,797,315
	2022	1,000,000	6,737,500	12,798,624	—	12,200	20,548,324
James P. Gorman Executive Chairman	2024	1,500,000	12,750,000	27,627,706(8)	—	38,837	41,916,543
	2023	1,500,000	8,875,000	22,500,000	4,167	72,439	32,951,606
	2022	1,500,000	7,500,000	30,355,752	—	43,153	39,398,905

(1)
Mr. Gorman stepped down as Executive Chairman, effective December 31, 2024, and Mr. Pick assumed the additional position of Chairman of the Board, effective January 1, 2025. Mr. Gorman was named Chairman Emeritus, a non-director honorary designation, and agreed to serve as a non-employee advisor to the Firm, effective January 1, 2025.

(2)	Includes any elective deferrals to the Firm’s employee benefit plans.
(3)	For 2024, consists of 2024 annual cash bonus paid in February 2025 for performance in 2024.
(4)
For 2024, consists of: (i) RSUs granted on January 17, 2024, for performance in 2023 (2023 RSUs), (ii) forward-looking long-term incentive program awards in the form of PSUs granted on January 17, 2024 (2024 PSUs), the realizable value of which is dependent entirely on the satisfaction of predetermined performance goals over a three-year performance period, and (iii) the incremental fair value recognized in 2024 upon the amendment of the 2024 PSUs and PSUs granted in 2023 to eliminate specified adjustments from the definition of “MS ROTCE” utilized for purposes of calculating the one-half of the target award earned based on the Firm’s absolute ROTCE. For 2023 for Messrs. Pick, Saperstein and Simkowitz, includes the value of the one-time Staking Award RSUs and PSUs (Staking Award RSUs and Staking Award PSUs) that were granted to the incoming CEO and Co-Presidents in connection with the CEO succession and leadership transition. For further details on 2023 RSUs and 2024 PSUs, see “2024 Grants of Plan-Based Awards.”

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(5)
Represents the aggregate grant date fair value of stock unit awards granted during the applicable period, including awards granted for service during the prior year and forward-looking performance-based compensation, and for 2024, (i) the probable value of interest on cash dividend equivalents on the 2024 PSUs over the three-year deferral period and (ii) the incremental fair value computed as of the modification date in accordance with FASB ASC Topic 718, as described in note 4.

The following table lists the aggregate grant date fair value of stock unit awards granted to the NEOs during 2024, as well as the probable value of interest on cash dividend equivalents on the 2024 PSUs over the three-year deferral period, and the incremental fair value computed as of the modification date in accordance with FASB ASC Topic 718, as described in note 4. The aggregate grant date fair value of 2023 RSUs is based on the volume-weighted average price (VWAP) of the Firm’s common stock on the grant date, and the aggregate grant date fair value of 2024 PSUs is based on the VWAP of the Firm’s common stock on the grant date and the probable outcome of the performance conditions as of the grant date. The probable value of interest on cash dividend equivalents on the 2024 PSUs over the three-year deferral period is calculated using Bloomberg Dividend Forecast, assuming the interest accrues at the current short-term Treasury rate and is earned based on the probable outcome of the performance conditions as of the grant date. For purposes of this proxy statement, the probable outcome of the performance conditions as of the grant date for 2024 PSUs is the achievement of the target level of performance conditions. Based on actual Firm performance, participants can earn up to a maximum of 1.5 times the target number of 2024 PSUs granted, and as few as zero of the 2024 PSUs granted. The value of 2024 PSUs on the grant date, assuming that the highest level of performance conditions will be achieved is: $12,600,000 for Mr. Pick; $4,687,500 for Ms. Yeshaya; $10,762,501 for Mr. Saperstein; $7,125,000 for Mr. Simkowitz; and $31,950,002 for Mr. Gorman. The value of interest on cash dividend equivalents on the 2024 PSUs over the deferral period, assuming that the highest level of performance conditions will be achieved, is: $122,757 for Mr. Pick; $45,668 for Ms. Yeshaya; $104,855 for Mr. Saperstein; $69,416 for Mr. Simkowitz; and $311,276 for Mr. Gorman.

	Stock Unit Awards Granted During 2024 ($)
Name	2023 RSUs	2024 PSUs	2024 PSUs 3 Years Dividend Equivalent Interest	Sub-Total	Modification Expense	Total
Edward Pick	6,412,500	8,400,000	81,838	14,894,338	347,894	15,242,232
Sharon Yeshaya	4,212,500	3,125,000	30,447	7,367,947	99,398	7,467,345
Andrew M. Saperstein	5,362,500	7,175,000	69,904	12,607,404	301,508	12,908,912
Daniel A. Simkowitz	6,812,500	4,750,000	46,277	11,608,777	187,752	11,796,529
James P. Gorman	5,325,000	21,300,002	207,518	26,832,520	795,186	27,627,706

For further information on the valuation of the Firm’s RSUs and PSUs, see notes 2 and 19 to the consolidated financial statements included in the 2024 Form 10-K.
(6)
No NEO had above-market earnings on nonqualified deferred compensation awards in 2024 and each NEO’s pension value decreased for 2024 (2024 Change in Pension Value). The 2024 Change in Pension Value is the aggregate change from December 31, 2023 to December 31, 2024 in the actuarially determined present values of the accumulated benefits under the Firm-sponsored defined benefit pension plans. These present values decreased during 2024 due to an increase in discount rates, partially offset by other factors. The present values at December 31, 2024 use 91% of the Pri-2012 white collar mortality tables (amounts-weighted), with no mortality before retirement. These tables are projected generationally from 2012, using the standard version of Scale MP-2021. The present values reflect discount rates of 5.62% for the ERP. The present values at December 31, 2023 use 91% of the Pri-2012 white collar mortality tables (amounts-weighted), with no mortality before retirement. These tables are projected generationally from 2012, using the standard version of Scale MP-2021. The present values reflect discount rates of 4.91% for the ERP. Benefits are assumed to commence at the earliest age that the NEO can receive unreduced benefits (or current age if later). The 2024 Change in Pension Value for each NEO is set forth in the following table.

Name	2024 Change in Pension Value ($)
Edward Pick	(20,705)
Sharon Yeshaya	(10,885)
Andrew M. Saperstein	(4,769)
Daniel A. Simkowitz	(20,771)
James P. Gorman	(9,577)

(7)
The “All Other Compensation” column for 2024 includes (a) contributions made by the Firm under our defined contribution plans with respect to such period and (b) the incremental cost to the Firm of perquisites and other personal benefits, as detailed below. In addition, our NEOs may participate on the same terms and conditions as other investors in investment funds that we may form and manage primarily for client investment, except that we may waive or lower applicable fees and charges for our employees, and may elect coverage under certain employee-paid supplemental insurance policies at no cost to the Firm.

(a)	Includes a matching contribution in the 401(k) Plan for 2024 of $13,800 for each NEO.

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(b)
Includes the incremental cost to the Firm of the use of a Firm car or car service, assistance with travel arrangements, personal meals, and, for Messrs. Saperstein and Gorman, $35,000 and $20,000, respectively, for costs related to the Firm’s Executive Health Program.

(8)	Reflects values related to 2023 RSUs and 2024 PSUs awarded in respect of service during 2023 as Chairman and CEO.
2024 Grants of Plan-Based Awards(1)
The following table sets forth information with respect to 2023 RSUs and 2024 PSUs, and the incremental fair value recognized in 2024, as described in note 4 to the “2024 Summary Compensation Table.”

Name	Grant Date	Approval Date	Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock Awards ($)
			Threshold (#)	Target (#)	Maximum (#)
Edward Pick	1/17/2024	1/5/2024	0	99,638	149,458	—	8,481,838(4)
	1/17/2024	1/5/2024	—	—	—	76,064	6,412,500(5)
	—	12/16/2024	—	—	—	—	347,894(6)
Sharon Yeshaya	1/17/2024	1/5/2024	0	37,068	55,602	—	3,155,447(4)
	1/17/2024	1/5/2024	—	—	—	49,968	4,212,500(5)
	—	12/16/2024	—	—	—	—	99,398(6)
Andrew M. Saperstein	1/17/2024	1/5/2024	0	85,108	127,662	—	7,244,904(4)
	1/17/2024	1/5/2024	—	—	—	63,609	5,362,500(5)
	—	12/16/2024	—	—	—	—	301,508(6)
Daniel A. Simkowitz	1/17/2024	1/5/2024	0	56,342	84,514	—	4,796,277(4)
	1/17/2024	1/5/2024	—	—	—	80,808	6,812,500(5)
	—	12/16/2024	—	—	—	—	187,752(6)
James P. Gorman	1/17/2024	1/5/2024	0	252,656	378,986	—	21,507,520(4)
	1/17/2024	1/5/2024	—	—	—	63,164	5,325,000(5)
	—	12/16/2024	—	—	—	—	795,186(6)

(1)
The 2024 PSUs included in this table are also disclosed in the “Stock Awards” column of the “2024 Summary Compensation Table” and “2024 Outstanding Equity Awards at Fiscal Year End.” The 2023 RSUs included in this table are also disclosed in the “Stock Awards” column of the “2024 Summary Compensation Table,” and the “2024 Stock Vested” and “2024 Nonqualified Deferred Compensation” tables. All awards set forth in this table were granted under the Morgan Stanley Equity Incentive Compensation Plan and are subject to cancellation if a cancellation event occurs at any time prior to the scheduled conversion date. For further details on cancellation and clawback of awards, see “Potential Payments upon Termination or Change in Control.” The interest on dividend equivalents and the incremental fair value included in the “Grant Date Fair Value of Stock Awards” column of this table (see notes 4 and 6) are also disclosed in the “Stock Awards” column of the “2024 Summary Compensation Table.”

(2)
The 2024 PSUs are scheduled to vest and convert to shares in 2027 if the Firm satisfies predetermined performance goals over the three-year performance period consisting of 2024-2026. One-half of each target PSU award is earned based on the Firm’s average ROTCE over the three-year performance period (MS Average ROTCE). The other half of the target PSU award is earned based on MS Average ROTCE relative to the average of the return on tangible common equity of each member of a peer group (ROTCE Comparison Group) over the same three-year performance period (Relative ROTCE). The number of stock units ultimately earned will be determined by multiplying each half of the target award by a multiplier as follows (for performance between two thresholds, straight-line interpolation applies):

MS Average ROTCE	Multiplier	Relative ROTCE*	Multiplier
16% or more	1.50	75th percentile or more	1.50
13%	1.00	55th percentile	1.00
8%	0.50	25th percentile	0.50
Less than 8%	0.00	Less than 25th percentile	0.00

*	The ROTCE Comparison Group is Bank of America, Barclays, Citigroup, Deutsche Bank, Goldman Sachs, JPMorgan Chase, UBS Group, and Wells Fargo.
Notwithstanding the foregoing, the aggregate multiplier will be capped at 1.0 if MS Average ROTCE over the performance period is less than 9%. Each NEO is entitled to receive cash dividend equivalents on the 2024 PSUs and accrued interest on the cash dividend equivalents based on short-term Treasury rates over the deferral period, with the dividend equivalents and interest subject to the same vesting, cancellation and payment provisions as the underlying award.

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(3)
The 2023 RSUs are scheduled to convert to shares on January 27, 2027, except that 50% of Mr. Gorman’s 2023 RSUs are scheduled to convert to shares on January 27, 2026. Each NEO was retirement-eligible under the terms of the 2023 RSUs at grant, and therefore, their awards are considered vested at grant for purposes of this proxy statement. The NEOs are entitled to receive dividend equivalents with respect to their RSUs in the form of additional RSUs, subject to the same vesting, cancellation, and payment provisions as the underlying award.

(4)
Represents (i) the grant date fair value of the 2024 PSUs and (ii) the probable value of interest on cash dividend equivalents on the 2024 PSUs over the three-year deferral period, as described in note 5 to the “2024 Summary Compensation Table.” The grant date fair value of 2024 PSUs is based on $84.3039, the VWAP of the Firm’s common stock on the grant date and the probable outcome of the performance conditions as of the grant date. For purposes of this proxy statement, the probable outcome of the performance conditions as of the grant date is the achievement of the target level of performance conditions. Based on actual Firm performance, participants can earn up to a maximum of 1.5 times the target number, and as few as zero, of the units granted. For further information on the valuation of the Firm’s PSUs, see notes 2 and 19 to the consolidated financial statements included in the 2024 Form 10-K.

(5)
Represents the grant date fair value of the 2023 RSUs. The grant date fair value of the 2023 RSUs is based on the VWAP of the Firm’s common stock on the grant date. For further information on the valuation of the Firm’s RSUs, see notes 2 and 19 to the consolidated financial statements included in the 2024 Form 10-K.

(6)	Represents the incremental fair value computed as of the December 16, 2024 modification date in accordance with FASB ASC Topic 718, as described in note 4 to the “2024 Summary Compensation Table.”
2024 Outstanding Equity Awards at Fiscal Year End
The following table discloses the number of shares covered by unvested stock awards held by our NEOs on December 31, 2024. None of our NEOs held any unexercised stock options on December 31, 2024.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Edward Pick	117,089	14,720,497	523,112	65,766,004
Sharon Yeshaya	—	—	90,400	11,365,189
Andrew M. Saperstein	117,089	14,720,497	485,076	60,984,196
Daniel A. Simkowitz	117,089	14,720,497	402,104	50,552,923
James P. Gorman	—	—	657,372	82,644,932

(1)	Consists of the Staking Award RSUs. The Staking Award RSUs are scheduled to vest and convert on January 25, 2027, subject to cancellation through the scheduled distribution date.
(2)	The value is based on $125.72, the closing price of the Firm’s common stock on December 31, 2024.
(3)
Consists of the PSUs granted in January 2023 (2023 PSUs) and 2024 PSUs, and for Messrs. Pick, Saperstein and Simkowitz, also consists of the Staking Award PSUs. In accordance with SEC rules, based on Firm performance through December 31, 2024, the number of PSUs reflected in the table represents the maximum number of units that may be earned under the 2023 PSUs, 2024 PSUs and Staking Award PSUs. Based on actual Firm performance over the applicable performance period, the NEOs can earn between a maximum of 1.5 times the target number, and as few as zero, of the units granted. The awards are scheduled to vest and convert as follows: the 2023 PSUs in 2026, and the 2024 PSUs and Staking Award PSUs in 2027, in each case, only if the predetermined performance goals are satisfied (see note 2 to “2024 Grants of Plan-Based Awards” for the performance goals of the 2024 PSUs).

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2024 Stock Vested
The following table contains information about the RSUs and PSUs held by our NEOs that vested during 2024. No stock options were exercised by our NEOs during 2024.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)
Edward Pick	76,064	6,412,500(2)
	124,351	15,645,704(3)
Sharon Yeshaya	49,968	4,212,500(2)
	27,895	3,509,746(3)
Andrew M. Saperstein	63,609	5,362,500(2)
	95,655	12,035,158(3)
Daniel A. Simkowitz	80,808	6,812,500(2)
	64,908	8,166,715(3)
James P. Gorman	63,164	5,325,000(2)
	274,667	34,558,095(3)

(1)
Consists of the 2023 RSUs, which are considered vested at grant for purposes of this proxy statement due to the NEOs’ retirement eligibility, and the PSUs granted on January 20, 2022 (2022 PSUs), which are considered vested on December 31, 2024 (the last day of the three-year performance period) for purposes of this proxy statement, based on the Firm’s performance over the performance period. For further details on the 2023 RSUs, see note 3 to “2024 Grants of Plan-Based Awards.”

(2)	The aggregate grant date fair value of the 2023 RSUs is based on $84.3039, the VWAP of the Firm’s common stock on the grant date.
(3)
The value realized is based on $125.8177, the VWAP of the Firm’s common stock on December 31, 2024, which is the last trading day of the 2022 PSUs’ performance period, for 136.82% of the target number of units underlying the 2022 PSUs. The 2022 PSUs converted to shares of common stock on February 21, 2025.

2024 Pension Benefits
The table below discloses the present value of accumulated benefits payable to each NEO and the years of service credited to each NEO under the Firm’s defined benefit retirement plans as of December 31, 2023.

Name	Plan Name	Number of Years Credited Service(1)	Retirement Age for Full Benefits(2)	Present Value of Accumulated Benefit ($)(3)	Payments During Last Fiscal Year ($)
Edward Pick	Morgan Stanley Employees Retirement Plan	17	65	244,502	—
Sharon Yeshaya	Morgan Stanley Employees Retirement Plan	10	65	65,961	—
Andrew M. Saperstein	Morgan Stanley Employees Retirement Plan	4	65	66,272	—
Daniel A. Simkowitz	Morgan Stanley Employees Retirement Plan	19	65	353,348	—
James P. Gorman	Morgan Stanley Employees Retirement Plan	4	66	100,797	—

(1)	After December 31, 2010, no further benefit accruals occur under the ERP. No NEO is awarded credited service under the ERP exceeding his or her actual service.
(2)	The Retirement Age for Full Benefits is the earliest age at which the executive can receive unreduced benefits (or current age, if later).
(3)
The present values on December 31, 2024 use 91% of the Pri-2012 white collar mortality tables (amounts-weighted), with no mortality before retirement. These tables are projected generationally from 2012, using the standard version of Scale MP-2021. The present values reflect discount rates of 5.62% for the ERP.

Eligible U.S. employees of the Firm and its U.S. affiliates hired before July 1, 2007 were covered after one year of service by the ERP, a noncontributory defined benefit pension plan that is qualified under Section 401(a) of the Internal Revenue Code. Effective after December 31, 2010, the ERP was frozen and no further benefit accruals have occurred or will occur. Benefits are generally payable as an annuity at age 65 (or earlier, subject to certain reductions in the amounts payable). Under the pre-2004 provisions of the ERP,

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benefits are payable in full at age 60 and reduced 4% per year for retirement between ages 55 and 60 for employees who retire after age 55 with 10 years of service. Before the ERP was frozen, annual benefits were equal to 1% of eligible earnings plus 0.5% of eligible earnings in excess of Social Security covered compensation for each year of service. Eligible earnings generally included all taxable compensation, other than certain equity-based and nonrecurring amounts, up to $170,000 per year. ERP participants who, as of January 1, 2004, had age plus service equal to at least 65 and who had been credited with five years of service, received benefits determined under the ERP’s pre-2004 benefit formula, if greater. Pre-2004 benefits equaled 1.15% of final average salary, plus 0.35% of final average salary in excess of Social Security covered compensation, in each case multiplied by credited service up to 35 years, where final average salary was base salary, up to specified limits set forth in the ERP, for the highest paid 60 consecutive months of the last 120 months of service.
2024 Nonqualified Deferred Compensation
The following table contains information with respect to the participation of the NEOs in the Firm’s unfunded cash deferred compensation plans that provide for the deferral of compensation on a basis that is not tax-qualified, as well as with respect to RSUs granted to the NEOs that are vested but have not yet converted to shares of Morgan Stanley common stock. NEOs participate in the plans on the same terms and conditions as other similarly situated employees. The material terms and conditions of these plans are described below.

Name	Plan Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)(3)	Aggregate Balance at Last FY ($)(4)
Edward Pick	Restricted Stock Units	6,412,500	—	7,547,558	10,029,617	27,973,308
Sharon Yeshaya	Restricted Stock Units	4,212,500	—	4,275,124	927,110	13,872,788
Andrew M. Saperstein	Restricted Stock Units	5,362,500	—	6,187,644	7,402,444	22,590,969
Daniel A. Simkowitz	Pre-Tax Incentive Program	—	—	236,300	—	1,644,970
	Restricted Stock Units	6,812,500	—	7,980,321	7,402,444	28,381,612
James P. Gorman	Restricted Stock Units	5,325,000	—	4,906,965	7,139,235	17,987,374

(1)
RSU contributions represent the 2023 RSUs that are considered vested at grant for purposes of this proxy statement but are subject to cancellation until the scheduled conversion dates of such awards. The value of the 2023 RSUs in this column (which are also included in the “Stock Awards” column of the “2024 Summary Compensation Table,” “2024 Grants of Plan-Based Awards,” and “2024 Stock Vested”) is based on $84.3039, the VWAP of the Firm’s common stock on the grant date.

(2)
With respect to the RSUs, represents the change in value based on (i) the change in the closing price of the Firm’s common stock on December 31, 2024 (or, if applicable, the earlier distribution date) compared to December 31, 2023 (or, if applicable, the later contribution date) and (ii) the amount of the dividend equivalents in the form of additional RSUs credited in 2024 with respect to the award (which are paid to the award holder at the time that the underlying award converts to shares, subject to the same cancellation provisions as the underlying award).

With respect to our cash-based nonqualified deferred compensation plans, represents the change in (i) the balance of the NEO’s account reflected on the Firm’s books and records on December 31, 2024, without giving effect to any withdrawals or distributions, compared to (ii) the sum of the balance of the NEO’s account reflected on the Firm’s books and records at December 31, 2023.
(3)	Represents conversions of RSUs based on the closing price of the Firm’s common stock on the conversion date.
(4)
With respect to the RSUs, represents the number of vested units held by the NEO on December 31, 2024 multiplied by the closing price of the Firm’s common stock on December 31, 2024, the last trading day of 2024. With respect to our cash-based nonqualified deferred compensation plan, represents the balance of the NEO’s account reflected on the Firm’s books and records on December 31, 2024.

The following is a description of the material terms with respect to contributions, earnings and distributions applicable to the cash nonqualified deferred compensation plan and the RSUs referenced in the table above.
PRE-TAX INCENTIVE PROGRAM (PTIP)
Under PTIP, participants were permitted to defer a portion of their cash bonus or commissions for one or more fiscal years. The plan has been closed to new contributions since 2003. Earnings on PTIP contributions are based on the performance of notional investments available under the plan and selected by the

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participants. Participants could generally elect the commencement date for distributions of their contributions and earnings and the number of annual installments over which to receive distributions (generally, five, 10, 15 or 20 years). Subject to earlier distribution on death or termination of employment due to disability, no distributions may begin prior to the attainment of age 55 and prior to termination of employment.
RESTRICTED STOCK UNITS (RSUs)
RSUs are granted under the Morgan Stanley Equity Incentive Compensation Plan or another Firm equity plan as determined by the CMDS Committee. Each RSU constitutes a contingent and unsecured promise of the Firm to pay the holder one share of Firm common stock on the conversion date of the RSU. The RSUs included in this table are considered vested; however, the RSUs are subject to cancellation and clawback if a cancellation or clawback event occurs at any time prior to the scheduled conversion date. The cancellation and clawback events applicable to RSUs held by our NEOs are described in the CD&A and in “Potential Payments upon Termination or Change in Control.”
Potential Payments upon Termination or Change in Control
This section describes and quantifies the benefits and compensation to which each NEO would have been entitled under our existing plans and arrangements if the NEO’s employment had terminated or if the Firm had undergone a change in control, in each case, on December 31, 2024. For Mr. Gorman, this section describes and quantifies the compensation and benefits to which he was entitled in connection with his retirement from the Firm on December 31, 2024.
GENERAL POLICIES
No Special Severance Payments
Our NEOs would be entitled to a cash severance payment under the broad-based Morgan Stanley Severance Pay Plan (Severance Plan) in connection with an involuntary termination of employment other than for cause, subject to the NEO executing a release agreement in a form satisfactory to the Firm, on the same basis as all other employees. The NEOs are not entitled to any additional or enhanced cash severance payments upon any termination of employment under the Severance Plan or otherwise, or to excise tax protection upon a change in control of the Firm.
No Enhanced Termination Payments or Benefits
NEOs are entitled to receive post-termination benefits that are generally available to all salaried employees, such as death, disability and post-retirement welfare benefits, and are eligible for Firm-paid retiree medical coverage under the Morgan Stanley Retiree Medical Plan for themselves and eligible dependents following any termination of employment with three years of service. Following termination of employment, the NEOs are also entitled to amounts, to the extent vested, due under the terms of our pension arrangements, as described under “2024 Pension Benefits,” and our nonqualified deferred compensation plans, as described under “2024 Nonqualified Deferred Compensation.” Our NEOs are not entitled to special or enhanced termination benefits under our pension and nonqualified deferred compensation plans as compared to other employees.
Cancellation and Clawback of Deferred Compensation and Incentive-Based Compensation
Even if an NEO is considered vested in a deferred incentive compensation award, the award may be subject to cancellation through the distribution date in the event the NEO engages in a cancellation event or if a clawback event occurs. In general, a cancellation event includes: engaging in competitive activity during a specified period following a voluntary termination of employment; engaging in conduct constituting cause (i.e., a breach of the NEO’s obligation to the Firm, including a failure to comply with internal policies, or compliance, ethics or risk management standards and failure or refusal to perform duties satisfactorily, including supervisory and management duties); improper disclosure of the Firm’s proprietary information; solicitation of Firm employees, clients or customers during, and within a specified period following termination

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of, employment; the making of unauthorized disclosures or disparaging or defamatory comments about the Firm; resignation from employment without providing the Firm proper advance notice; or the failure to cooperate with or assist the Firm in connection with investigations, regulatory matters, lawsuits or arbitrations following termination of employment.
Clawback of deferred compensation awards by the Firm can be triggered through the applicable scheduled distribution date if the NEO had significant responsibility for a material adverse outcome for the Firm or any of its businesses or functions, even absent misconduct, or if the NEO’s act or omission (including with respect to direct supervisory responsibilities) causes a restatement of the Firm’s consolidated financial results, violates the Firm’s global risk management principles, policies and standards, or causes a loss of revenue associated with a position for which the NEO was paid, and the NEO operated outside of internal control policies. Further, shares resulting from the conversion of PSUs are subject to clawback by the Firm in the event the Firm’s achievement of the specified goals was based on materially inaccurate financial statements or other performance metric criteria. In addition, PSUs are subject to repayment under the Morgan Stanley Compensation Recoupment Policy if excess amounts are delivered based on an accounting restatement (without regard to fault or misconduct) within the three fiscal years preceding the date the restatement was required.
Notice and Non-Solicitation Agreements
In addition to the cancellation and clawback events described above, each NEO is party to a Notice and Non-Solicitation Agreement that provides for injunctive relief and cancellation of deferred compensation awards if the NEO does not provide 180 days’ advance notice prior to a resignation or if the NEO improperly solicits the Firm’s employees, clients or customers at any time during employment or the 180 days following termination of employment.

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TERMINATION OF EMPLOYMENT / CHANGE IN CONTROL
The table below sets forth with respect to each NEO, as of December 31, 2024, the value of outstanding unvested deferred compensation awards and cash severance entitlements, and the present value of coverage under the Morgan Stanley Retiree Medical Plan. RSUs and PSUs are valued using a per share price of $125.72, the closing price of the Firm’s common stock on December 31, 2024. For Mr. Gorman, the below values represent the values he was entitled to in connection with his retirement from the Firm on December 31, 2024.

Termination Reason	Name	Unvested RSUs(1) ($)	Unvested PSUs and Related Dividend Equivalents and Interest(2) ($)	Retiree Health Coverage(3) ($)	Cash Severance (Involuntary only)(4) ($)
Involuntary (not due to a cancellation event) / Disability / Death / Retirement / In connection with a Change in Control / Governmental Service Termination	Edward Pick(5)	—	35,294,578	1,043,337	200,000
	Sharon Yeshaya	—	11,752,837	1,341,648	200,000
	Andrew M. Saperstein(5)	—	30,346,965	1,000,001	200,000
	Daniel A. Simkowitz(5)	—	19,546,552	775,785	200,000
	James P. Gorman(6)	—	85,506,706	730,381	—

(1)
Other than with respect to the Staking Award RSUs, which are described in note 5 below, our NEOs are retirement-eligible for purposes of their outstanding RSU awards, which are therefore considered vested for purposes of this proxy statement. Amounts are payable on the scheduled distribution dates, subject to cancellation and clawback provisions, except that RSUs are payable upon death, a governmental service termination, or a termination in connection with a change in control. Amounts payable with respect to a termination in connection with a change in control are conditioned upon the termination occurring within 18 months of the change in control as a result of (i) the Firm terminating the NEO’s employment under circumstances not involving any cancellation event, (ii) the NEO resigning from employment due to a materially adverse alteration in job responsibilities, or (iii) a change in the NEO’s principal place of employment of more than 75 miles from the current location. A “change in control” generally means a significant change in the share ownership of the Firm or composition of the Board. Governmental service termination treatment is conditioned upon satisfactory proof of a conflict of interest that necessitates divestiture of the awards and executing an agreement to repay amounts vested in connection with such termination if the NEO engages in any cancellation event.

(2)
Other than with respect to the Staking Award PSUs, which are described in note 5 below, our NEOs are retirement-eligible for purposes of their outstanding PSUs; however, such awards are not considered vested for purposes of this proxy statement until the end of the performance period because these awards only deliver value if the Firm achieves objective performance goals over such performance period. Amounts shown in the table reflect performance through December 31, 2024 (the quarter ending simultaneously with the effective date of the termination), which, with the exception of a termination in connection with a change in control, is a substitute for performance through the three-year performance period, which would not be known until the end of such period. To facilitate timely payment of PSUs upon death or a governmental service termination as of December 31, 2024, amounts payable with respect to the 2023 PSUs would instead reflect Firm performance through September 30, 2024 (the quarter ending with or before the date of the termination for which the Firm’s earnings information has been released), and amounts payable with respect to the 2024 PSUs would reflect the awards’ target value, per the award terms, as follows: $28,222,207 for Mr. Pick; $9,175,936 for Ms. Yeshaya; $24,298,134 for Mr. Saperstein; and $15,563,490 for Mr. Simkowitz.

(3)
Each NEO is eligible to elect retiree medical, dental and/or vision coverage under the Firm’s grandfathered Retiree Medical Plan and Health Benefits and Insurance Plan for themselves and their eligible dependents following a termination of employment for any reason. The present value is calculated assuming each NEO began retiree medical, dental and vision coverage on December 31, 2024, and elected their current dependent coverage type. The present value is based on 91% of the base rates from the Pri-2012 white collar mortality tables (headcount-weighted), projected generationally from 2012 with the standard Scale MP-2021. The present value also uses a discount rate of 5.61%, a medical inflation rate for 2025-2026 of 8.20% pre-65 and 9.58% post-65 with ultimate rates of 4.48% pre-65 and 4.46% post-65 reached by 2034, and an annual dental and vision inflation rate of 3.00%.

(4)
Represents amounts payable under the Firm’s broad-based Severance Pay Plan, which are due only upon an involuntary termination not involving cause, subject to the NEO signing a release in a form satisfactory to the Firm.

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(5)
The following table sets forth the value of outstanding Staking Award RSUs and Staking Award PSUs held by each of Messrs. Pick, Saperstein and Simkowitz as of December 31, 2024. The awards would be forfeited in the event of a retirement or involuntary termination of employment on December 31, 2024. Amounts shown in the table are payable under the same conditions set forth in note 1, except that only Staking Award RSUs are payable upon a qualifying termination in connection with a change in control. Amounts shown for Staking Award PSUs (i) for death, reflect the target value, (ii) for governmental service termination, reflect a portion of the award prorated for service during the performance period at the target value, and (iii) for a termination due to disability, reflect performance through December 31, 2024 (as a substitute for performance over the three-year performance period, which would not be known until the end of such period).

Termination Reason	Staking Award RSUs ($)	Staking Award PSUs (including Dividend Equivalents) ($)
Involuntary / Retirement	0	0
Death	14,720,497	21,848,129
Disability / In connection with a Change in Control	14,720,497	32,772,194
Governmental Service Termination	14,720,497	8,127,354

(6)
In addition to the awards and benefits described above, in connection with Mr. Gorman’s retirement from the Firm on December 31, 2024, and his entering into an arrangement with the Firm to serve as a non-employee advisor beginning on January 1, 2025 through the end of 2026, Mr. Gorman will receive an annual fee of $400,000, and access to a car and driver, and office and administrative support for Firm business at an estimated aggregate annual cost to the Firm of $305,900 (exclusive of any discretionary bonus that may be awarded to the administrative assistant).

Compensation Ratio Disclosure
The ratio between the CEO’s total annual compensation and the median annual total compensation of all other employees of the Firm reported below is a reasonable estimate calculated in a manner consistent with SEC rules based on the Firm’s compensation records and the methodology described below. Because SEC rules for identifying the median compensated employee for purposes of this disclosure allow companies to adopt various methodologies and utilize various assumptions, the ratio reported by other companies may not be comparable to the ratio reported by the Firm.
For 2024, our last completed fiscal year, the median of the annual total compensation of all employees of the Firm (other than the CEO) was $138,509 and the annual total compensation of our CEO, as reported in the “2024 Summary Compensation Table,” was $24,881,032. Based on this information, for 2024, the ratio of the annual total compensation of the CEO to the median of the annual total compensation of all other employees of the Firm was 180 to 1.
To identify the median of the annual total compensation of all employees of the Firm, we took the following steps:
1.
The pay ratio rule gives companies the ability to make the median employee determination only once every three years, and we did not make a new median employee determination for 2024. The median employee determination for 2023 is described below.

•
We measured the employee population of the Firm as of December 31, 2023, and included all employees of Morgan Stanley and its consolidated subsidiaries globally. We did not include independent contractors and leased employees. Although our employee population varies slightly from the employee population in our December 31, 2023 determination, there have not been any changes that we reasonably believe would significantly impact our pay ratio disclosure.

•
We selected annual total reward awarded in respect of 2023 as the consistently applied compensation measure used to identify the employee with the median of the annual total compensation of all employees (the median employee). Annual total reward consists of fixed compensation (e.g., base salary and allowances) and annual incentive compensation delivered in cash or equity and other variable compensation analogous to annual incentive compensation (e.g., commissions). We annualized the compensation of all permanent employees who were employed for less than the full fiscal year. We did not make any cost-of-living adjustments in identifying the median employee. Our

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median employee for 2023 served in a similar role in 2024 and had his or her compensation adjusted based on his or her performance in that role. We determined that changes in our median employee’s compensation for 2024 did not result in a significant change to our pay ratio disclosure and, therefore, that it was reasonable to utilize our median employee for our pay ratio disclosure for 2024.
2.
Once we identified that our median employee selected for 2023 was still reasonable for 2024 disclosure, we calculated the median employee’s annual total compensation for 2024 in accordance with the Summary Compensation Table requirements.

Pay versus Performance
Pursuant to SEC rules, the “Pay versus Performance” disclosure is required to include the following: (1) tabular compensation and performance disclosure for the years 2020 through 2024 (the PvP Table), (2) an unranked list of three to seven performance measures that the Firm considers to be its most important measures used to align compensation actually paid to the NEOs for 2024 to Firm performance (the PvP Measures), and (3) a clear description of the relationship between the “Compensation Actually Paid” in the PvP Table and each of the company-selected performance measures in the PvP Table, the Firm’s Net Income and the Firm’s TSR, and between the Firm’s TSR and the Peer Group TSR, in each case over 2020-2024 (the PvP Relationship Disclosure). A detailed discussion of the CMDS Committee’s decisions regarding the compensation awarded to the NEOs for 2024 performance can be found in the CD&A.
PvP TABLE
Pursuant to SEC rules, the PvP Table is required to include for each year “Compensation Actually Paid” (CAP) to the CEO and the average CAP to the non-CEO NEOs. CAP is an SEC defined term that represents a calculation of compensation that differs from compensation paid during the year, the Summary Compensation Table (SCT) calculation of compensation (as detailed in note 2 of this PvP Table), and the way in which the CMDS Committee views annual compensation decisions (as discussed in Section 4.1 of the CD&A). For example, the CAP calculation for a given year includes the change in fair value of multiple years of equity grants that are outstanding and unvested during the year, or which vested during the year, whereas the SCT calculation includes only the fair value of equity awards granted during the year. The CAP calculation also includes the value of dividend equivalents accumulated on unvested equity awards, whereas the SCT calculation does not. These differences result in a CAP calculation that is significantly impacted by changes in stock price and other projected performance results and may be significantly higher or lower than the corresponding SCT calculation. It is also important to note that outstanding equity awards may be represented in more than one year of the table, as demonstrated in the supplemental table to footnote 1 to the PvP Table.
Equity grants (RSU and PSUs) constitute a meaningful portion of compensation for the CEO and other NEOs. The value of equity grants will not be realized before the scheduled payment date (generally three years from grant) and the ultimate value of such awards is subject to changes in stock price. PSUs are further subject to the results of predetermined three-year performance objectives. PSUs are earned based on performance against predetermined Firm goals. While each participant was awarded a target number of PSUs, the actual number of PSUs earned could vary from zero up to 1.5 times target, if performance objectives are meaningfully exceeded, and no participant will receive any portion of the PSUs if the threshold performance objectives are not met. (For a summary of historical PSU performance, see Section 4.3 of the CD&A.) In addition, equity awards are subject to cancellation upon certain events before they convert to shares of Morgan Stanley common stock. The CEO and other NEOs are also subject to an Equity Ownership Commitment and are not able to sell, transfer or otherwise dispose of all of the shares of Firm common stock received upon conversion of equity awards (see “Ownership of Our Stock–Executive Equity Ownership Commitment”).

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					Value of Initial Fixed $100 Investment Based On:
	Summary Compensation Table Total for CEO(1)	Compensation Actually Paid to CEO(1)(2)	Average Summary Compensation Table Total for Non-CEO NEOs(3)	Average Compensation Actually Paid to Non-CEO NEOs(2)(3)	Total Shareholder Return(4)	Peer Group Total Shareholder Return(4)(5)	Net Income(6)	Return on Tangible Common Equity(7)
Year	($)	($)	($)	($)	($)	($)	($MM)	(%)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2024	24,881,032	65,361,896	25,933,469	57,916,559	289	173	13,529	18.8
2023	32,951,606	41,898,167	33,756,972(7)	44,972,433(7)	207	133	9,230	12.8
2022	39,398,905	31,379,534	20,366,692	18,320,165	181	118	11,179	15.3
2021	34,941,635	81,936,888	17,590,506	28,214,797	202	132	15,120	19.8
2020	29,558,524	55,366,935	14,665,167	21,282,504	138	98	11,179	15.2

(1)	The CEO reflected in columns (a) and (b) is the following individual for each of the years shown:

2024	Edward Pick
2023 - 2020	James P. Gorman

(2)	To calculate CAP, the following amounts were deducted from and added to 2024 SCT total compensation to the CEO and the non-CEO NEOs, as reported in columns (b) and (d), respectively:
CEO SCT Total to CAP to CEO Reconciliation(i)

	2024 ($)	2023 ($)	2022 ($)	2021 ($)	2020 ($)
CEO SCT TOTAL	24,881,032	32,951,606	39,398,905	34,941,635	29,558,524
Deductions for Amounts Reported Under “Stock Awards” Column in SCT(ii)	15,242,232	22,500,000	30,355,752	24,553,943	20,048,178
Deduction for “Change in Pension Value” Reported Under “Change in Pension Value and Nonqualified Deferred Compensation Earnings” Column in SCT	—	4,167	—	2,487	13,833
TOTAL DEDUCTIONS	15,242,232	22,504,167	30,355,752	24,556,430	20,062,011
Increase for Fair Value of Awards Granted During the Year That Vest During the Year(iii)	6,412,500 (2023 RSU)	4,500,000 (2022 RSU)	5,025,000 (2021 RSU)	7,875,000 (2020 RSU)	6,375,000 (2019 RSU)
Increase for Year-End Fair Value of Awards Granted During the Year That Remain Unvested as of Year End(iv)	18,912,778 (2024 PSU)	21,712,595 (2023 PSU)	21,488,784 (2022 PSU)	27,621,760 (2021 PSU)	17,799,284 (2020 PSU)
Change in Fair Value from Prior Year End to Current Year End of Awards Granted Prior to Year That Were Outstanding and Unvested as of Year End(v)	5,812,718 (2023 PSU) 10,715,998 (Staking Award PSU(vi)) 4,376,905 (Staking Award RSU(vi))	(398,478) (2022 PSU)	(2,916,102) (2021 PSU)	14,593,707 (2020 PSU)	10,966,944 (2019 PSU)
Change in Fair Value from Prior Year End to Vesting Date of Awards Granted Prior to Year That Vested During the Year(vii)	6,085,207 (2022 PSU)	3,206,305 (2021 PSU)	(3,890,745) (2020 PSU)	18,890,359 (2019 PSU)	9,075,237 (2018 PSU)
Increase for Dividends Paid During the Year Prior to Vesting Date of Award(viii)	3,406,990	2,430,306	2,629,445	2,570,858	1,653,956
TOTAL ADDITIONS	55,723,096	31,450,728	22,336,382	71,551,683	45,870,422
CAP to CEO	65,361,896	41,898,167	31,379,534	81,936,888	55,366,935

(i)
The CAP to CEO Reconciliation for 2024 reflects the change in fair value of the outstanding RSUs and PSUs for Mr. Pick, who became CEO effective January 1, 2024. As a result, the change in fair value is not directly comparable with previous years as it reflects changes in fair value of RSUs and PSUs granted prior to this appointment. The amounts reported under the “Option Awards” Column in the SCT, the fair value of awards granted prior to the year that were forfeited during the year, and the “Service Cost” and “Prior Service Cost” for Pension Plans are $0 for all years shown.

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(ii)
Pursuant to SEC rules, the SCT is required to include for a particular year only those equity awards granted during the year, rather than awards granted after the particular year end that were awarded for performance during the particular year. Our annual equity awards relating to performance in a year are made in the following January, shortly after year end.

(iii)
Pursuant to SEC rules, includes the grant date fair value of RSU awards granted and vested in each year shown for performance in the prior year. RSU awards are generally granted and vested in January of each year for performance in the prior year.

(iv)	Pursuant to SEC rules, includes the year-end fair value of the outstanding unvested PSUs granted in January of the year shown.
(v)	Pursuant to SEC rules, includes the change in fair value of the outstanding unvested PSUs for each year shown and the incremental fair value of the awards modified during the year.
(vi)
The Staking Award RSUs and Staking Award PSUs were one-time awards granted in 2023 to the incoming CEO, Mr. Pick, and Co-Presidents, Messrs. Saperstein and Simkowitz, in connection with the CEO succession and leadership transition.

(vii)	Pursuant to SEC rules, includes the change in fair value of the outstanding PSUs that vested at year end for each year shown.
(viii)	Reflects the value of dividend equivalents accumulated on outstanding unvested PSUs during the year shown.
The fair value of PSUs is determined in a manner consistent with that disclosed in consolidated financial statements included in the 2024 Form 10-K. The portions of PSUs that are earned based on performance against predetermined Morgan Stanley Average ROE (MS Average ROE), MS Average ROTCE goals, or Relative ROTCE goals are valued at the probable outcome of the performance conditions and the Firm’s closing share price at each measurement date. The portions of PSUs that are earned based on the Firm’s TSR relative to the TSR of the S&P Financials Sector Index (a market-based condition) are valued using a Monte Carlo valuation model at each measurement date. The table below sets out the range of assumptions applied in the Monte Carlo valuation model for each measurement date relevant to the CAP table.
At December 31, 2024, the portion of PSUs earned based on the Firm’s TSR relative to the TSR of the S&P Financials Sectors Index are considered vested and therefore valued using actual TSR. As a result, there are no valuation assumptions for these PSUs.

	Risk-Free interest	Expected stock price volatility	Correlation coefficient
December 31, 2024	—	—	—
December 31, 2023	4.73% - 4.73%	25.73 - 25.73	0.750 - 0.750
December 31, 2022	4.36% - 4.67%	29.25 - 32.11	0.859 - 0.871
December 31, 2021	0.39% - 0.73%	26.03 - 44.29	0.840 - 0.918
December 31, 2020	0.10% - 0.13%	43.53 - 57.04	0.924 - 0.964
December 31, 2019	1.57% - 1.58%	23.30 - 25.43	0.875 - 0.895

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Compensation Matters

Average Non-CEO NEOs SCT Total to Average CAP to Non-CEO NEOs Reconciliation(i)

	2024 ($)	2023 ($)	2022 ($)	2021 ($)	2020 ($)
Average Non-CEO NEOs SCT TOTAL	25,933,469	33,756,972	20,366,692	17,590,506	14,665,167
Deductions for Amounts Reported Under “Stock Awards” Column in SCT	14,950,122	25,262,500(ii)	12,591,183	9,376,344	6,297,732
Deduction for “Change in Pension Value” Reported under “Change in Pension Value and Nonqualified Deferred Compensation Earnings” Column in SCT	—	15,891	—	—	50,313
TOTAL DEDUCTIONS	14,950,122	25,278,391(ii)	12,591,183	9,376,344	6,348,045
Increase for Fair Value of Awards Granted During the Year That Vest During the Year	5,428,125 (2023 RSU)	4,962,500 (2022 RSU)	5,379,048 (2021 RSU)	5,285,452 (2020 RSU)	2,517,500 (2019 RSU)
Increase for Year-End Fair Value of Awards Granted During the Year That Remain Unvested as of Year End	20,460,699 (2024 PSU)	6,393,154 (2023 PSU)	6,118,256 (2022 PSU)	6,804,598 (2021 PSU)	4,920,979 (2020 PSU)
	—	15,711,005 (Staking Award PSU)	—	—	—
	—	7,921,799 (Staking Award RSU)	—	—	—
Change in Fair Value from Prior Year End to Current Year End of Awards Granted Prior to Year That Were Outstanding and Unvested as of Year End	5,780,425 (2023 PSU) 5,357,999 (Staking Award PSU) 2,188,452 (Staking Award RSU)	(113,454) (2022 PSU)	(735,969) (2021 PSU)	3,227,785 (2020 PSU)	2,946,120 (2019 PSU)
Change in Fair Value from Prior Year End to Vesting Date of Awards Granted Prior to Year That Vested During the Year(iii)	5,665,825 (2022 PSU)	809,210 (2021 PSU)	(877,325) (2020 PSU)	4,106,761 (2019 PSU)	2,153,144 (2018 PSU)
Increase for Dividends Paid During the Year Prior to Vesting Date of Award(iv)	2,051,688	809,638	660,646	576,040	427,639
TOTAL ADDITIONS	46,933,213	36,493,852	10,544,656	20,000,635	12,965,381
CAP to Non-CEO NEOs	57,916,559	44,972,433	18,320,165	28,214,797	21,282,504

(i)	See notes (i) through (vii) to the “CEO SCT Total to CAP Reconciliation” Table in this note 2 above.
(ii)	Includes average of $15,000,000 relating to the one-time Staking Awards granted to each of Messrs. Pick, Saperstein and Simkowitz in October 2023 in connection with the CEO transition.
(iii)	For 2021, also includes multiple RSU awards for one NEO that vested in 2021 due to achieving full career retirement (FCR) eligibility.
(iv)	For 2024 and 2023, also includes the value of dividend equivalents accumulated on outstanding unvested Staking Award RSUs.
(3)	The Non-CEO NEOs reflected in columns (d) and (e) represent the following individuals for each of the years shown:

2024	Sharon Yeshaya, Andrew M. Saperstein, Daniel A. Simkowitz, James P. Gorman
2023 & 2022	Sharon Yeshaya, Edward Pick, Andrew M. Saperstein, Daniel A. Simkowitz
2021	Sharon Yeshaya, Jonathan M. Pruzan, Edward Pick, Andrew M. Saperstein, Daniel A. Simkowitz
2020	Jonathan M. Pruzan, Edward Pick, Andrew M. Saperstein, Daniel A. Simkowitz

(4)
TSR represents cumulative TSR over the following measurement period: (1) for 2024, December 31, 2019 to December 31, 2024; (2) for 2023, December 31, 2019 to December 31, 2023; (3) for 2022, December 31, 2019 to December 31, 2022; (4) for 2021, December 31, 2019 to December 31, 2021; and (5) for 2020, December 31, 2019 to December 31, 2020. For the Peer Group, the TSR is a weighted peer group TSR, weighted according to the respective peer companies’ stock market capitalization at the beginning of each period for which a return is calculated.

(5)	The Peer Group is the S&P Financials Sector Index, the same index that the Firm uses for purposes of the stock performance graph required under Item 201(e)(1)(ii) of Regulation S-K.
(6)	Net Income represents net income as presented in Morgan Stanley’s financial statements.
(7)
Return on average tangible common equity (ROTCE) represents net income applicable to Morgan Stanley less preferred dividends as a percentage of average tangible common equity. Average tangible common equity represents average common equity adjusted to exclude goodwill and intangible assets net of allowable mortgage servicing rights deduction.

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PvP MEASURES
Pursuant to SEC rules, the three measures listed below represent an unranked list of the most important measures the Firm used to align compensation actually paid to the NEOs for 2024 and Firm performance. While these measures are the most important measures the Firm used to align compensation actually paid to the NEOs for 2024 and Firm performance, additional financial and other measures were also used to align pay and performance as further described in Sections 3.1 and 3.2 of the CD&A.

Return on Tangible Common Equity
Total Shareholder Return
Efficiency Ratio

PvP RELATIONSHIP DISCLOSURE
As shown in the table below, the Firm’s cumulative TSR is significantly greater than the cumulative TSR of the S&P Financials Sector Index (the PvP Peer Group) as each is calculated in accordance with SEC rules for the PvP Table for each of the periods shown. The Firm’s strategic acquisitions of E*TRADE and Eaton Vance, in 2020 and 2021 respectively, as well as the achievement of other long-term strategic objectives led by the CEO and the Firm’s Operating Committee, of which the NEOs are a part, were significant contributors to the Firm’s stock price outperformance.
Year-over-year changes to the CAP to CEO and the Average CAP to Non-CEO NEOs between 2020 and 2021, 2021 and 2022, excluding the Staking Awards between 2022 and 2023, and 2023 and 2024, generally correlate to changes in the Firm’s cumulative TSR (as calculated pursuant to SEC rules for the PvP table), Net Income and ROTCE for the same periods. The Firm delivered strong Net Income and ROTCE, and significant stock appreciation and returns to shareholders, over these periods. The table below shows that CEO and Average Non-CEO NEO compensation (as reported in SCT) changes were in line with changes in the Firm’s Net Income and ROTCE, while changes in the value of the CAP to CEO and the Average CAP to Non-CEO NEOs were impacted by the following factors: dividends, change in pension value, and changes in fair value of equity awards (e.g., due to performance conditions of performance-based equity and share price).

PERFORMANCE MEASURES FOR CEO/NON-CEO NEO	2020	2021	2022	2023	2024	2021 vs 2020	2022 vs 2021	2023 vs 2022	2024 vs 2023
MS Net Income (Billions)	11	15	11	9	14	35%	-26%	-17%	47%
MS ROTCE (%)	15.2%	19.8%	15.3%	12.8%	18.8%	460 bps	-450 bps	-250 bps	600 bps
MS Total Shareholder Return (TSR)(1)	138	202	181	207	289	46%	-10%	14%	40%
Peer Group Cumulative TSR(1)	98	132	118	133	173	35%	-11%	13%	30%

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Compensation Matters

PvP RELATIONSHIP DISCLOSURE

	CEO PvP Relationship
($MMs)	2020	2021	2022	2023	2024	2021 vs 2020	2022 vs 2021	2023 vs 2022	2024 vs 2023
COMPENSATION ACTUALLY PAID (CAP)
Compensation Excluding Equity Awards	10	10	9	11	9	9%	-13%	27%	-20%
Equity Awards Granted During the Year(2)	20	25	30	23	15	22%	24%	-26%	-33%
Impact of Changes in Fair Value	26	47	(8)	8	41	82%	-117%	199%	421%
Dividends/Changes in Pension Value	2	3	3	2	3	55%	2%	-8%	39%
Impact on Outstanding Equity Awards
Share Price	16	30	(12)	3	27	91%	-140%	129%	671%
Performance Conditions	8	14	1	3	11	69%	-90%	120%	272%

CAP to CEO	55	82	31	42	65	48%	-62%	34%	54%

	Non-CEO NEO PvP Relationship
($MMs)	2020	2021	2022	2023	2023 (ex Staking)	2024	2021 vs 2020	2022 vs 2021	2023 vs 2022	2024 vs 2023
COMPENSATION ACTUALLY PAID (CAP)
Compensation Excluding Equity Awards	8	8	8	8	8	11	-2%	-5%	9%	29%
Equity Awards Granted During the Year(2)	6	9	13	25	10	15	49%	34%	101%	-41%
Impact of Changes in Fair Value(3)	7	11	(2)	12	3	32	58%	-119%	683%	168%
Dividends/Changes in Pension Value	0	1	1	1	1	2	35%	15%	23%	152%
Impact on Outstanding Equity Awards
Share Price	4	7	(3)	7	1	21	65%	-145%	336%	186%
Performance Conditions	2	3	0	4	1	9	49%	-89%	100%	137%

CAP to Non-CEO NEO	21	28	18	45	21	58	32%	-35%	144%	29%

(1)	Value of initial fixed $100 investment.
(2)	As reported in the SCT.
(3)	For 2021, also includes multiple RSU awards for one NEO that vested in 2021 due to achieving FCR eligibility.
The correlation between changes in the CAP to CEO and the Average CAP to Non-CEO NEOs and changes in the Firm’s cumulative TSR and ROTCE for the periods shown in the table is due primarily to the Firm’s use of equity incentives that are directly tied to stock price and, in particular, PSUs that are also directly tied to Firm financial performance and constitute a significant portion of incentive compensation for the CEO and non-CEO NEOs. Because Staking Awards are equity-based (60% PSUs and 40% RSUs), they will impact both the CAP to CEO and the Average CAP to Non-CEO NEOs for each year of the three-year vesting period (2024-2026) and their value will fluctuate with Firm stock price and ROTCE performance. Because the PSUs are equity-based, increases in Firm stock price result in increases in TSR and increases in CAP values and decreases in Firm stock price result in decreases in TSR and decreases in CAP values. Unlike PSUs, RSUs (with the exception of the Staking Award RSUs, which do not contain a provision for vesting upon FCR eligibility) do not significantly influence the correlations shown in the above table because, pursuant to SEC rules, the CAP calculations for the fair value of unvested RSU awards are generally fixed at the grant date fair value of the awards at the beginning of each year due to FCR eligibility under the award terms and deemed vested at grant. Changes in fair value for the Staking Award RSUs due to fluctuations in the share price will,

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however, be reflected in the CAP amounts. The Firm’s ROTCE is a performance priority that is used as a factor in determining incentive compensation for the CEO and Non-CEO NEOs. The Firm does not use Net Income to determine compensation levels or PSU payouts.
Commitment to Equitable Compensation Practices
Morgan Stanley has robust compensation practices that help ensure that compensation and reward decisions are made fairly and consistently and are based on an individual’s role, performance and experience. The Firm reviews compensation decisions for employees on an ongoing basis, including at the point of hire as well as during our annual compensation process, to help ensure that individual compensation decisions are in line with this philosophy. We believe a workforce that represents the societies in which we live and work and our diverse global client base is important to the Firm’s continued success and ability to serve our clients, and consistent with that, we are committed to continually assessing our rewards structure and decisions to help ensure equity in pay for all employees.

MORGAN STANLEY 2025 PROXY STATEMENT 105

Ownership of Our Stock
Executive Equity Ownership Commitment
Members of the Firm’s Operating Committee and executive officers are subject to an Equity Ownership Commitment. The Equity Ownership Commitment requires each of our CEO, CFO, and Co-Presidents (collectively, Covered Officers) to achieve ownership of a number of shares of common stock and equity awards with a value equal to a specified multiple of his or her base salary within five years. Our CEO is required to achieve ownership of shares of common stock and equity awards with a value equal to 10 times his base salary and each other Covered Officer is required to achieve ownership of shares of common stock and equity awards with a value equal to six times his or her base salary. In addition, Operating Committee members (including all executive officers) are required to retain common stock and equity awards equal to a percentage of common stock received from equity awards (less allowances for the payment of any option exercise price and taxes) granted to them for service on the Operating Committee (Equity Award Shares, and such service, Covered Service) as follows:
•
Our CEO is required to retain 75% of Equity Award Shares acquired pursuant to equity awards granted in respect of any performance year prior to and including the fifth year of Covered Service as CEO and 50% of Equity Award Shares acquired pursuant to equity awards granted in respect of any performance year following the fifth year of Covered Service as CEO.

•
Each of our other Operating Committee members and executive officers is required to retain 50% of Equity Award Shares acquired from equity awards granted in respect of any performance year prior to and including the fifth year of Covered Service and 33% of Equity Award Shares acquired pursuant to equity awards granted in respect of any performance year following the fifth year of Covered Service; provided that Operating Committee members who are Covered Officers must retain 75% of all Equity Award Shares until the applicable ownership requirement is met.

This commitment ties a portion of our Operating Committee members’ net worth to the Firm’s stock price and provides a continuing incentive for them to work toward superior long-term stock price performance. Exceptions to the Equity Ownership Commitment are subject to the approval of the CMDS Committee. None of our executive officers currently have prearranged trading plans under SEC Rule 10b5-1.
Shares counted for purposes of the Equity Ownership Commitment include shares owned (including shares held in trust) by the executive or the executive’s spouse or dependent children, shares (or share equivalents) held in the Firm’s 401(k) Plan and net shares granted with respect to RSUs (including PSUs) after assumed tax withholding. Unearned PSUs are not counted for purposes of the stock ownership requirement. Each Operating Committee member is in compliance with the requirements of the Equity Ownership Commitment.
Director Equity Ownership Requirement
Our Corporate Governance Policies require each independent director to retain ownership of a number of shares of Morgan Stanley common stock and equity awards with a value equal to five times the annual cash Board retainer, and to retain 100% of his or her Morgan Stanley stock unit awards (on an after-tax basis) until such ownership requirement is met. In addition, as discussed under “Director Compensation,” our independent directors generally receive an equity award upon initial election to the Board and receive an annual equity award thereafter with a grant date fair value of $275,000 (prorated in the case of the initial award) as part of their director compensation. Fifty percent of each equity award granted to our independent directors does not become payable until the director retires from the Board (and may be deferred beyond retirement at the director’s election). We believe that these equity ownership opportunities and requirements enhance the alignment of independent directors’ interests with the long-term interests of our shareholders.

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Ownership of Our Stock

Insider Trading Policy
The Firm’s Global Policy for Transactions in Morgan Stanley Securities (Policy for Transactions in Firm Securities) sets forth the general rules that our directors and employees and the Firm must follow with respect to transactions in our securities, and we believe is reasonably designed to promote compliance with insider trading laws, rules and regulations. This description of the Policy for Transactions in Firm Securities is qualified in its entirety by reference to the full text of the Policy for Transactions in Firm Securities, which is filed as Exhibit 19 in the 2024 Form 10-K.
Prohibition Against Pledging and Hedging
Firm policy prohibits directors, officers as defined by Section 16 of the Securities Exchange Act of 1934, including the Firm’s executive officers, and other members of the Firm’s Operating Committee from pledging, selling short, engaging in hedging strategies or trading derivatives involving Morgan Stanley securities, including securities granted in connection with compensation or otherwise held. Firm policy permits other employees to transact in covered calls and protective puts with respect to currently owned and saleable Morgan Stanley shares, subject to varying holding and window period requirements. No employee may hedge or pledge the value of outstanding RSUs, PSUs or other equity-based compensation awards.
Stock Ownership of Executive Officers and Directors
The following table sets forth the beneficial ownership of common stock as of February 28, 2025, by our CEO and the other executive officers named in the “2024 Summary Compensation Table” (our NEOs), directors and the director nominee, and by all of our directors, the director nominee and executive officers as a group. As of February 28, 2025, none of the common stock beneficially owned by our directors, the director nominee and current executive officers was pledged.

Name	Common Stock(1)	Underlying(2) Stock Units	Subject to Rights To Acquire Within 60 Days	Total(3)
NAMED EXECUTIVE OFFICERS
Edward Pick	557,499	299,484	—	856,983
Sharon Yeshaya	25,863	127,665	—	153,528
Andrew M. Saperstein	83,566	292,199	—	375,765
Daniel A. Simkowitz	135,912	320,713	—	456,625
James P. Gorman	143,599	90,902	19,564(4)	254,065
DIRECTORS AND DIRECTOR NOMINEE
Megan Butler	—	2,736	—	2,736
Thomas H. Glocer	4,245	111,264	—	115,509
Robert H. Herz	23,920	73,640	—	97,560
Erika H. James	3,585	6,487	—	10,072
Hironori Kamezawa(5)	—	—	—	—
Shelley B. Leibowitz(6)	37,076	9,318	—	46,394
Jami Miscik	25,989	35,892	—	61,881
Masato Miyachi(5)	—	—	—	—
Dennis M. Nally	18,229	23,834	—	42,063

MORGAN STANLEY 2025 PROXY STATEMENT 107

Ownership of Our Stock

Name	Common Stock(1)	Underlying(2) Stock Units	Subject to Rights To Acquire Within 60 Days	Total(3)
Douglas L. Peterson	—	—	—	—
Mary L. Schapiro	3,152	33,652	—	36,804
Perry M. Traquina	—	83,722	—	83,722
Rayford Wilkins, Jr.	31,941	41,537	—	73,478
ALL DIRECTORS AND DIRECTOR NOMINEE, AND CURRENT EXECUTIVE OFFICERS AS OF FEBRUARY 28, 2025, AS A GROUP (21 PERSONS)(6)	1,144,501	1,838,712	—	2,983,213

(1)
Each NEO, director and the director nominee, and executive officer as of February 28, 2025, has sole voting and investment power with respect to his or her shares of common stock beneficially owned, except with respect to 13,295 shares held in a trust by Ms. Yeshaya and 60,739 shares held in a trust by an executive officer.

(2)
Shares of common stock held in a trust (Trust) corresponding to outstanding RSUs. Directors and executive officers may direct the voting of the shares corresponding to such RSUs. Voting by executive officers is subject to the provisions of the Trust, as described in “Information about the Annual Meeting — How Do I Submit Voting Instructions for Shares Held in Employee Plans?” Excludes PSUs because executive officers may not direct the voting of any shares corresponding to such awards prior to settlement of the award.

(3)	Each individual and group named in the table beneficially owned less than 1% of the common stock outstanding.
(4)	Shares of common stock held in a trust with an independent trustee with respect to which Mr. Gorman has the right to substitute assets of equal value.
(5)
Messrs. Kamezawa and Miyachi were designated by MUFG and elected to the Board pursuant to the Investor Agreement. Neither director is compensated by Morgan Stanley for his Board service. See “Principal Shareholders” regarding MUFG’s beneficial ownership of Firm common stock.

(6)
Ms. Leibowitz also holds depositary shares of the following series of Non-Cumulative Preferred Stock: Series A – 31 shares; Series E – 90 shares; Series F – 57 shares; Series I – 37 shares; Series K – 67 shares; and Series L – 20 shares, which represent less than 1% of each series; and an executive officer also holds 4,100 depositary shares of Non-Cumulative Preferred Stock, Series L. The foregoing beneficially owned less than 1% of each series.

108 MORGAN STANLEY 2025 PROXY STATEMENT

Ownership of Our Stock

Principal Shareholders
The following table contains information regarding the only persons we know of that beneficially own more than 5% of our common stock.

	Shares of Common Stock Beneficially Owned
Name and Address	Number	Percent(1)
MUFG(2) 4-5, Marunouchi 1-chome Chiyoda-ku, Tokyo 100-8330, Japan	378,962,810	23.6%
State Street(3) 1 Congress Street, Boston, MA 02114	114,005,198	7.1%
Vanguard(4) 100 Vanguard Boulevard Malvern, PA 19355	109,040,040	6.8%
BlackRock(5) 50 Hudson Yards New York, NY 10001	90,496,803	5.6%

(1)
Percentages based upon the number of shares of common stock outstanding as of the record date, March 17, 2025, and the beneficial ownership of the principal shareholders as reported in SEC filings in notes 2 through 5 below.

(2)
Based on the Schedule 13D/A filed October 16, 2023, by MUFG (as of October 13, 2023). The Schedule 13D/A discloses that MUFG beneficially owned 378,962,810 shares and had sole voting power and sole dispositive power with respect to such shares. The Schedule 13D/A also disclosed that of the 378,962,810 shares, 1,877,643 shares were held solely in a fiduciary capacity by certain affiliates of MUFG as the trustee of trust accounts or the manager of investment funds, other investment vehicles and managed accounts as of October 6, 2023, and that MUFG disclaims beneficial ownership of such shares.

(3)
Based on the Schedule 13G/A filed January 30, 2024, by State Street and State Street Global Advisors Trust Company, each acting in various fiduciary and other capacities (as of December 31, 2023). The Schedule 13G/A discloses that State Street had shared dispositive power as to 113,915,845 shares and shared voting power as to 68,897,141 shares and that State Street Global Advisors Trust Company beneficially owned 92,937,074 shares and had shared dispositive power as to 92,933,429 shares and shared voting power as to 63,868,327 shares.

(4)
Based on the Schedule 13G/A filed February 13, 2024, by Vanguard (as of December 29, 2023). The Schedule 13G discloses that Vanguard had sole voting power as to zero shares and sole dispositive power as to 103,567,430 shares and shared voting power as to 1,566,605 shares and shared dispositive power as to 5,472,610 shares.

(5)
Based on the Schedule 13G/A filed January 31, 2024, by BlackRock (as of December 31, 2023). The Schedule 13G/A discloses that BlackRock had sole voting power as to 81,966,321 shares and sole dispositive power as to 90,496,803 shares.

MORGAN STANLEY 2025 PROXY STATEMENT 109

Other Company Proposal

Item 4
Company Proposal to Approve the Amended and Restated Equity Incentive Compensation Plan
Our Board unanimously recommends that you vote “FOR” this proposal.
Background
On the recommendation of the CMDS Committee, on March 31, 2025, the Board adopted amendments to our Equity Incentive Compensation Plan (EICP) to increase the number of shares of common stock available to be granted under the EICP by 50 million shares and to extend the term of the EICP for an additional three years, subject to shareholder approval at the annual meeting of shareholders.
The EICP was originally approved by shareholders on April 10, 2007, and was last amended in 2021, with approval of 95.6% of votes cast, to increase the number of shares of common stock available for grant by 60 million shares. The proposed 50 million additional shares, which represents approximately 3.1% of the common shares of the Firm outstanding as of January 31, 2025, is expected to allow us to make grants under the EICP for approximately three years.
Why Shareholders Should Approve the Proposal
Shareholder-Aligned Plan Practices and Features
Morgan Stanley delivers a significant portion of incentive compensation for eligible employees in deferred equity awards (RSUs) that are impacted by future stock price performance over a multi-year period and, for senior executives, performance-vested stock units that only deliver value if the Firm meets specific performance targets after three years (PSU awards). We believe this approach to executive compensation aligns the interests of the Firm’s employees with those of its shareholders and is consistent with executive motivation, best practices, and regulatory principles.
The Board believes that the EICP amendments are in the best interest of shareholders and supports this proposal for the following reasons:
•
Broad use of equity-based awards is a fundamental part of how we align compensation with our shareholders’ interests. In January 2025, approximately 13.3 million shares underlying equity awards were granted to 18,300 employees as part of the 2024 year-end compensation process, and 583,666 shares (representing the target number of PSUs) were granted as PSU awards. After these grants, as of March 31, 2025, approximately 50 million shares were available for future equity awards under the EICP.

•
The Firm strives to maximize employee and shareholder alignment through the use of deferred equity awards, while minimizing dilution. The Firm has evaluated whether to return to shareholders to request approval of additional shares at the 2025 annual meeting of shareholders and has determined to request an additional 50 million shares, which we expect would allow us to make grants under the EICP for approximately three years. The Firm’s share repurchase program offsets the dilutive impact of these additional shares.

•	Equity awards play a critical role in our pay-for-performance compensation program, in discouraging imprudent risk taking, and in our compliance with regulatory requirements.
°
If the proposed amendments are not approved, the Firm may not have sufficient shares for grant needs and be compelled to increase the cash-based component of employee compensation, which is contrary to regulatory guidance and could reduce the alignment of employee and shareholder interests.

110 MORGAN STANLEY 2025 PROXY STATEMENT

Other Company Proposal

°
If the proposed amendments are not approved, the Firm will lose a critical tool for recruiting, retaining and motivating employees. The Firm would thus be at a competitive disadvantage in attracting and retaining talent.

•
Our award features are generally viewed as best practice from a governance and shareholder perspective. The terms of our equity and other annual and long-term incentive compensation awards and our employee policies are all designed to protect shareholder interests and encourage employees to focus on the long-term success of the Firm.

°	Employees typically cannot fully monetize equity awards until three years after grant. For example, RSUs granted for 2024 generally vest and convert to shares after three years.
°	Upon a change in control, awards have a double trigger (i.e., no vesting or payment based upon change in control alone) and no excise tax gross-ups.
°	Our practice is for dividend equivalent payment to occur only after vesting and/or performance conditions are met.
°
The Firm’s equity awards generally are subject to cancellation for, among other things, engaging in competitive activity, cause (i.e., any act or omission that constitutes a breach of obligation to the Firm, including failure to comply with internal policies, or compliance, ethics or risk management standards and failure or refusal to perform duties satisfactorily, including supervisory and management duties), soliciting clients or employees, and misuse of proprietary information.

°
Equity awards are subject to clawback if an employee’s act or omission (including with respect to direct supervisory responsibilities) causes a restatement of the Company’s consolidated financial results, constitutes a violation of the Firm’s global risk management principles, policies and standards, or causes a loss of revenue associated with a position on which the employee was paid and the employee operated outside of internal control policies. Equity awards to senior executives are also subject to clawback if the CMDS Committee determines that the individual had significant responsibility for a material adverse outcome for the Firm or any of its businesses or functions, even absent misconduct.

°	Executive officers and other Operating Committee members are subject to equity retention requirements and may not hedge or pledge their equity awards.
°
The EICP expressly prohibits the grant of stock option restoration rights and the repricing of stock options and stock appreciation rights (including any amendment to such awards that has the effect of reducing the exercise price and any cancellation of such awards in exchange for cash or another award) other than an equitable adjustment in connection with a corporate transaction.

°	The EICP does not have an evergreen provision (i.e., no automatic increase in the number of shares available under the plan).
PRUDENT SHARE REQUEST
We are committed to managing the use of our equity incentives prudently to balance the benefits equity incentive compensation brings to our compensation program with the dilution it causes our stockholders. We estimate the total dilutive effect of the EICP on our shareholders (sometimes called “overhang”) resulting from the amendment would be approximately 9.6%. As part of our analysis when considering the proposed share increase, we also considered our low historical “overhang” and “burn rate.” Below is a summary of the Firm’s historical “overhang” and “burn rate” attributable to the EICP.

MORGAN STANLEY 2025 PROXY STATEMENT 111

Other Company Proposal

(1)
Overhang represents the number of shares underlying outstanding employee equity awards and available for future employee equity awards as a percentage of weighted average common shares outstanding for the period.

(2)	Burn rate represents the number of employee shares granted per year pursuant to equity awards as a percent of weighted average common shares outstanding for the period.
Our Board unanimously recommends that you vote “FOR” this proposal. Proxies solicited by the Board will be voted “FOR” this proposal unless otherwise instructed.
Summary of the EICP as Proposed to be Amended and Restated
A copy of the EICP as proposed to be amended is attached to this proxy statement as Annex A and the following summary is qualified in its entirety by reference thereto. Other than the amendments to increase the number of shares available under the EICP and extend the term of the EICP by three years, for which we are seeking approval under this Item 4, the EICP terms remain unchanged. The capitalized terms not otherwise defined in this summary shall have the meaning assigned to them in the EICP.
Purposes and Eligibility
The primary purposes of the EICP are to attract, retain and motivate employees, to compensate them for their contributions to our growth and profits and to encourage them to own shares of our common stock to align their interests with those of shareholders. The EICP authorizes the issuance of awards (Awards) to all officers, other employees (including newly hired employees) and consultants of the Firm, non-employee directors of our subsidiaries, and employees and consultants of joint ventures, partnerships or similar business organizations in which we or one of our subsidiaries has an equity or similar interest (Eligible Individuals). As of March 2025, there were approximately 80,000 Eligible Individuals.
The basis for participation in the EICP is the CMDS’s determination, in its sole discretion, that an award to an eligible participant will further the EICP’s purposes of attracting, retaining and motivating employees, to compensate them for their contributions to our growth and profits and to encourage them to own shares of our common stock to align their interests with those of shareholders. In exercising its discretion, the CMDS will consider the recommendations of management and the purposes of the EICP.
Administration
The CMDS Committee will administer the EICP, select the Eligible Individuals who receive Awards (Participants) and determine the form and terms of the Awards, including any vesting, exercisability, payment or other restrictions. Subject to certain limitations, the CMDS Committee may delegate some or all of its authority to one or more administrators (e.g., one or more CMDS Committee members or one or more of our officers).
Shares Available Under the EICP
Since initial shareholder approval of the EICP in 2007, the total number of shares of common stock that may be delivered pursuant to Awards will be 483 million (which takes into account the proposed 50 million share increase), of which approximately 383.7 million were already granted as of January 31, 2025, subject to adjustment pursuant to the EICP’s share counting rules as described below and to reflect certain transactions. Shares delivered under the EICP may be either treasury shares or newly issued shares. In addition to the overall limit, the EICP limits the number of shares of common stock that may be subject to stock option and stock appreciation right (SAR) awards in any single year.
Share Counting Rules
When the CMDS Committee grants an Award, the full number of shares subject to the Award is charged against the number of shares that remain available for delivery pursuant to Awards. After grant, the number of shares subject to any portion of an Award that is canceled or that expires without having been settled in shares, or that is settled through the delivery of consideration other than shares, will be available for new Awards. If shares are tendered or withheld to pay the exercise price of an Award or to satisfy a tax

112 MORGAN STANLEY 2025 PROXY STATEMENT

Other Company Proposal

withholding obligation, those tendered or withheld shares will be available for new Awards. Awards granted upon assumption of, or in substitution for, outstanding awards previously granted by, or held by employees of, a company or other entity or business acquired (directly or indirectly) by the Firm or with which the Firm combines are not counted against the number of shares of common stock available for delivery pursuant to Awards and are not subject to the individual limit on stock options and SARs.
Awards Generally
•
Form of Awards. The EICP authorizes the following Awards: (i) restricted stock Awards consisting of one or more shares of common stock granted or sold to a Participant; (ii) stock unit Awards settled in one or more shares of common stock or, as authorized by the CMDS Committee, an amount in cash based on the fair market value of shares of common stock; (iii) stock option Awards consisting of the right to purchase at a specified exercise price a number of shares of common stock determined by the CMDS Committee; (iv) SARs consisting of the grant of a right to receive upon exercise of such right, in cash or common stock (or a combination thereof) as determined by the CMDS Committee, an amount equal to the increase in the fair market value of a share of common stock over the specified exercise price; and (vi) other forms of equity-based or equity-related Awards that the CMDS Committee determines to be consistent with the purposes of the EICP (Other Awards). Awards under the EICP may, at the discretion of the CMDS Committee, be made in substitution in whole or in part for cash or other compensation payable to an Eligible Individual.

•
Dividends and Distributions. If we pay any dividend or make any distribution to holders of our common stock, the CMDS Committee may in its discretion authorize payments (which may be in cash, common stock (including restricted stock) or stock units or a combination thereof) with respect to the shares of common stock corresponding to an Award, or may authorize appropriate adjustments to outstanding Awards, to reflect the dividend or distribution. The CMDS Committee may make any such payments subject to vesting, deferral, restrictions on transfer or other conditions. Dividends are not paid on stock options or SARs.

Restricted Stock and Stock Units
Restricted shares awarded or sold to a Participant are outstanding shares of common stock that the CMDS Committee may subject to restrictions on transfer, vesting requirements or cancellation under specified circumstances. Each stock unit awarded to a Participant corresponds to one share of common stock and the CMDS Committee may subject the award to vesting requirements or cancellation under specified circumstances. Upon satisfaction of the terms and conditions of a stock unit Award, applicable stock units will be payable, at the discretion of the CMDS Committee, in common stock or in cash equal to the fair market value on the payment date of one share of common stock. As a holder of stock units, a Participant will have only the rights of a general unsecured creditor of the Firm. A Participant will not be a shareholder with respect to the shares underlying stock units unless and until the stock units convert to shares of common stock.
Stock Options and SARs
•
General. Stock options may be either nonqualified stock options or incentive stock options (ISOs). Upon satisfaction of the conditions for exercisability, a Participant may exercise a stock option and receive the number of shares of common stock in respect of which the stock option is exercised. Upon satisfaction of the conditions for payment, each SAR will entitle a Participant to an amount, if any, equal to the amount by which the fair market value of a share of common stock on the date of exercise exceeds the SAR exercise price. At the discretion of the CMDS Committee, SARs may be payable in common stock, cash or a combination thereof.

•
Exercise Price. The exercise price of stock options and SARs awarded under the EICP may not be less than 100% of the fair market value of one share of common stock on the award date; however, the exercise price per share of a stock option or SAR that is granted in substitution for an award previously granted by an entity acquired by the Firm or with which the Firm combines may be less than the fair market value per share on the award date if such substitution complies with applicable laws and regulations.

MORGAN STANLEY 2025 PROXY STATEMENT 113

Other Company Proposal

•
Prohibition on Repricing of Stock Options and SARs. The CMDS Committee may not “reprice” any stock option or SAR or make any other amendment to a stock option or SAR that has the effect of reducing its exercise price or cancel a stock option or SAR in exchange for cash or another Award, unless the repricing occurs in connection with a merger, acquisition, spin-off, or other similar corporate transaction. An equitable adjustment to reflect a corporate transaction is not a prohibited repricing.

•
Prohibition on Restoration Option and SAR Grants. The terms of a stock option or SAR may not provide for a new stock option or SAR to be granted, automatically and without payment of additional consideration in excess of the exercise price of the underlying stock option or SAR, to a Participant upon exercise of the stock option or SAR.

•
Individual Limit on Stock Options and SARs. The maximum number of shares of common stock that may be subject to stock options or SARs granted to or elected by a Participant in any fiscal year will be 2,000,000 shares.

•	Maximum Term on Stock Options and SARs. No stock option or SAR may have an expiration date that is later than the tenth anniversary of the Award date.
•
Incentive Stock Option (ISO) Limit. The full number of shares of common stock available for delivery under the EICP may be delivered pursuant to ISOs, except that in calculating the number of shares that remain available for ISOs, certain share counting provisions will not apply.

Other Awards
The CMDS Committee may establish the terms and provisions of other forms of Awards not described above that the CMDS Committee determines to be consistent with the purpose of the EICP and the interests of the Firm.
Transferability
Unless otherwise permitted by the CMDS Committee, no Award will be transferable other than by will or by the laws of descent and distribution. During the lifetime of a Participant, an ISO will be exercisable only by the Participant.
Amendment and Termination
The Board or the CMDS Committee may modify, amend, suspend, or terminate the EICP in whole or in part at any time and may modify or amend the terms and conditions of any outstanding Award. However, no modification, amendment, suspension or termination may materially adversely affect a Participant’s rights with respect to any Award previously made without that Participant’s consent, except that the CMDS Committee may at any time, without a Participant’s consent, amend or modify the EICP or any Award under the EICP to comply with law, accounting standards, regulatory guidance, or other legal requirements. The CMDS Committee may create subplans as may be necessary or advisable to comply with non-U.S. legal or regulatory provisions. Notwithstanding the foregoing, neither the Board nor the CMDS Committee may accelerate the payment or settlement of any Award that constitutes a deferral of compensation for purposes of Section 409A of the Internal Revenue Code except to the extent the acceleration would not result in a Participant incurring interest or additional tax under Section 409A.
TERM
No Awards may be made after May 15, 2030.
EICP BENEFITS
Since the EICP was brought to shareholder vote on May 20, 2021, no shares of common stock issuable pursuant to stock options were granted under the EICP to (i) any named executive officer listed in the “2024 Summary Compensation Table”, (ii) all current executive officers as a group as of February 28, 2025, (iii) all non-employee directors as a group as of February 28, 2025, (iv) the director nominee, and (v) all employees who are not executive officers as a group as of February 28, 2025.

114 MORGAN STANLEY 2025 PROXY STATEMENT

Other Company Proposal

Awards under the EICP will be authorized by the CMDS Committee in its sole discretion. Therefore, it is not possible to determine the benefits or amounts that will be received by any particular employees or group of employees in the future or that would have been received in 2024 had the proposed amendments to the EICP then been in effect.
U.S. FEDERAL INCOME TAX CONSEQUENCES
The following is a general summary as of the date of this proxy statement of the U.S. federal income tax consequences associated with the EICP. The federal tax laws are complex and subject to change and the tax consequences for any Participant will depend on his or her individual circumstances.
•
Stock Units. A Participant who receives stock units will be taxed at ordinary income tax rates on the then fair market value of the shares of common stock distributed at the time of settlement of the stock units and a corresponding deduction will be allowable to the Firm at that time (subject to Section 162(m) of the Internal Revenue Code). The Participant’s tax basis in the shares will equal the amount taxed as ordinary income, and on subsequent disposition the Participant will realize long-term or short-term capital gain or loss.

•
Restricted Stock. A Participant who is awarded restricted stock will not be taxed at the time an Award is granted unless the Participant makes the special election with the Internal Revenue Service pursuant to Section 83(b) of the Internal Revenue Code as discussed below. Upon lapse of the risk of forfeiture or restrictions on transferability applicable to the shares comprising the Award, the Participant will be taxed at ordinary income tax rates on the then fair market value of the shares. The Firm is required to withhold tax on the amount of income so recognized, and a deduction corresponding to the amount of income recognized will be allowable to the Firm (subject to Section 162(m) of the Internal Revenue Code). The Participant’s tax basis in the shares will be equal to the ordinary income so recognized. Upon subsequent disposition of the shares, the Participant will realize long-term or short-term capital gain or loss.

•
Pursuant to Section 83(b) of the Internal Revenue Code, the Participant may elect within 30 days of receipt of the Award to be taxed at ordinary income tax rates on the fair market value of the shares comprising such Award at the time of Award (determined without regard to any restrictions which may lapse) less any amount paid for the shares. In that case, the Participant will acquire a tax basis in the shares equal to the ordinary income recognized by the Participant at the time of Award. No tax will be payable upon the lapse or release of the restrictions or at the time the shares first become transferable, and any gain or loss upon subsequent disposition will be a capital gain or loss. In the event of a forfeiture of shares of common stock with respect to which a Participant previously made a Section 83(b) election, the Participant will generally not be entitled to a loss deduction.

•
Nonqualified Stock Options. The grant of a nonqualified stock option will not result in the recognition of taxable income by the Participant or in a deduction to the Firm. Upon exercise, a Participant will recognize ordinary income in an amount equal to the excess of the fair market value of the shares of common stock purchased over the exercise price, and a tax deduction is allowable to the Firm equal to the amount of such income (subject to Section 162(m) of the Internal Revenue Code). Gain or loss upon a subsequent sale of any shares received upon the exercise of a nonqualified stock option generally would be taxed as either long-term or short-term capital gain or loss, depending upon the holding period of the shares sold. Certain additional rules apply if the exercise price for an option is paid in shares previously owned by the Participant.

•
ISOs. Upon the grant or exercise of an ISO within the meaning of Section 422 of the Internal Revenue Code, no income will be realized by the Participant for federal income tax purposes and the Firm will not be entitled to any deduction. However, the excess of the fair market value of the shares of common stock as of the date of exercise over the exercise price will constitute an adjustment to taxable income for purposes of the alternative minimum tax. If the shares are not disposed of within the one-year period beginning on the date of the transfer of such shares to the Participant or within the two-year period beginning on the date of grant of the stock option, any profit realized by the Participant upon the disposition of such shares will be taxed as long-term capital gain and no deduction will be allowed to the Firm. If the shares are disposed of within the one-year period from the date of transfer of such shares to the Participant or within the two-year period from the date of grant of the stock option, the excess of the fair market value of the shares on the

MORGAN STANLEY 2025 PROXY STATEMENT 115

Other Company Proposal

date of exercise or, if less, the fair market value on the date of disposition, over the exercise price will be taxable as ordinary income to the Participant at the time of disposition, and a corresponding deduction will be allowable to the Firm (subject to Section 162(m) of the Internal Revenue Code). Certain additional rules apply if the exercise price for a stock option is paid in shares previously owned by the Participant.
•
SARs. The grant of SARs will not result in the recognition of taxable income by the Participant or in a deduction to the Firm. Upon exercise, a Participant will recognize ordinary income in an amount equal to the then fair market value of the shares of common stock or cash distributed to the Participant. The Firm is entitled to a tax deduction equal to the amount of such income (subject to Section 162(m) of the Internal Revenue Code). Gain or loss upon a subsequent sale of any shares received upon the exercise of SARs generally would be taxed as long-term or short-term capital gain or loss, depending upon the holding period of the shares sold.

Equity Compensation Plan Information
The following table provides information about outstanding awards and shares of common stock available for future awards under all of Morgan Stanley’s equity compensation plans as of December 31, 2024. Morgan Stanley has not made any grants of common stock outside of its equity compensation plans.
The following information is intended to update and supplement the table and, we believe, is useful for a better understanding of “Item 4 – Company Proposal to Approve the Amended and Restated Equity Incentive Compensation Plan.”
•
As of March 31, 2025, (i) the number of shares available for grant under the Firm’s plans that can be used for the purpose of granting employee equity awards was approximately 50 million and (ii) the number of outstanding full value awards (including restricted stock units and performance stock units at target) was approximately 56.1 million.

•
Effective as of March 31, 2025, the Employees’ Equity Accumulation Plan and the Tax Deferred Equity Participation Plan were each terminated and no shares remain available for future issuance under either plan. Upon termination of the plans, 14,869,924 shares authorized for issuance under the Employee Equity Accumulation Plan and 355,243 shares authorized for issuance under the Tax Deferred Equity Participation were cancelled.

	At December 31, 2024
	(a)	(b)	(c)
plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	60,630,106	$—	109,205,948(2)
Equity compensation plans not approved by security holders	—	—	—
Total	60,630,106	$—	109,205,948(3)

(1)
Includes outstanding restricted stock unit and performance stock unit awards. The number of outstanding performance stock unit awards is based on the target number of units granted to senior executives.

(2)	Includes the following:
(a)
30,986,183 shares available under the Qualified Employee Stock Purchase Plan and 4,995,784 shares available under the Nonqualified Employee Stock Purchase Plan. Pursuant to these plans, eligible employees are permitted to purchase shares of common stock at a discount to market price through regular payroll deduction.

(b)
57,293,734 shares available under the Equity Incentive Compensation Plan. Awards may consist of stock options, stock appreciation rights, restricted stock, restricted stock units to be settled by the delivery of shares of common stock (or the value thereof), performance-based units, other awards that are valued by reference to or otherwise based on the fair market value of common stock, and other equity-based or equity-related awards approved by the CMDS Committee.

116 MORGAN STANLEY 2025 PROXY STATEMENT

Other Company Proposal

(c)
14,869,924 shares available under the Employee Equity Accumulation Plan (EEAP), which includes 733,757 shares available for awards of restricted stock and restricted stock units. Awards may consist of stock options, stock appreciation rights, restricted stock, restricted stock units to be settled by the delivery of shares of common stock (or the value thereof), other awards that are valued by reference to or otherwise based on the fair market value of common stock, and other equity-based or equity-related awards approved by the CMDS Committee.

(d)	355,243 shares available under the Tax Deferred Equity Participation Plan (TDEPP). Awards consist of restricted stock units, which are settled by the delivery of shares of common stock.
(e)
705,080 shares available under the Directors’ Equity Capital Accumulation Plan. This plan provides for periodic awards of stock units to non-employee directors and also allows non-employee directors to defer the cash fees they earn for services as a director in the form of stock units.

(3)
As of December 31, 2024, 72,518,902 shares were available under the Firm’s plans that could be used for the purpose of granting employee equity awards (EICP, EEAP and TDEPP). In January 2025, approximately 13.3 million stock units were granted as part of 2024 employee incentive compensation and 583,666 performance stock units (representing the target number of units) were granted as 2025 PSUs.

MORGAN STANLEY 2025 PROXY STATEMENT 117

Shareholder Proposal
Our Engagement on Shareholder Proposals
Our Board and management value the views of our shareholders. We engage with shareholders and other stakeholders year-round on a broad range of topics that impact Morgan Stanley, including our strategy, financial performance, executive compensation, corporate governance, human capital management and environmental and social matters. Through this process, we seek to understand the priorities of our shareholders along with their perspectives and issues of concern. We also recognize that the submission of shareholder proposals for vote at our annual meeting is another alternative for certain of our shareholders to convey their views and areas of focus to other shareholders; however, we believe advance dialogue may be more constructive.
For each shareholder proposal that we receive, we:
•
Convene a cross-functional group from across the Firm, which includes representatives from Investor Relations, the Corporate Secretary’s Office and subject matter experts on the proposal topic, who devote significant time to reviewing the proposal. This analysis often includes assessing the efficacy of the request in the proposal, including whether the Firm has already addressed the essential objective of the proposal.

•
Seek to engage directly with the shareholder proponent in a constructive dialogue to understand their concerns and provide the Firm’s views on the topic of the proposal, including the Firm’s initiatives, policies and practices relevant to the topic. At times, we learn through discussions with shareholder proponents that their interests in the Firm are focused on areas that are different than the specific request set forth in the proposal or that their ultimate goal is simply for other shareholders to vote on the proposal rather than try to reach resolution with us.

•
Assess as appropriate whether it is in the best interest of the Firm, including our clients and other shareholders, to implement the material aspects of the proposal or respond in other meaningful ways, such as by enhancing or providing additional disclosure, in alignment with our existing business strategy and priorities.

•
Work toward finding mutually agreeable solutions whenever possible through our process and by offering extensive dialogue with shareholder proponents; however, we may ultimately determine that that the viewpoints expressed in the proposal cover general societal concerns and are not related to specific issues at the Firm, are inconsistent with the perspective of other shareholders or the Firm’s business strategy or values or even pose risks to the Firm. Some proposals may contain prescriptive requests where the costs of, and resources required for, implementation far outweigh the benefits. In certain situations, we may have already taken, or are planning to take, actions that we believe already address the material aspects of the proposal.

•
Provide management’s recommendation to the Board (or a committee thereof), taking into account feedback from other shareholders when available, our internal subject matter experts and external governance counsel as well as the potential costs and benefits of addressing the request.

Over the years, our prior engagement on shareholder proposals has led us to enhance our various disclosures and practices as a result of the concerns raised by shareholder proponents when we believe doing so is in alignment with the best interests of the Firm, its clients and other shareholders and in alignment with the Firm’s strategy.
Set forth below is one (1) shareholder proposal and the proponent’s supporting statement in the form submitted to us. The Board and the Firm accept no responsibility for the accuracy or content of this proposal and the supporting statement. It may contain typos or other errors or make assertions about the Firm that we believe are incorrect, and we have not attempted to correct every mistake or refute every inaccuracy.

118 MORGAN STANLEY 2025 PROXY STATEMENT

Shareholder Proposal

The Board recommends that you vote “AGAINST” the shareholder proposal because it believes that the proposal is not in the best interest of Morgan Stanley or our shareholders. A proposal may be voted on at the annual meeting only if properly presented by the shareholder proponent or the proponent’s qualified representative.

Item 5
Shareholder Proposal Requesting an Energy Supply Ratio
Our Board unanimously recommends that you vote “AGAINST” this proposal.
The Comptroller of the City of New York, Brad Lander, One Centre Street, 8th Floor North, New York, NY 10007, on behalf of the New York City Teachers’ Retirement System, the beneficial owner of 645,772 shares of common stock; the New York City Employees’ Retirement System, the beneficial owner of 397,103 shares of common stock; and the New York City Police Pension Fund, the beneficial owner of 253,185 shares of common stock, has notified the Firm that it intends to present the following proposal and related supporting statement at the annual meeting.
Proponent’s Statement
Energy Supply Ratio
Resolved: Shareholders request Morgan Stanley (“Company”) disclose annually its Energy Supply Ratio (“ESR”), defined as its total financing through equity and debt underwriting, and project finance, in low-carbon energy supply relative to that in fossil-fuel energy supply. The disclosure, prepared at reasonable expense and excluding confidential information, shall describe Company's methodology, including what it classifies as “low carbon” or “fossil fuel.” Company should include lending in its ESR if methodologically sound.
Supporting Statement:
As a major global bank, Company is broadly exposed to financial stability risks posed by climate change and has made certain climate-related commitments. Banks aligning their activities with their climate goals are better prepared to manage risk, including legal, reputational and financial risks associated with climate change and capitalize on opportunities associated with the global energy transition.
According to the International Energy Agency, reaching net zero greenhouse gas emissions by 2050 requires rapid transition away from fossil fuels and tripling in global annual clean energy investment by 2030.1 The pace at which low-carbon energy supply is scaled up will dictate the rate at which fossil fuels are phased down.2
Company is reportedly among the largest global financiers of fossil fuels; however, it has committed to the goals of reaching net zero financed emissions by 2050 and mobilizing $750 billion to support low-carbon and green solutions by 2030.3 Although Company has robust commitments to sustainable finance, investors need further disclosure to assess its clean energy financing activity and relative financing of fossil fuels.
The ESR, a dollar-based metric, will complement and supplement Company’s existing emissions-based climate financial disclosures, including any disclosures under European Union reporting requirements, and provide decision-useful disclosure on Company’s activities and progress toward its public commitments. In recent years, banks reportedly earned more in lending and underwriting fees from clean energy projects than from oil and gas, and coal companies.4 Investors seek to assess whether Company is positioning itself as a leader in the energy transition.
[1]	https://www.iea.org/reports/net-zero-roadmap-a-global-pathway-to-keep-the-15-0c-goal-in-reach)
[2]	Executive summary – Net Zero Roadmap: A Global Pathway to Keep the 1.5 °C Goal in Reach – Analysis - IEA
[3]	https://www.morganstanley.com/content/dam/msdotcom/en/assets/pdfs/Morgan_Stanley_2023_ESG_Report.pdf
[4]	https://www.bloomberg.com/news/articles/2023-10-18/green-fees-overtake-fossil-fuels-for-second-straight-year

MORGAN STANLEY 2025 PROXY STATEMENT 119

Shareholder Proposal

The ESR has become a key climate disclosure metric. Bloomberg provides to its clients ESRs for global banks, including Company, using a standardized methodology with clear definitions for “low carbon” and “fossil fuel,” however, it excludes lending.5 Three leading North American Banks, Citi, JPMorgan and Royal Bank of Canada committed to disclose an ESR, and their methodology, demonstrating that disclosure is feasible and leading market practice.
Investors believe Company should similarly disclose its annual ESR for which it is accountable, and work toward an industry-standard approach for calculating and reporting it. Bloomberg published an Implementation Guide6 and the Institute of International Finance, a financial industry association with around 400 members globally, published a 2024 whitepaper that provides a potential format for standardized disclosure of methodological design choices.7
Statement of the Board Recommending a Vote Against this Proposal
The Board believes that this proposal is not in the best interest of Morgan Stanley or its shareholders and opposes this proposal for the reasons discussed below.

•	We consider climate throughout our business, operational and risk management activities. We have a thoughtful climate strategy that leverages standardized approaches to climate reporting.
•
We carefully consider our disclosures to enable our shareholders and stakeholders to understand our progress against our established goals. However, the proposed Energy Supply Ratio (ESR) is not a meaningful or relevant representation of our progress towards our climate strategy.

•
It would be imprudent for us to disclose the proposed ESR because it is a nascent metric that does not have a standardized industry-wide methodology, which limits its comparability and usefulness to shareholders. Moreover, preparation of an ESR would not be a prudent use of our resources.

•
Publication of the proposed ESR may lead to the expectation that we manage and demonstrate progress against a new metric that is not integrated into our business strategy, as well as it is unclear what the expected ESR should be over time.

We consider climate throughout our business, operational and risk management activities. We have a thoughtful climate strategy that leverages standardized approaches to climate reporting.
•
We have published financed emissions targets for 2030 and 2050. Our interim financed emissions targets were informed, in part, by the International Energy Agency’s Net-Zero Emissions by 2050 Scenario, and similar 1.5[o]C to 1.7[o]C science-based scenarios.

•
We have also committed to mobilize $1 trillion in sustainable finance, including $750 billion in low-carbon and green solutions. As of year-end 2023, we have mobilized over $820 billion towards this goal overall, and over $640 billion towards the low-carbon and green solutions subset.

•
For several years, we have disclosed the progress we have made towards these goals using well-established market practice and industry standards, such as the Partnership for Carbon Accounting Financials carbon accounting methodology and the Task Force on Climate-Related Financial Disclosures framework.

[5]	https://assets.bbhub.io/professional/sites/24/BNEF-Bank-Financing-Report-Summary-
2023.pdf;https://assets.bbhub.io/professional/sites/24/Financing-the-Transition_Energy-Supply-Investment-and- Bank-Facilitated-Financing-Ratios.pd
[6]	https://assets.bbhub.io/professional/sites/24/Energy-Supply-Banking-Ratios-Implementation-Guide.pdf
[7]	32370132_iif_white_paper_energy_supply_ratio_september_2024_final.pdf

120 MORGAN STANLEY 2025 PROXY STATEMENT

Shareholder Proposal

We carefully consider our disclosures to enable our shareholders and stakeholders to understand our progress against our established goals. However, the proposed ESR, which focuses on the relative level of funding provided to clean energy and fossil fuel activities, is not a meaningful or relevant representation of our progress towards our climate strategy.
•
We have set clear, science-aligned 2030 goals that strive to lower our financed emissions along a trajectory that seeks to help limit warming to between 1.5-1.7[o]C. Emissions are the key metric to determine progress in limiting warming. This approach is also in accordance with standard market practice for U.S. and global banks. There is not a clear link between the ESR and related emissions outcomes.

•
Moreover, the ESR could also be influenced by a range of arbitrary factors that would fluctuate based on variables largely outside of our control, including the capital needs of various clients, and the pace and development of new climate technologies. Because of many potential drivers impacting the ESR, this metric may not reflect the progress we may be making on our existing goals.

•
In our annual ESG report, we update our shareholders and wider stakeholders on our progress in addressing our financed emissions. We plan to continue this practice going forward, reporting our absolute financed emissions as well as physical intensity metrics.

It would be imprudent for us to disclose the proposed ESR because it is a nascent metric that does not have a standardized industry-wide methodology, which limits its comparability and usefulness to shareholders. Moreover, preparation of an ESR would not be a prudent use of our resources.
•	Although some industry bodies have provided frameworks for calculating an ESR, they provide a suite of design decision options with no standard or recommended approach.
•
The proposal requests that we both disclose our proprietary version of this metric and work towards an industry standard approach. Developing and disclosing our own version of the metric could lead to further fragmentation in the market, since it may not be comparable to other versions of the metric available to shareholders and make it more difficult to have a market standard over time.

•
Accordingly, it is unclear what the incremental value to shareholders would be of publishing an additional proprietary metric that may not be comparable to other firms or data providers. This includes the ESR calculated by Bloomberg that is cited in the supporting statement to the proposal and already publicly available for the global banks. Based on published reports, we believe Bloomberg calculates the ESR metric differently from those published by certain peers, which may cause confusion as to which metric is more accurate.

•	The considerable data gathering and reporting efforts that would be required to develop and annually report on this metric would not be a prudent use of our resources.
Publication of the proposed ESR may lead to the expectation that we manage and demonstrate progress against a new metric that is not integrated into our business strategy, as well as it is unclear what the expected ESR should be over time.
•
It is possible that if we disclose the ESR requested by the proposal, other stakeholders may ask us to have targets tied to it. There may be expectations to manage to and show progress against the ratio which may be difficult and at times conflict with our current targets, particularly because it is unclear what other stakeholders may consider to be an ideal ESR.

•
While the supporting statement indicates that a few banks have begun or intend to disclose their own version of this metric, this does not make it a “key” disclosure metric as argued by the proponent. This metric is still nascent and has not become an industry standard among many other public company banks that provide similar types of financing activities.

•	We believe that it is critical that we have the flexibility and discretion to determine our own metrics and targets with respect to how we manage our climate strategy.
•
Accordingly, it is unclear what the incremental value to shareholders would be of publishing an additional proprietary metric that may not be consistent with our net-zero strategy of reducing our financed emissions.

MORGAN STANLEY 2025 PROXY STATEMENT 121

Shareholder Proposal

In sum, the Firm already discloses financed emissions data, and reports on progress towards our $1 trillion sustainable finance target and the $750 billion low-carbon and green solutions subset.
Thus, the Board continues to believe that developing and calculating the proposed ESR would not be in the best interests of our clients or our shareholders.
Our Board unanimously recommends that you vote “AGAINST” this proposal. Proxies solicited by the Board will be voted “AGAINST” this proposal unless otherwise instructed.

122 MORGAN STANLEY 2025 PROXY STATEMENT

Information About the Annual Meeting
Questions and Answers
Where is the Annual Meeting?
In furtherance of Morgan Stanley’s commitment to reduce our carbon footprint and facilitate shareholder participation regardless of physical location, we will hold our annual meeting virtually this year at www.virtualshareholdermeeting.com/MS2025. Your vote is important. Whether or not you plan to attend the annual meeting, we urge you to vote and submit your proxy in advance of the meeting.
How Do I Attend the Annual Meeting?
You are entitled to attend and participate in the annual meeting only if you were a shareholder of record as of the close of business on the record date, March 17, 2025, or hold a valid proxy for the meeting. To attend the annual meeting, log into www.virtualshareholdermeeting.com/MS2025, and enter the 16-digit control number found on your Notice or proxy card or the voting instructions you received within the body of the email you received containing the proxy statement. We encourage you to access the webcast prior to the scheduled start time of the annual meeting. If you encounter any difficulties accessing the virtual annual meeting, please call the technical support number that will be posted on the virtual annual meeting log-in page at www.virtualshareholdermeeting.com/MS2025. By your attendance, you acknowledge that you have received and agreed to abide by the rules of conduct for our annual meeting that will be made available at the virtual meeting site at www.virtualshareholdermeeting.com/MS2025. If you are not a shareholder or do not have a control number, you may still access the meeting as a guest, but you will not be able to participate.
How Can I Ask Questions at the Annual Meeting?
We are committed to ensuring that shareholders will be afforded the same rights and opportunities to participate in our virtual annual meeting as they would at an in-person meeting. Shareholders as of our record date who attend and participate in our virtual annual meeting will have an opportunity to submit questions live via the Internet through the virtual meeting platform at www.virtualshareholdermeeting.com/MS2025. We will respond to questions during a designated portion of the meeting. In accordance with the rules of conduct for our annual meeting available at the virtual meeting site at www.virtualshareholdermeeting.com/MS2025, shareholders should include their name in the field provided and limit themselves to two questions in order to give as many shareholders as possible the opportunity to ask questions. If we receive substantially similar questions from multiple shareholders, we may group such questions together and provide a single response to avoid repetition. Only questions that comply with the rules of conduct for our annual meeting will be answered.
Who Can Vote at the Annual Meeting?
You may vote all shares of Morgan Stanley’s common stock that you owned as of the close of business on March 17, 2025, the record date for the determination of shareholders entitled to notice of, and to vote at, the annual meeting. Each share of common stock entitles you to one vote on each matter voted on at the annual meeting. On the record date, 1,608,507,780 shares of common stock were outstanding.

MORGAN STANLEY 2025 PROXY STATEMENT 123

Information About the Annual Meeting

What Is the Quorum to Hold the Meeting?
The holders of a majority of the voting power of the outstanding shares of common stock, represented in person or by proxy, constitute a quorum for the annual meeting of shareholders. Broker non-votes and abstentions are counted for purposes of determining whether a quorum is present. Virtual attendance at our annual meeting constitutes presence in person for purposes of a quorum at the meeting.
What Vote Is Required and How Will My Votes Be Counted?
The following table sets forth the vote standard applicable to each proposal, as determined by the Firm’s bylaws and applicable regulatory guidance, at a meeting at which a quorum is present.

Proposal	Board’s Recommendation	Vote Required to Adopt Proposal	Effect of Abstentions	Effect of “Broker Non-Votes”
Election of Directors	FOR	Majority of votes cast (for and against) with respect to such director*	No Effect	No Effect
Ratification of Appointment of Auditor	FOR	The affirmative vote of a majority of the shares of common stock represented at the annual meeting and entitled to vote thereon (for, against and abstain)	Vote Against	Not Applicable
Non-Binding Advisory Vote to Approve Executive Compensation	FOR	The affirmative vote of a majority of the shares of common stock represented at the annual meeting and entitled to vote thereon (for, against and abstain)	Vote Against	No Effect
Approval of Amended and Restated Equity Incentive Compensation Plan	FOR	The affirmative vote of a majority of the shares of common stock represented at the annual meeting and entitled to vote thereon (for, against and abstain)	Vote Against	No Effect
Shareholder Proposal	AGAINST	The affirmative vote of a majority of the shares of common stock represented at the annual meeting and entitled to vote thereon (for, against and abstain)	Vote Against	No Effect

*
Under Delaware law, if a director does not receive a majority of votes cast in an uncontested election, the director will continue to serve on the Board. Pursuant to the bylaws, each director has submitted an irrevocable letter of resignation that becomes effective, contingent on the Board’s acceptance, if the director does not receive a majority of votes cast in an uncontested director election. In such case, if a director does not receive a majority of votes cast, the Board will make a determination to accept or reject the resignation and publicly disclose its decision within 90 days after the certification of the election results.

Is My Vote Confidential?
Our bylaws provide that your vote is confidential and will not be disclosed to any officer, director or employee, except in certain limited circumstances such as when you request or consent to disclosure. Voting of the shares held in the 401(k) Plan also is confidential.

124 MORGAN STANLEY 2025 PROXY STATEMENT

Information About the Annual Meeting

How Do I Submit Voting Instructions for Shares Held Through a Broker?
If you hold shares through a broker, follow the voting instructions you receive from your broker. If you do not submit voting instructions, the broker will submit a proxy for your shares voting discretionary items but will not vote non-discretionary items. This results in a “broker non-vote” for non-discretionary items.
•
All items, other than the ratification of the appointment of Morgan Stanley’s independent auditor, are “non-discretionary” items. It is critically important that you submit your voting instructions if you want your shares to count for non-discretionary items. Your shares will remain unvoted for such items if your NYSE member broker does not receive voting instructions from you.

•	The ratification of the appointment of Morgan Stanley’s independent auditor is a “discretionary” item.
How Do I Submit Voting Instructions for Shares Held in My Name?
If you hold shares as a record shareholder, you may have your shares voted by submitting a proxy for your shares by mail, telephone or the Internet as described on the proxy card. If you submit your proxy via the Internet, you may incur Internet access charges. Submitting your proxy will not limit your right to vote at the annual meeting. A properly completed and submitted proxy will be voted in accordance with your instructions, unless you subsequently revoke your proxy in accordance with the procedures described below (see “How Can I Revoke My Proxy?”).
If you submit a signed proxy card without indicating your voting instructions, the person voting the proxy will vote your shares according to the Board’s recommendations.
How Do I Submit Voting Instructions for Shares Held in Employee Plans?
If you hold shares in, or have been awarded stock units under, certain employee plans, you will separately receive directions on how to submit your voting instructions. Shares held in the following employee plans also are subject to the following rules:
401(k) Plan. The Northern Trust Company (Northern Trust), the 401(k) Plan’s trustee, must receive your voting instructions for the common stock held on your behalf in the 401(k) Plan on or before May 12, 2025. If Northern Trust does not receive your voting instructions by that date, it will vote such shares together with other unvoted, forfeited and unallocated shares in the 401(k) Plan in the same proportion as the voting instructions that it receives from other participants in the 401(k) Plan. On March 17, 2025, there were 26,318,305 shares in the 401(k) Plan.
Other Equity-Based Plans. State Street Global Advisors Trust Company acts as trustee for the Trust that holds shares of common stock underlying stock units awarded to employees under several of Morgan Stanley’s equity-based plans. Employees allocated shares held in the Trust must submit their voting instructions for receipt by the trustee on or before May 12, 2025. If the trustee does not receive your instructions by that date, it will vote such shares, together with shares held in the Trust that are unallocated or held on behalf of former Morgan Stanley employees and employees in certain jurisdictions outside the U.S., in the same proportion as the voting instructions that it receives for shares held in the Trust in connection with such plans. On March 17, 2025, 51,930,212 shares were held in the Trust in connection with such plans.
How Can I Revoke My Proxy?
You can revoke your proxy at any time before your shares are voted by (1) delivering a written revocation notice prior to the annual meeting to Martin M. Cohen, Corporate Secretary, Morgan Stanley, 1585 Broadway, Suite C, New York, New York 10036; (2) submitting a later-dated proxy that we receive no later than when the polls close during the annual meeting; or (3) voting at the annual meeting. Attending the annual meeting does not revoke your proxy unless you vote at the meeting.

MORGAN STANLEY 2025 PROXY STATEMENT 125

Information About the Annual Meeting

Why Did I Receive a One-Page Notice Regarding the Internet Availability of Proxy Materials?
Pursuant to SEC rules, we are mailing to certain of our shareholders a Notice about the availability of proxy materials on the Internet instead of paper copies of the proxy materials. This process allows us to expedite our shareholders’ receipt of proxy materials, lower the costs of distribution and reduce the environmental impact of our annual meeting. All shareholders receiving the Notice will have the ability to access the proxy materials and submit a proxy over the Internet. It is important that you submit your proxy to have your shares voted.
Instructions on how to access the proxy materials over the Internet or to request a paper copy of the proxy materials may be found in the Notice. The Notice is not a proxy card and cannot be returned to submit your vote. You must follow the instructions on the Notice to submit your proxy to have your shares voted.
Other Business
We do not know of any other matters that may be presented for action at the meeting other than those described in this proxy statement. If any other matter is properly brought before the meeting, the proxy holders will vote on such matter in their discretion as permitted under SEC rules.
How Can I Submit a Shareholder Proposal or Nominate a Director for the 2026 Annual Meeting?
Shareholders intending to present a proposal at the 2026 annual meeting and have it included in our proxy statement for that meeting must submit the proposal in writing to Martin M. Cohen, Corporate Secretary, 1585 Broadway, Suite C, New York, New York 10036 or by email to shareholderproposals@morganstanley.com. We must receive the proposal no later than December 5, 2025.
Shareholders intending to present a proposal at the 2026 annual meeting (but not to include the proposal in our proxy statement) or to nominate a person for election as a director (but not to include such nominee in our proxy materials) must comply with the requirements set forth in our bylaws. The bylaws require, among other things, that our Corporate Secretary receive written notice from the record shareholder of intent to present such proposal or nomination no earlier than the close of business on the 120th day and no later than the close of business on the 90th day prior to the anniversary of the preceding year’s annual meeting. Therefore, the Firm must receive notice of such a proposal or nomination for the 2026 annual meeting no earlier than the close of business on January 15, 2026, and no later than the close of business on February 14, 2026. The notice must contain the information required by the bylaws.
As described under “Corporate Governance Matters — Corporate Governance Practices — Shareholder Rights and Accountability,” we have adopted proxy access. Under our bylaws, shareholders who meet the requirements set forth in our bylaws may nominate a person for election as a director and include such nominee in our proxy materials. The bylaws require, among other things, that our Corporate Secretary receive written notice of the nomination no earlier than the close of business on the 150th day and no later than the close of business on the 120th day prior to the anniversary of the mailing date of the proxy statement for the preceding year’s annual meeting. Therefore, the Firm must receive notice of such a nomination for the 2026 annual meeting no earlier than the close of business on November 5, 2025, and no later than the close of business on December 5, 2025.
Our bylaws are available at www.morganstanley.com/about-us-governance, or upon request to our Corporate Secretary.

126 MORGAN STANLEY 2025 PROXY STATEMENT

Information About the Annual Meeting

What Are the Costs of Soliciting Proxies for the Annual Meeting?
We will pay the expenses for the preparation of the proxy materials and the solicitation by the Board of your proxy. Our directors, officers and employees, who will receive no additional compensation for soliciting, and D.F. King & Co., Inc. (D.F. King) may solicit your proxy, in person or by telephone, mail, or other means of communication. We will pay D.F. King fees not exceeding $30,000 plus expenses. We will also reimburse brokers, including our subsidiary broker-dealers and other nominees, for costs they incur mailing proxy materials.
What if I Share an Address with Another Shareholder?
“Householding” reduces our printing and postage costs by permitting us to send one Annual Report and proxy statement to shareholders sharing an address (unless we have received contrary instructions from one or more of the shareholders sharing that address). Shareholders may request to discontinue or begin householding by contacting Broadridge Financial Services at (866) 540-7095 or by sending a written request to Broadridge Financial Services, Inc., Householding Department, 51 Mercedes Way, Edgewood, NY 11717. Any householded shareholder may request prompt delivery of a copy of the Annual Report or proxy statement by contacting us at (212) 762-8131 or may write to us at Investor Relations, 1585 Broadway, New York, NY 10036.
How Can I Consent to Electronic Delivery of Annual Meeting Materials?
This proxy statement and the Annual Report are available on our website at www.morganstanley.com/2025ams. You can save the Firm postage and printing expense by consenting to access these documents over the Internet. If you consent, you will receive notification next year when these documents are available with instructions on how to view them and submit voting instructions. You may sign up for this service through enroll.icsdelivery.com/ms. If you hold your shares through a bank, broker or other holder of record, contact the record holder for information regarding electronic delivery of materials. Your consent to electronic delivery will remain in effect until you revoke it. If you choose electronic delivery, you may incur costs, such as cable, telephone and Internet access charges, for which you will be responsible.

MORGAN STANLEY 2025 PROXY STATEMENT 127

Annex A
MORGAN STANLEY
EQUITY INCENTIVE COMPENSATION PLAN
(As Proposed to be Amended and Restated)
1. Purpose.
The primary purposes of the Morgan Stanley Equity Incentive Compensation Plan are to attract, retain and motivate employees, to compensate them for their contributions to the growth and profits of the Company and to encourage them to own Morgan Stanley Stock.
2. Definitions.
Except as otherwise provided in an applicable Award Document, the following capitalized terms shall have the meanings indicated below for purposes of the Plan and any Award:
“Administrator” means the individual or individuals to whom the Committee delegates authority under the Plan in accordance with Section 5(b).
“Award” means any award of Restricted Stock, Stock Units, Options, SARs or Other Awards (or any combination thereof) made under and pursuant to the terms of the Plan.
“Award Date” means the date specified in a Participant’s Award Document as the grant date of the Award.
“Award Document” means a written document (including in electronic form) that sets forth the terms and conditions of an Award. Award Documents shall be authorized in accordance with Section 12(e).
“Board” means the Board of Directors of Morgan Stanley.
“Code” means the Internal Revenue Code of 1986, as amended, and the applicable rulings, regulations and guidance thereunder.
“Committee” means the Compensation, Management Development and Succession Committee of the Board, any successor committee thereto or any other committee of the Board appointed by the Board to administer the Plan or to have authority with respect to the Plan, or any subcommittee appointed by such Committee.
“Company” means Morgan Stanley and all of its Subsidiaries.
“Eligible Individuals” means the individuals described in Section 6 who are eligible for Awards.
“Employee Trust” means any trust established or maintained by the Company in connection with an employee benefit plan (including the Plan) under which current and former employees of the Company constitute the principal beneficiaries.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the applicable rulings and regulations thereunder.
“Fair Market Value” means, with respect to a Share, the fair market value thereof as of the relevant date of determination, as determined in accordance with a valuation methodology approved by the Committee.
“Incentive Stock Option” means an Option that is intended to qualify for special federal income tax treatment pursuant to Sections 421 and 422 of the Code, as now constituted or subsequently amended, or pursuant to a successor provision of the Code, and which is so designated in the applicable Award Document.
“Morgan Stanley” means Morgan Stanley, a Delaware corporation.
“Option” or “Stock Option” means a right, granted to a Participant pursuant to Section 9, to purchase one Share.

MORGAN STANLEY 2025 PROXY STATEMENT A-1

Annex A

“Other Award” means any other form of award authorized under Section 11, including any such Other Award the receipt of which was elected pursuant to Section 12(a).
“Participant” means an individual to whom an Award has been made.
“Plan” means the Morgan Stanley Equity Incentive Compensation Plan, as amended from time to time in accordance with Section 15(f).
“Restricted Stock” means Shares granted or sold to a Participant pursuant to Section 7.
“SAR” means a right, granted to a Participant pursuant to Section 10, to receive upon exercise of such right, in cash or Shares (or a combination thereof) as authorized by the Committee, an amount equal to the increase in the Fair Market Value of one Share over a specified exercise price.
“Section 409A” means Section 409A of the Code.
“Shares” means shares of Stock.
“Stock” means the common stock, par value $0.01 per share, of Morgan Stanley.
“Stock Unit” means a right, granted to a Participant pursuant to Section 8, to receive one Share or an amount in cash equal to the Fair Market Value of one Share, as authorized by the Committee.
“Subsidiary” means (i) a corporation or other entity with respect to which Morgan Stanley, directly or indirectly, has the power, whether through the ownership of voting securities, by contract or otherwise, to elect at least a majority of the members of such corporation’s board of directors or analogous governing body, or (ii) any other corporation or other entity in which Morgan Stanley, directly or indirectly, has an equity or similar interest and which the Committee designates as a Subsidiary for purposes of the Plan.
“Substitute Awards” means Awards granted upon assumption of, or in substitution for, outstanding awards previously granted by, or held by employees of, a company or other entity or business acquired (directly or indirectly) by Morgan Stanley or with which Morgan Stanley combines.
3. Effective Date and Term of Plan.
(a)
Effective Date. The Plan shall become effective upon its adoption by the Board, subject to its approval by Morgan Stanley’s stockholders. Prior to such stockholder approval, the Committee may grant Awards conditioned on stockholder approval, but no Shares may be issued or delivered pursuant to any such Award until Morgan Stanley’s stockholders have approved the Plan. If such stockholder approval is not obtained at or before the first annual meeting of stockholders to occur after the adoption of the Plan by the Board, the Plan and any Awards made thereunder shall terminate ab initio and be of no further force and effect.

(b)	Term of Plan. No Awards may be made under the Plan after May 15, 2030.
4. Stock Subject to Plan.
(a)
Overall Plan Limit. The total number of Shares that may be delivered pursuant to Awards shall be 483,000,000 as calculated pursuant to Section 4(c). The number of Shares available for delivery under the Plan shall be adjusted as provided in Section 4(b). Shares delivered under the Plan may be authorized but unissued shares or treasury shares that Morgan Stanley acquires in the open market, in private transactions or otherwise.

(b)
Adjustments for Certain Transactions. In the event of a stock split, reverse stock split, stock dividend, recapitalization, reorganization, merger, consolidation, extraordinary dividend or distribution, split-up, spin-off, combination, reclassification or exchange of shares, warrants or rights offering to purchase Stock at a price substantially below Fair Market Value or other change in corporate structure or any other event that affects Morgan Stanley’s capitalization, the Committee shall equitably adjust (i) the number and kind of shares authorized for delivery under the Plan, including the maximum number of Shares available for Awards of Options or SARs as provided in

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Annex A

Section 4(d) and the maximum number of Incentive Stock Options as provided in Section 4(e), and (ii) the number and kind of shares subject to any outstanding Award and the exercise or purchase price per share, if any, under any outstanding Award. In the discretion of the Committee, such an adjustment may take the form of a cash payment to a Participant. The Committee shall make all such adjustments, and its determination as to what adjustments shall be made, and the extent thereof, shall be final. Unless the Committee determines otherwise, such adjusted Awards shall be subject to the same vesting schedule and restrictions to which the underlying Award is subject.
(c)
Calculation of Shares Available for Delivery. In calculating the number of Shares that remain available for delivery pursuant to Awards at any time, the following rules shall apply (subject to the limitation in Section 4(e)):

1.
The number of Shares available for delivery shall be reduced by the number of Shares subject to an Award and, in the case of an Award that is not denominated in Shares, the number of Shares actually delivered upon payment or settlement of the Award.

2.
The number of Shares tendered (by actual delivery or attestation) or withheld from an Award to pay the exercise price of the Award or to satisfy any tax withholding obligation or liability of a Participant shall be added back to the number of Shares available for delivery pursuant to Awards.

3.
The number of Shares in respect of any portion of an Award that is canceled or that expires without having been paid or settled by the Company shall be added back to the number of Shares available for delivery pursuant to Awards to the extent such Shares were counted against the Shares available for delivery pursuant to clause (1).

4.
If an Award is settled or paid by the Company in whole or in part through the delivery of consideration other than Shares, or by delivery of fewer than the full number of Shares that was counted against the Shares available for delivery pursuant to clause (1), there shall be added back to the number of Shares available for delivery pursuant to Awards the excess of the number of Shares that had been so counted over the number of Shares (if any) actually delivered upon payment or settlement of the Award.

5.	Any Shares underlying Substitute Awards shall not be counted against the number of Shares available for delivery pursuant to Awards and shall not be subject to Section 4(d).
(d)	Individual Limit on Options and SARs. The maximum number of Shares that may be subject to Options or SARs granted to or elected by a Participant in any fiscal year shall be 2,000,000 Shares.
(e)
ISO Limit. The full number of Shares available for delivery under the Plan may be delivered pursuant to Incentive Stock Options, except that in calculating the number of Shares that remain available for Awards of Incentive Stock Options the rules set forth in Section 4(c) shall not apply to the extent not permitted by Section 422 of the Code.

5. Administration.
(a)
Committee Authority Generally. The Committee shall administer the Plan and shall have full power and authority to make all determinations under the Plan, subject to the express provisions hereof, including without limitation: (i) to select Participants from among the Eligible Individuals; (ii) to make Awards; (iii) to determine the number of Shares subject to each Award or the cash amount payable in connection with an Award; (iv) to establish the terms and conditions of each Award, including, without limitation, those related to vesting, cancellation, payment, exercisability, and the effect, if any, of certain events on a Participant’s Awards, such as the Participant’s termination of employment with the Company; (v) to specify and approve the provisions of the Award Documents delivered to Participants in connection with their Awards; (vi) to construe and interpret any Award Document delivered under the Plan; (vii) to prescribe, amend and rescind rules and procedures relating to the Plan; (viii) to make all determinations necessary or advisable in administering the Plan and Awards, including, without limitation, determinations as to whether (and if so as of what date) a Participant

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Annex A

has commenced, or has experienced a termination of, employment; provided, however, that to the extent full or partial payment of any Award that constitutes a deferral of compensation subject to Section 409A is made upon or as a result of a Participant’s termination of employment, the Participant will be considered to have experienced a termination of employment if, and only if, the Participant has experienced a separation from service with the Participant’s employer for purposes of Section 409A; (ix) to vary the terms of Awards to take account of securities law and other legal or regulatory requirements of jurisdictions in which Participants work or reside or to procure favorable tax treatment for Participants; and (x) to formulate such procedures as it considers to be necessary or advisable for the administration of the Plan.
(b)
Delegation. To the extent not prohibited by applicable laws or rules of the New York Stock Exchange, the Committee may, from time to time, delegate some or all of its authority under the Plan to one or more Administrators consisting of one or more members of the Committee as a subcommittee or subcommittees thereof or of one or more members of the Board who are not members of the Committee or one or more officers of the Company (or of any combination of such persons). Any such delegation shall be subject to the restrictions and limits that the Committee specifies at the time of such delegation or thereafter. The Committee may at any time rescind all or part of the authority delegated to an Administrator or appoint a new Administrator. At all times, an Administrator appointed under this Section 5(b) shall serve in such capacity at the pleasure of the Committee. Any action undertaken by an Administrator in accordance with the Committee’s delegation of authority shall have the same force and effect as if undertaken directly by the Committee, and any reference in the Plan to the Committee shall, to the extent consistent with the terms and limitations of such delegation, be deemed to include a reference to an Administrator.

(c)	Authority to Construe and Interpret. The Committee shall have full power and authority, subject to the express provisions hereof, to construe and interpret the Plan.
(d)
Committee Discretion. All of the Committee’s determinations in carrying out, administering, construing and interpreting the Plan shall be made or taken in its sole discretion and shall be final, binding and conclusive for all purposes and upon all persons. In the event of any disagreement between the Committee and an Administrator, the Committee’s determination on such matter shall be final and binding on all interested persons, including any Administrator. The Committee’s determinations under the Plan need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive, Awards under the Plan (whether or not such persons are similarly situated). Without limiting the generality of the foregoing, the Committee shall be entitled, among other things, to make non-uniform and selective determinations, and to enter into non-uniform and selective Award Documents, as to the persons receiving Awards under the Plan, and the terms and provisions of Awards under the Plan.

(e)
No Liability. Subject to applicable law: (i) no member of the Committee or any Administrator shall be liable for anything whatsoever in connection with the exercise of authority under the Plan or the administration of the Plan except such person’s own willful misconduct; (ii) under no circumstances shall any member of the Committee or any Administrator be liable for any act or omission of any other member of the Committee or an Administrator; and (iii) in the performance of its functions with respect to the Plan, the Committee and an Administrator shall be entitled to rely upon information and advice furnished by the Company’s officers, the Company’s accountants, the Company’s counsel and any other party the Committee or the Administrator deems necessary, and no member of the Committee or any Administrator shall be liable for any action taken or not taken in good faith reliance upon any such advice.

6. Eligibility.
Eligible Individuals shall include all officers, other employees (including prospective employees) and consultants of, and other persons who perform services for, the Company, non-employee directors of Subsidiaries and employees and consultants of joint ventures, partnerships or similar business

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Annex A

organizations in which Morgan Stanley or a Subsidiary has an equity or similar interest. Any Award made to a prospective employee shall be conditioned upon, and effective not earlier than, such person’s becoming an employee. Members of the Board who are not Company employees will not be eligible to receive Awards under the Plan. An individual’s status as an Administrator will not affect his or her eligibility to receive Awards under the Plan.
7. Restricted Stock.
An Award of Restricted Stock shall be subject to the terms and conditions established by the Committee in connection with the Award and specified in the applicable Award Document. Restricted Stock may, among other things, be subject to restrictions on transfer, vesting requirements or cancellation under specified circumstances.
8. Stock Units.
An Award of Stock Units shall be subject to the terms and conditions established by the Committee in connection with the Award and specified in the applicable Award Document. Each Stock Unit awarded to a Participant shall correspond to one Share. Upon satisfaction of the terms and conditions of the Award, a Stock Unit will be payable, at the discretion of the Committee, in Stock or in cash equal to the Fair Market Value on the payment date of one Share. As a holder of Stock Units, a Participant shall have only the rights of a general unsecured creditor of Morgan Stanley. A Participant shall not be a stockholder with respect to the Shares underlying Stock Units unless and until the Stock Units convert to Shares. Stock Units may, among other things, be subject to restrictions on transfer, vesting requirements or cancellation under specified circumstances.
9. Options.
(a)
Options Generally. An Award of Options shall be subject to the terms and conditions established by the Committee in connection with the Award and specified in the applicable Award Document. The Committee shall establish (or shall authorize the method for establishing) the exercise price of all Options awarded under the Plan, except that the exercise price of an Option shall not be less than 100% of the Fair Market Value of one Share on the Award Date. Notwithstanding the foregoing, the exercise price of an Option that is a Substitute Award may be less than the Fair Market Value per Share on the Award Date, provided that such substitution complies with applicable laws and regulations, including the listing requirements of the New York Stock Exchange and Section 409A or Section 424, as applicable, of the Code. Upon satisfaction of the conditions to exercisability of the Award, a Participant shall be entitled to exercise the Options included in the Award and to have delivered, upon Morgan Stanley’s receipt of payment of the exercise price and completion of any other conditions or procedures specified by Morgan Stanley, the number of Shares in respect of which the Options shall have been exercised. Options may be either nonqualified stock options or Incentive Stock Options. Options and the Shares acquired upon exercise of Options may, among other things, be subject to restrictions on transfer, vesting requirements or cancellation under specified circumstances.

(b)
Prohibition on Restoration Option and SAR Grants. Anything in the Plan to the contrary notwithstanding, the terms of an Option or SAR shall not provide that a new Option or SAR will be granted, automatically and without additional consideration in excess of the exercise price of the underlying Option or SAR, to a Participant upon exercise of the Option or SAR.

(c)
Prohibition on Repricing of Options and SARs. Anything in the Plan to the contrary notwithstanding, the Committee may not reprice any Option or SAR. “Reprice” means any action that constitutes a “repricing” under the rules of the New York Stock Exchange or, except as otherwise expressly provided in Section 4(b), any other amendment to an outstanding Option or SAR that has the effect of reducing its exercise price or any cancellation of an outstanding Option or SAR in exchange for cash or another Award.

MORGAN STANLEY 2025 PROXY STATEMENT A-5

Annex A

(d)
Payment of Exercise Price. Subject to the provisions of the applicable Award Document and to the extent authorized by rules and procedures of Morgan Stanley from time to time, the exercise price of the Option may be paid in cash, by actual delivery or attestation to ownership of freely transferable Shares already owned by the person exercising the Option, or by such other means as Morgan Stanley may authorize.

(e)	Maximum Term on Stock Options and SARs. No Option or SAR shall have an expiration date that is later than the tenth anniversary of the Award Date thereof.
10. SARs.
An Award of SARs shall be subject to the terms and conditions established by the Committee in connection with the Award and specified in the applicable Award Document. The Committee shall establish (or shall authorize the method for establishing) the exercise price of all SARs awarded under the Plan, except that the exercise price of a SAR shall not be less than 100% of the Fair Market Value of one Share on the Award Date. Notwithstanding the foregoing, the exercise price of any SAR that is a Substitute Award may be less than the Fair Market Value of one Share on the Award Date, subject to the same conditions set forth in Section 9(a) for Options that are Substitute Awards. Upon satisfaction of the conditions to the payment of the Award, each SAR shall entitle a Participant to an amount, if any, equal to the Fair Market Value of one Share on the date of exercise over the SAR exercise price specified in the applicable Award Document. At the discretion of the Committee, payments to a Participant upon exercise of an SAR may be made in Shares, cash or a combination thereof. SARs and the Shares that may be acquired upon exercise of SARs may, among other things, be subject to restrictions on transfer, vesting requirements or cancellation under specified circumstances.
11. Other Awards.
The Committee shall have the authority to establish the terms and provisions of other forms of Awards (such terms and provisions to be specified in the applicable Award Document) not described above that the Committee determines to be consistent with the purpose of the Plan and the interests of the Company, which Awards may provide for (i) payments in the form of cash, Stock, notes or other property as the Committee may determine based in whole or in part on the value or future value of Stock or on any amount that Morgan Stanley pays as dividends or otherwise distributes with respect to Stock, (ii) the acquisition or future acquisition of Stock, (iii) cash, Stock, notes or other property as the Committee may determine (including payment of dividend equivalents in cash or Stock) based on one or more criteria determined by the Committee unrelated to the value of Stock, including the attainment of performance objectives or (iv) any combination of the foregoing. Awards pursuant to this Section 11 may, among other things, be made subject to restrictions on transfer, vesting requirements or cancellation under specified circumstances.
12. General Terms and Provisions.
(a)
Awards in General. Awards may, in the discretion of the Committee, be made in substitution in whole or in part for cash or other compensation payable to an Eligible Individual. In accordance with rules and procedures authorized by the Committee, an Eligible Individual may elect one form of Award in lieu of any other form of Award, or may elect to receive an Award in lieu of all or part of any compensation that otherwise might have been paid to such Eligible Individual; provided, however, that any such election shall not require the Committee to make any Award to such Eligible Individual. Any such substitute or elective Awards shall have terms and conditions consistent with the provisions of the Plan applicable to such Award. Awards may be granted in tandem with, or independent of, other Awards. The grant, vesting or payment of an Award may, among other things, be conditioned on the attainment of performance objectives, including without limitation objectives based in whole or in part on net income, pre-tax income, return on equity, earnings per share, total shareholder return or book value per share.

A-6 MORGAN STANLEY 2025 PROXY STATEMENT

Annex A

(b)
Discretionary Awards. All grants of Awards and deliveries of Shares, cash or other property under the Plan shall constitute a special discretionary incentive payment to the Participant and shall not be required to be taken into account in computing the amount of salary, wages or other compensation of the Participant for the purpose of determining any contributions to or any benefits under any pension, retirement, profit-sharing, bonus, life insurance, severance or other benefit plan of the Company or other benefits from the Company or under any agreement with the Participant, unless Morgan Stanley specifically provides otherwise.

(c)
Dividends and Distributions. If Morgan Stanley pays any dividend or makes any distribution to holders of Stock, the Committee may in its discretion authorize payments (which may be in cash, Stock (including Restricted Stock) or Stock Units or a combination thereof) with respect to the Shares corresponding to an Award, or may authorize appropriate adjustments to outstanding Awards, to reflect such dividend or distribution. The Committee may make any such payments subject to vesting, deferral, restrictions on transfer or other conditions. Any determination by the Committee with respect to a Participant’s entitlement to receive any amounts related to dividends or distributions to holders of Stock, as well as the terms and conditions of such entitlement, if any, will be part of the terms and conditions of the Award, and will be included in the Award Document for such Award.

(d)
Deferrals. In accordance with the procedures authorized by, and subject to the approval of, the Committee, Participants may be given the opportunity to defer the payment or settlement of an Award to one or more dates selected by the Participant. To the extent an Award constitutes a deferral of compensation subject to Section 409A, the Committee shall set forth in writing (which may be in electronic form), on or before the date the applicable deferral election is required to be irrevocable in order to meet the requirements of Section 409A, the conditions under which such election may be made.

(e)
Award Documentation and Award Terms. The terms and conditions of an Award shall be set forth in an Award Document authorized by the Committee. The Award Document shall include any vesting, exercisability, payment and other restrictions applicable to an Award (which may include, without limitation, the effects of termination of employment, cancellation of the Award under specified circumstances, restrictions on transfer or provision for mandatory resale to the Company).

13. Certain Restrictions.
(a)
Stockholder Rights. No Participant (or other persons having rights pursuant to an Award) shall have any of the rights of a stockholder of Morgan Stanley with respect to Shares subject to an Award until the delivery of the Shares, which shall be effected by entry of the Participant’s (or other person’s) name in the share register of Morgan Stanley or by such other procedure as may be authorized by Morgan Stanley. Except as otherwise provided in Section 4(b) or 12(c), no adjustments shall be made for dividends or distributions on, or other events relating to, Shares subject to an Award for which the record date is prior to the date such Shares are delivered. Notwithstanding the foregoing, the terms of an Employee Trust may authorize some or all Participants to give voting or tendering instructions to the trustee thereof in respect of Shares that are held in such Employee Trust and are subject to Awards. Except for the risk of cancellation and the restrictions on transfer that may apply to certain Shares (including restrictions relating to any dividends or other rights) or as otherwise set forth in the applicable Award Document, the Participant shall be the beneficial owner of any Shares delivered to the Participant in connection with an Award and, upon such delivery shall be entitled to all rights of ownership, including, without limitation, the right to vote the Shares and to receive cash dividends or other dividends (whether in Shares, other securities or other property) thereon.

(b)	Transferability. No Award granted under the Plan shall be transferable, whether voluntarily or involuntarily, other than by will or by the laws of descent and distribution; provided that, except with

MORGAN STANLEY 2025 PROXY STATEMENT A-7

Annex A

respect to Incentive Stock Options, the Committee may permit transfers on such terms and conditions as it shall determine. During the lifetime of a Participant to whom Incentive Stock Options were awarded, such Incentive Stock Options shall be exercisable only by the Participant.
14. Representation; Compliance with Law.
The Committee may condition the grant, exercise, settlement or retention of any Award on the Participant making any representations required in the applicable Award Document. Each Award shall also be conditioned upon the making of any filings and the receipt of any consents or authorizations required to comply with, or required to be obtained under, applicable law.
15. Miscellaneous Provisions.
(a)
Satisfaction of Obligations. As a condition to the making or retention of any Award, the vesting, exercise or payment of any Award or the lapse of any restrictions pertaining thereto, Morgan Stanley may require a Participant to pay such sum to the Company as may be necessary to discharge the Company’s obligations with respect to any taxes, assessments or other governmental charges (including FICA and other social security or similar tax) imposed on property or income received by a Participant pursuant to the Award or to satisfy any obligation that the Participant owes to the Company. In accordance with rules and procedures authorized by Morgan Stanley, (i) such payment may be in the form of cash or other property, including the tender of previously owned Shares, and (ii) in satisfaction of such taxes, assessments or other governmental charges or, exclusively in the case of an Award that does not constitute a deferral of compensation subject to Section 409A, of other obligations that a Participant owes to the Company, Morgan Stanley may make available for delivery a lesser number of Shares in payment or settlement of an Award, may withhold from any payment or distribution of an Award or may enter into any other suitable arrangements to satisfy such withholding or other obligation. To the extent an Award constitutes a deferral of compensation subject to Section 409A, the Company may not offset from the payment of such Award amounts that a Participant owes to the Company with respect to any such other obligation except to the extent such offset is not prohibited by Section 409A and would not cause a Participant to recognize income for United States federal income tax purposes prior to the time of payment of the Award or to incur interest or additional tax under Section 409A.

(b)	No Right to Continued Employment. Neither the Plan nor any Award shall give rise to any right on the part of any Participant to continue in the employ of the Company.
(c)	Headings. The headings of sections herein are included solely for convenience of reference and shall not affect the meaning of any of the provisions of the Plan.
(d)
Governing Law and Exclusive Jurisdiction. The Plan and all rights hereunder shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without regard to any conflicts or choice of law, rule or principle that might otherwise refer the interpretation of the award to the substantive or procedural law of another jurisdiction. Unless the Participant is bound by an arbitration agreement with Morgan Stanley (or its parents, subsidiaries, affiliates, predecessors, successors or assigns) covering any dispute arising out of or in any way connected with the Plan, a Participant’s participation in the Plan or rights under the Plan, the United States District Court for the Southern District of New York shall have exclusive jurisdiction over any such dispute or, if the United States District Court for the Southern District of New York does not have subject matter jurisdiction, the Supreme Court for the State of New York, New York County shall have exclusive jurisdiction.

(e)
Severability. The provisions set forth herein shall be severable and, if any provision of this Plan shall be determined to be legally unenforceable or void, such unenforceable or void provision shall not affect the legality, validity or enforceability of the remaining provisions hereof and may be severed from the remaining provisions as appropriate, to the extent permitted by law. If a tribunal of

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competent jurisdiction determines that a particular provision set forth herein is invalid, unenforceable, or void under the applicable law in a particular jurisdiction, such provision will not be enforced in that jurisdiction, but shall remain effective and enforceable in all other jurisdictions.
(f)
Amendments and Termination. The Board or Committee may modify, amend, suspend or terminate the Plan in whole or in part at any time and may modify or amend the terms and conditions of any outstanding Award (including by amending or supplementing the relevant Award Document at any time); provided, however, that no such modification, amendment, suspension or termination shall, without a Participant’s consent, materially adversely affect that Participant’s rights with respect to any Award previously made; and provided, further, that the Committee shall have the right at any time, without a Participant’s consent and whether or not the Participant’s rights are materially adversely affected thereby, to amend or modify the Plan or any Award under the Plan in any manner that the Committee considers necessary or advisable to comply with any law, regulation, ruling, judicial decision, accounting standards, regulatory guidance or other legal requirement. Notwithstanding the preceding sentence, neither the Board nor the Committee may accelerate the payment or settlement of any Award, including, without limitation, any Award subject to a prior deferral election, that constitutes a deferral of compensation for purposes of Section 409A except to the extent such acceleration would not result in the Participant incurring interest or additional tax under Section 409A. No amendment to the Plan may render any Board member who is not a Company employee eligible to receive an Award at any time while such member is serving on the Board. To the extent required by applicable law or the rules of the New York Stock Exchange, amendments to the Plan shall not be effective unless they are approved by Morgan Stanley’s stockholders.

MORGAN STANLEY 2025 PROXY STATEMENT A-9

Morgan Stanley

MORGAN STANLEY
C/O BROADRIDGE
P.O. BOX 1342
BRENTWOOD, NY 11717

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Daylight Time (EDT) on May 14, 2025. If you participate in any of the Morgan Stanley Benefit Plans, you must vote the shares no later than 11:59 p.m. EDT on May 12, 2025. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/MS2025**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. EDT on May 14, 2025. If you participate in any of the Morgan Stanley Benefit Plans, you must vote the shares no later than 11:59 p.m. EDT on May 12, 2025. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V67723-P25145-Z89346

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MORGAN STANLEY

Morgan Stanley's Board recommends a vote "FOR" the nominees listed below:

1. Election of Directors

		For	Against	Abstain
1a.	**Megan Butler**	☐	☐	☐
1b.	**Thomas H. Glocer**	☐	☐	☐
1c.	**Robert H. Herz**	☐	☐	☐
1d.	**Erika H. James**	☐	☐	☐
1e.	**Hironori Kamezawa**	☐	☐	☐
1f.	**Shelley B. Leibowitz**	☐	☐	☐
1g.	**Jami Miscik**	☐	☐	☐
1h.	**Masato Miyachi**	☐	☐	☐
1i.	**Dennis M. Nally**	☐	☐	☐
1j.	**Douglas L. Peterson**	☐	☐	☐
1k.	**Edward Pick**	☐	☐	☐
1l.	**Mary L. Schapiro**	☐	☐	☐
1m.	**Perry M. Traquina**	☐	☐	☐
1n.	**Rayford Wilkins, Jr.**	☐	☐	☐

Morgan Stanley's Board recommends a vote "FOR" Proposals 2-4:	For	Against	Abstain
2. To ratify the appointment of Deloitte & Touche LLP as independent auditor	☐	☐	☐
3. To approve the compensation of executives as disclosed in the proxy statement (non-binding advisory vote)	☐	☐	☐
4. To approve the Amended and Restated Equity Incentive Compensation Plan	☐	☐	☐

Morgan Stanley's Board recommends a vote "AGAINST" Proposal 5:	For	Against	Abstain
5. Shareholder proposal requesting an energy supply ratio	☐	☐	☐

	Yes	No
HOUSEHOLDING ELECTION - Please indicate if you consent to receive certain future investor communications in a single package per household.	☐	☐

Sign exactly as imprinted (do not print). If shares are held jointly, EACH holder should sign. Executors, administrators, trustees, guardians and others signing in a representative capacity should indicate the capacity in which they sign. An authorized officer signing on behalf of a corporation should indicate the name of the corporation and the officer's title.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Notice of 2025 Morgan Stanley Annual Meeting of Shareholders
May 15, 2025, 8:00 a.m., EDT
www.virtualshareholdermeeting.com/MS2025

At the meeting, we plan to:

To view or print a copy of our Proxy Statement, Annual Report on Form 10-K or Letter to Shareholders, go to *www.morganstanley.com/2025ams*. You may request a copy of any of these documents by calling 1-212-762-8131.

Please vote any other cards or voting instruction forms that you may receive.

**PLEASE SUBMIT YOUR PROXY BY PHONE OR BY INTERNET,
OR RETURN THIS PROXY CARD AFTER SIGNING AND DATING IT ON THE REVERSE SIDE.**

THIS PROXY WILL BE VOTED AS DIRECTED. IF THIS PROXY IS SIGNED, BUT NO DIRECTION IS GIVEN, IT WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATION OF MORGAN STANLEY'S BOARD OF DIRECTORS.

V67724-P25145-Z89346

MORGAN STANLEY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE 2025 ANNUAL MEETING OF SHAREHOLDERS, MAY 15, 2025

The undersigned hereby appoints Eric F. Grossman and Martin M. Cohen, and each of them, attorneys and proxies, with full power of substitution, to represent and to vote on behalf of the undersigned all of the shares of common stock of Morgan Stanley that the undersigned is entitled in any capacity to vote if personally present at the 2025 Annual Meeting of Shareholders to be held on May 15, 2025, and at any adjournments or postponements thereof, in accordance with the instructions set forth on the reverse side of this proxy card and with the same effect as though the undersigned were present in person and voting such shares. Each of the proxies is authorized in his discretion to vote for the election of another person to the Board of Directors if any nominee named herein becomes unable to serve, or for good cause will not serve, upon all matters incident to the conduct of the meeting, and upon such other business as may properly come before the meeting.

BENEFIT PLAN PARTICIPANTS

I hereby direct the following to vote, in person or by proxy, all of the shares of Morgan Stanley common stock held for my benefit in Morgan Stanley benefit plans at the 2025 Annual Meeting of Shareholders to be held on May 15, 2025, and at any and all adjournments or postponements thereof, as indicated on the reverse side of this voting instruction form, and, in its (or the proxies') discretion, for the election of another person to the Board of Directors if any nominee named herein becomes unable to serve, or for good cause will not serve, upon all matters incident to the conduct of the meeting, and upon such other business as may properly come before the meeting.

- The Northern Trust Company, as trustee under the Morgan Stanley 401(k) Plan (Plan). **As a participant in and a named fiduciary under the Plan, I understand that (A) if I sign, date, and return this form, Northern Trust will vote or grant proxies in accordance with the Board of Directors' recommendation as to each proposal for which I do not give voting instructions, (B) Northern Trust will vote or grant proxies for all undirected (other than pursuant to clause (A)) and/or forfeited shares, as applicable, in the same respective proportion as the shares of all participants who have timely delivered properly executed voting instructions, unless to do so would be inconsistent with Northern Trust's duties, and (C) Northern Trust will hold my voting instructions in confidence to the extent required by applicable law or regulations or the governing instrument.**
- State Street Global Advisors Trust Company, as trustee under a trust agreement (Trust), in connection with the Equity Incentive Compensation Plan, the Employees' Equity Accumulation Plan and the Tax Deferred Equity Participation Plan. **I understand that, subject to the Trust's terms, (A) if I sign, date and return this form, State Street will vote in accordance with the Board of Directors' recommendation as to each proposal for which I do not give voting instructions, (B) State Street will vote with respect to all shares held in the Trust in connection with these plans for which no proper instructions are received (other than pursuant to clause (A)) in the same proportion as the shares held in connection with these plans for which it has received proper instructions, and (C) State Street will vote in its discretion, after due consideration, on all other matters that may properly come before the meeting.**
- State Street Global Advisors Trust Company, as trustee under the Trust, in connection with the Directors' Equity Capital Accumulation Plan. **I understand that, subject to the Trust's terms, (A) if I do not sign, date and return this form, State Street will not vote or grant proxies with respect to these shares, and (B) if I sign, date and return this form, State Street will vote (i) in accordance with the Board of Directors' recommendation as to each proposal for which I do not give voting instructions and (ii) in its discretion, after due consideration, on all other matters that may properly come before the meeting.**
- Solium Trustee (UK) Limited, as trustee under a trust deed (UK SOP Trust), in connection with the Morgan Stanley UK Share Ownership Plan. **I understand that, subject to the UK SOP Trust's terms, (A) I must sign, date and return this form in order for Solium to vote or grant proxies with respect to these shares, and (B) if I sign, date and retum this form, Solium will vote or grant proxies in accordance with the Board of Directors' recommendation as to each proposal for which I do not give voting instructions and in its discretion on all other matters that may properly come before the meeting.**
- **Voting instructions for benefit plan shares must be received by 11:59 P.M. EDT on May 12, 2025, for shares to be voted in accordance with your instructions.**

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